                             AGREEMENT AND PLAN OF MERGER

                                       BETWEEN

                              THE CARREKER GROUP, INC.,

                                   CAG NEWCO, INC.

                                         AND

                               ANTINORI SOFTWARE, INC.



                                AS OF JANUARY 29, 1997


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                                  TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
1.   PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1    The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2    Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.3    Escrow Agreements . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.4    Effects of the Merger . . . . . . . . . . . . . . . . . . . . . .  3
     1.5    Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  4
     1.6    Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . .  4
     1.7    Pooling of Interests. . . . . . . . . . . . . . . . . . . . . . .  4

2.   REPRESENTATIONS AND WARRANTIES OF ANTINORI . . . . . . . . . . . . . . .  4
     2.1    Organization and Good Standing. . . . . . . . . . . . . . . . . .  4
     2.2    Power, Authorization and Validity . . . . . . . . . . . . . . . .  5
     2.3    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.4    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.5    No Violation of Existing Agreements . . . . . . . . . . . . . . .  6
     2.6    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.7    Antinori Financial Statements . . . . . . . . . . . . . . . . . .  6
     2.8    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.9    Title to Properties . . . . . . . . . . . . . . . . . . . . . . .  7
     2.10   Absence of Certain Changes. . . . . . . . . . . . . . . . . . . .  8
     2.11   Agreements and Commitments. . . . . . . . . . . . . . . . . . . .  9
     2.12   Intellectual Property . . . . . . . . . . . . . . . . . . . . . . 10
     2.13   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . 11
     2.14   Certain Transactions and Agreements . . . . . . . . . . . . . . . 11
     2.15   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.16   Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . 13
     2.17   No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.18   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.19   Books and Records . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.20   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.21   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . 14
     2.22   Government Contracts. . . . . . . . . . . . . . . . . . . . . . . 15
     2.23   Sale of Antinori. . . . . . . . . . . . . . . . . . . . . . . . . 15

3.   REPRESENTATIONS AND WARRANTIES OF CARREKER . . . . . . . . . . . . . . . 16
     3.1    Organization and Good Standing. . . . . . . . . . . . . . . . . . 16
     3.2    Power, Authorization and Validity . . . . . . . . . . . . . . . . 16
     3.3    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.4    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . 17


                                     (i)

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     3.5    No Violation of Existing Agreements . . . . . . . . . . . . . . . 17
     3.6    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.7    Carreker Financial Statements . . . . . . . . . . . . . . . . . . 18
     3.8    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.9    Title to Properties . . . . . . . . . . . . . . . . . . . . . . . 18
     3.10   Absence of Certain Changes. . . . . . . . . . . . . . . . . . . . 19
     3.11   Agreements and Commitments. . . . . . . . . . . . . . . . . . . . 20
     3.12   Intellectual Property . . . . . . . . . . . . . . . . . . . . . . 21
     3.13   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . 22
     3.14   Certain Transactions and Agreements . . . . . . . . . . . . . . . 22
     3.15   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     3.16   Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . 25
     3.17   No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.18   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.19   Books and Records . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.20   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.21   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . 25
     3.22   Government Contracts. . . . . . . . . . . . . . . . . . . . . . . 26
     3.23   Sale of Carreker. . . . . . . . . . . . . . . . . . . . . . . . . 26

4.   ANTINORI PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . 27
     4.1    Advise of Changes . . . . . . . . . . . . . . . . . . . . . . . . 27
     4.2    Maintenance of Business . . . . . . . . . . . . . . . . . . . . . 27
     4.3    Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . 27
     4.4    Certain Agreements. . . . . . . . . . . . . . . . . . . . . . . . 29
     4.5    Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . 29
     4.6    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     4.7    No Other Negotiations . . . . . . . . . . . . . . . . . . . . . . 29
     4.8    Access to Information . . . . . . . . . . . . . . . . . . . . . . 30
     4.9    Satisfaction of Conditions Precedent. . . . . . . . . . . . . . . 30
     4.10   Notification of Employee Problems . . . . . . . . . . . . . . . . 30
     4.11   Antinori Affiliate Agreements . . . . . . . . . . . . . . . . . . 30

5.   CARREKER PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . 31
     5.1    Advise of Changes . . . . . . . . . . . . . . . . . . . . . . . . 31
     5.2    Maintenance of Business . . . . . . . . . . . . . . . . . . . . . 31
     5.3    Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . 31
     5.4    Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . 33
     5.5    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.6    No Other Negotiations . . . . . . . . . . . . . . . . . . . . . . 33
     5.7    Access to Information . . . . . . . . . . . . . . . . . . . . . . 33
     5.8    Satisfaction of Conditions Precedent. . . . . . . . . . . . . . . 34
     5.9    Notification of Employee Problems . . . . . . . . . . . . . . . . 34


                                    (ii)

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     5.10   Carreker Affiliate Agreements . . . . . . . . . . . . . . . . . . 34

6.   CLOSING MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.1    The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.2    Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . 35

7.   CONDITIONS TO OBLIGATIONS OF ANTINORI. . . . . . . . . . . . . . . . . . 35
     7.1    Accuracy of Representations and Warranties. . . . . . . . . . . . 36
     7.2    Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.3    Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . 36
     7.4    Opinion of Carreker's Counsel . . . . . . . . . . . . . . . . . . 36
     7.5    No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.6    Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.7    Pooling Opinion . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.8    Certain Agreements. . . . . . . . . . . . . . . . . . . . . . . . 36

8.   CONDITIONS TO OBLIGATIONS OF CARREKER. . . . . . . . . . . . . . . . . . 36
     8.1    Accuracy of Representations and Warranties. . . . . . . . . . . . 37
     8.2    Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.3    Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . 37
     8.4    Opinion of Antinori's Counsel . . . . . . . . . . . . . . . . . . 37
     8.5    No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.6    Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.7    Pooling Opinion . . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.8    Certain Agreements. . . . . . . . . . . . . . . . . . . . . . . . 37

9.   TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 38
     9.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     9.2    Certain Continuing Obligations. . . . . . . . . . . . . . . . . . 38

10.  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING
     COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     10.1   Survival of Representations . . . . . . . . . . . . . . . . . . . 39
     10.2   Antinori Agreement to Indemnify . . . . . . . . . . . . . . . . . 39
     10.3   Carreker Agreement to Indemnify . . . . . . . . . . . . . . . . . 40

11.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     11.1   Governing Law; Dispute Resolution . . . . . . . . . . . . . . . . 40
     11.2   Assignment; Binding Upon Successors and Assigns . . . . . . . . . 42
     11.3   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.4   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.5   Other Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.6   Amendment and Waivers . . . . . . . . . . . . . . . . . . . . . . 42


                                   (iii)

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     11.7   No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.8   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.9   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     11.10  Construction of Agreement . . . . . . . . . . . . . . . . . . . . 44
     11.11  No Joint Venture. . . . . . . . . . . . . . . . . . . . . . . . . 44
     11.12  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . 44
     11.13  Absence of Third Party Beneficiary Rights . . . . . . . . . . . . 44
     11.14  Public Announcement . . . . . . . . . . . . . . . . . . . . . . . 44
     11.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . 45
     11.16  Time is of the Essence. . . . . . . . . . . . . . . . . . . . . . 45
     11.17  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 45

Schedules

Exhibits











                                   (iv)

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of January 29, 1997, among The Carreker Group, Inc., a Texas corporation ("CARREKER"), CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker ("NEWCO"), and Antinori Software, Inc., a Georgia corporation ("ANTINORI").

                                   RECITALS

          A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into Antinori (the "MERGER"). Antinori will be the surviving corporation and will become a wholly-owned subsidiary of Carreker, which will be renamed "CARREKER-ANTINORI GROUP, INC." The merger will occur pursuant to a Plan of Merger substantially in the form of EXHIBIT A (the "PLAN OF MERGER") and the applicable provisions of the laws of the States of Texas and Georgia. Upon the Merger, all outstanding Common Stock of Antinori will be converted into Class A Voting Common Stock of Carreker and all outstanding Common Stock of Newco will be converted into Common Stock of Antinori, in each case in the manner and on the basis determined herein and as provided in the Plan of Merger.

          B. The Merger is intended to be treated as a "pooling of interests" for accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE").

          C. Concurrently with the execution and delivery of this Agreement, Ronald R. Antinori, Susan Antinori and Michael Israel are executing and delivering to Antinori's Secretary their unanimous written consents, as all of Antinori's shareholders (the "ANTINORI SHAREHOLDERS"), to the Merger, this Agreement, the Plan of Merger and the transactions provided for herein.

          D.     Concurrently with the execution and delivery of this
Agreement: (i) Ronald R. Antinori is entering into with Carreker (1) an Employment Agreement in the form of EXHIBIT B-1, (2) a Noncompetition Agreement in the form of EXHIBIT C, (3) the Escrow Agreement in the form of EXHIBIT D-1, (4) an Intellectual Property Rights Agreement in the form of EXHIBIT F, (5) a Confidentiality Agreement in the form of EXHIBIT N, (6) an Antinori Affiliate Agreement substantially in the form of EXHIBIT G and (7) the Shareholders Agreement in the form of EXHIBIT K; (ii) Susan Antinori is entering into with Carreker (1) a Escrow Agreement in the form of EXHIBIT D-1, (2) an Antinori Affiliate Agreement in the form of EXHIBIT G and (3) the Shareholders Agreement in the form of EXHIBIT K; (iii) Lawrence Duckworth is entering into with Carreker (1) an Employment Agreement in the form of EXHIBIT B-2, (2) a Noncompetition Agreement in the form of EXHIBIT C, (3) an Intellectual Property Rights Agreement in the form of EXHIBIT F, (4) a Confidentiality Agreement in the form of EXHIBIT M, (5) Stock Option Agreements in the form of Exhibits L-1 and L-2, (6) an Antinori Affiliate Agreement substantially in the form of EXHIBIT G and (7) the Shareholders Agreement in the form of EXHIBIT K; (iv) Michael Israel is entering into with Carreker (1) an Employment Agreement in the form of EXHIBIT B-3, (2) a Noncompetition Agreement in the form of EXHIBIT C, (3) the Escrow Agreement in the form of EXHIBIT D-1, (4) an Intellectual Property Rights Agreement in the form of EXHIBIT F, (5) a Confidentiality Agreement in the form of EXHIBIT N, (6) Stock Option Agreements in the form of EXHIBITS L-3 AND L-4, (7) an Antinori Affiliate Agreement in the form of EXHIBIT G and (8) the Shareholders Agreement in the form of EXHIBIT K; (v) Frank

Basset is entering into with Carreker a Stock Option Agreement in the form of EXHIBIT L-5; and (vi) Ruth McCullough is entering into with Carreker a Stock Option Agreement in the form of EXHIBIT L-6.

          E. Concurrently with the execution and delivery of this Agreement, J.D. Carreker is entering into with Carreker (1) an Employment Agreement in the form of EXHIBIT B-4, (2) a Noncompetition Agreement in the form of EXHIBIT C, (3) the Escrow Agreement in the form of EXHIBIT D-2, (4) an Intellectual Property Rights Agreement in the form of EXHIBIT F, (5) a Confidentiality Agreement in the form of EXHIBIT N, (6) an Carreker Affiliate Agreement in the form of EXHIBIT H and (7) the Shareholders Agreement in the form of EXHIBIT K.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of Carreker, Antinori and Newco contained herein, the parties agree as follows:

          1.     PLAN OF MERGER

                 1.1 THE MERGER. The Plan of Merger will be filed with the Secretaries of State of the States of Texas and Georgia as soon as practicable after the Closing (as defined in Section 6.1; hereinafter the "CLOSING"). The effective time of the Merger as specified in the Plan of Merger (the "EFFECTIVE TIME") will occur on or before January 31, 1997 or on such other date as the parties may mutually agree upon. Subject to the terms and conditions of this Agreement and the Plan of Merger, Newco will be merged with and into Antinori pursuant to the Plan of Merger and in accordance with applicable provisions of the laws of the States of Texas and Georgia as follows:

                         1.1.1     CONVERSION OF SHARES.  The shares of
Antinori Common Stock, $.01 par value per share (the "ANTINORI COMMON STOCK"), that are issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the Applicable Number of fully paid and nonassessable shares of Carreker Class A Voting Common Stock, no par value per share (the "CARREKER CLASS A COMMON STOCK"). Unless there is an adjustment to the shares to be issued in the Merger pursuant to Section 1.1.2 below, the "APPLICABLE NUMBER" will equal
(a) 0.50946871 multiplied by (b) the total number of shares of Antinori Common Stock issued and outstanding at the Effective Time. The shares to be issued and the recipients thereof are identified on EXHIBIT 1.1.1.

                         1.1.2     ADJUSTMENTS FOR CAPITAL CHANGES.  If prior
to the Merger, Carreker recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Carreker Class A Common Stock into which the shares of Antinori Common Stock are to be converted will be adjusted appropriately.

AGREEMENT AND PLAN OF MERGER - Page 2

                         1.1.3     ANTINORI TREASURY STOCK.  All shares of
Antinori Common Stock that are held by Antinori as treasury stock shall be cancelled and retired and no shares of Carreker Common Stock, of Class A Voting or Class B Non-Voting (collectively, "CARREKER COMMON STOCK"), shall be delivered or paid in exchange therefor.

                 1.2 FRACTIONAL SHARES. No fractional shares of Carreker Class A Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Antinori Common Stock who would otherwise be entitled to receive a fraction of a share of Carreker Class A Common Stock would receive from Carreker, promptly after the Effective Time, an amount of cash equal to $23.83 multiplied by the fraction of a share of Carreker Class A Common Stock to which such holder would otherwise be entitled.

                 1.3 ESCROW AGREEMENTS. Pursuant to the Escrow Agreement in the form of EXHIBIT D-1 (the "ANTINORI ESCROW AGREEMENT"), Carreker will withhold from the shares of Carreker Class A Common Stock that would otherwise be delivered to the Antinori Shareholders, 25,700 shares of Carreker Class A Common Stock, being approximately (and less than) 5% of the total number of shares of Carreker Class A Common Stock issuable to such shareholders in the Merger. On the Closing Date, Carreker will deposit or cause to be deposited in escrow pursuant to the Antinori Escrow Agreement certificates representing the shares thus withheld (the "ANTINORI ESCROW SHARES") as collateral for the indemnification obligations of the Antinori Shareholders under Section 10.2, pending their release from escrow pursuant to the Antinori Escrow Agreement.

          Also on the Closing Date, Carreker will deposit or cause to be deposited in escrow pursuant to the Carreker Escrow Agreement certificates representing 25,700 shares of Carreker Class A Common Stock (the "CARREKER ESCROW SHARES"). The Carreker Escrow Shares will be held as collateral for the indemnification obligations of the Carreker Principal Shareholders under
Section 11.2, and pursuant to the Escrow Agreement in the form of EXHIBIT D-2 (the "CARREKER ESCROW AGREEMENT"), pending their release from escrow pursuant to the Carreker Escrow Agreement.

                 1.4 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into Antinori and Antinori will be the surviving corporation pursuant to the terms of the Plan of Merger, (b) the Articles of Incorporation and Bylaws of Antinori will continue unchanged as the Articles of Incorporation and Bylaws of the surviving corporation, (c) each share of Newco Common Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of the surviving corporation, (d) the composition of the Board of Directors of Antinori shall be as set forth in ANNEX 1 to EXHIBIT A, (e) the officers of Antinori shall be the persons set forth in ANNEX 1 to EXHIBIT A and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

                 1.5 FURTHER ASSURANCES. Antinori agrees that if, at any time after the Effective Time, Carreker considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the surviving corporation title to any property or rights of Antinori, Carreker and any of its officers are hereby authorized by

AGREEMENT AND PLAN OF MERGER - Page 3

Antinori to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the surviving corporation and otherwise to carry out the purposes of this Agreement, in the name of Antinori or otherwise.

                 1.6 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. The shares of Carreker Class A Common Stock issued in the Merger will be issued solely in exchange for the issued and outstanding shares of Antinori Common Stock pursuant to this Agreement, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Antinori Common Stock. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of
Section 356 of the Code will be paid by Carreker for shares of Antinori Common Stock in the Merger. In addition, Carreker represents that it presently intends, and that at the Effective Time it will intend, to continue Antinori's historic business or use a significant portion of Antinori's business assets in a business. At the Closing, officers of Carreker and officers of Antinori will execute and deliver officers' certificates in the forms of EXHIBITS E-1 AND E-2.

                 1.7 POOLING OF INTERESTS. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes.

          2.     REPRESENTATIONS AND WARRANTIES OF ANTINORI

                 Antinori hereby represents and warrants that, except as set forth in the Antinori Schedules:

                 2.1 ORGANIZATION AND GOOD STANDING. Antinori is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

          Antinori is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed in SCHEDULE 2.1, which to its knowledge is each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Antinori, its assets or properties or its financial condition.

                 2.2     POWER, AUTHORIZATION AND VALIDITY.

                         2.2.1     Antinori has the corporate right, power,
legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Antinori is or will be a party that are required to be executed pursuant to this Agreement (the "ANTINORI ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement

AGREEMENT AND PLAN OF MERGER - Page 4
and the Antinori Ancillary Agreements have been duly and validly approved by the Antinori Board of Directors and the Antinori Shareholders, as required by applicable law.

                         2.2.2     No filing, authorization or approval,
governmental or otherwise, is necessary to enable Antinori to enter into, and to perform its obligations under, this Agreement and the Antinori Ancillary Agreements, except for (a) the filing of the Plan of Merger with the Secretaries of State of the States of Texas and Georgia (which filing has been authorized by all necessary corporate approvals) and publication of notice thereof, and (b) consents required under contracts disclosed in
SCHEDULE 2.5 as exceptions to the representation made in the last sentence of
Section 2.5.

                         2.2.3     This Agreement and the Antinori Ancillary
Agreements are, or when executed and delivered by Antinori will be, valid and binding obligations of Antinori, enforceable against Antinori in accordance with their respective terms, except as to the effect, if any of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Antinori Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

                 2.3     CAPITALIZATION.

                         (a)    AUTHORIZED/OUTSTANDING CAPITAL STOCK.  The
authorized capital stock of Antinori consists of 10,000,000 shares of Antinori Common Stock, $.01 par value per share, of which 1,010,101 shares are issued and outstanding as of this date and as of the Closing Date, and all of which issued and outstanding shares are held of record and owned by the Antinori Shareholders. Antinori has no authorized or issued share of Preferred Stock. All issued and outstanding share of Antinori Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Antinori in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

                         (b)    OPTIONS/RIGHTS.  Except as disclosed on
SCHEDULE 2.3, there are no stock appreciation rights, options, warrants, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Antinori's authorized but unissued capital stock, there are no options, warrants, conversion privileges or preemptive or other rights or agreements to which Antinori is a party involving the purchase or other acquisition of any share of Antinori capital stock, and there is no liability for dividends accrued but unpaid; and there are no voting agreements, rights of first refusal or other restrictions
(other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Antinori's outstanding securities.

                 2.4 SUBSIDIARIES. Except as disclosed on SCHEDULE 2.4, Antinori does not have any subsidiaries or any equity interests, direct or indirect, in any corporation, partnership, joint venture of other business entity.

AGREEMENT AND PLAN OF MERGER - Page 5

                 2.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement or any Antinori Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of Antinori, as currently in effect,
(b) to the knowledge of Antinori, any material instrument or contract to which Antinori is a party or by which Antinori is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to and that would have a material adverse effect on Antinori or its assets or properties. The consummation of the Merger by Antinori and succession by Carreker to all rights, licenses, franchises, leases and agreements of Antinori will not require the consent of any third party and will not have a material adverse effect upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of those agreements, other than as set forth in SCHEDULE 2.5.

                 2.6 LITIGATION. Except as set forth in SCHEDULE 2.6, there is no action, proceeding or investigation pending or, to Antinori's knowledge, threatened against Antinori before any court or administrative agency that, if determined adversely to Antinori, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Antinori or in which the adverse party or parties seek to recover in excess of $25,000 against Antinori. Except as set forth on
SCHEDULE 2.6, there is no substantial basis for any person, firm, corporation or entity to assert a claim against Antinori or Carreker as successor in interest to Antinori based upon: (a) ownership or rights to ownership of any shares of Antinori Common Stock, (b) any rights as a Antinori securities holder, including, without limitation, any option or other right to acquire any Antinori securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Antinori and any Antinori securities holder or former Antinori securities holder in such holder's capacity as such.

                 2.7 ANTINORI FINANCIAL STATEMENTS. Antinori has delivered to Carreker the financial statements as set forth in SCHEDULE 2.7 (the "ANTINORI FINANCIAL STATEMENTS"). The Antinori Financial Statements have been prepared on an accrual basis and, in all material respects, (a) are in accordance with the books and records of Antinori, (b) fairly and accurately represent the financial condition of Antinori at the respective dates specified therein and the results of operations for the respective periods specified therein in both cases in conformity with generally accepted accounting principles, and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Except as set forth in SCHEDULE 2.7, to the knowledge of Antinori, Antinori has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Antinori Financial Statements, except for (i) those that are not required to be reported in accordance with such accounting principles and (ii) those that may have been incurred after the issuance of the unaudited balance sheet of Antinori on December 31, 1996 (the "BALANCE SHEET DATE") in the ordinary course of its business.

          Financial statements of Antinori as of December 31, 1995, December 31, 1994 and December 31, 1993 and for the years then ended, in each case meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission, can be readily prepared

AGREEMENT AND PLAN OF MERGER - Page 6
from Antinori's financial statements as of such dates and for such years and from other readily available information.

                 2.8 TAXES. Except as set forth in SCHEDULE 2.8, to the knowledge of Antinori, Antinori has filed all federal, state, local and foreign tax and information returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid. True, correct and complete copies of all such tax and information returns have been provided or made available by Antinori to Carreker. Except as set forth on SCHEDULE 2.8, to the knowledge of Antinori, Antinori is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. Except as set forth in SCHEDULE 2.8, no tax return of Antinori has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section 2.8, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

          Without limiting the foregoing, Antinori's election for treatment as a sub-chapter "S" corporation was valid and proper at the time of such election, has not been revoked and will continue to be valid and proper through the Effective Time.

                 2.9 TITLE TO PROPERTIES. Antinori has good and marketable title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the Antinori Financial Statements, free and clear of all liens, charges or encumbrances (other than for taxes not yet due and payable and Permitted Liens (as defined below)), other than such material assets set forth on SCHEDULE 2.9 as were sold by Antinori in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases. "PERMITTED LIENS" means any lien, mortgage, encumbrance or restriction that is reflected in the Antinori Financial Statements and is not in excess of $100,000 and which does not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon. There are no UCC financing statements of record naming Antinori as debtor. Trust Company Bank is not a creditor of Antinori. The machinery and equipment included in such assets are in all material respects in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Antinori is a party are fully effective and afford Antinori peaceful and undisturbed possession of the subject matter of the lease. To its knowledge, Antinori is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Antinori has not received any notice of such violation with which it has not complied or had waived.

                 2.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as set forth in SCHEDULE 2.10, there has not been with respect to Antinori:

AGREEMENT AND PLAN OF MERGER - Page 7

                         (a)    to the knowledge of Antinori, any change in
the financial condition, properties, assets, liabilities business, results of operations or prospects of Antinori, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on Antinori;

                         (b)    to the knowledge of Antinori, any contingent
liability incurred by Antinori as guarantor or surety with respect to the obligations of others;

                         (c)    any material mortgage, encumbrance or lien
placed on any of the properties of Antinori;

                         (d)  to the knowledge of Antinori, any material
obligation or liability incurred by Antinori other than in the ordinary course of business;

                         (e)    any purchase or sale or other disposition, or
any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Antinori other than in the ordinary course of business or in nonmaterial amounts;

                         (f)    to the knowledge of Antinori, any damage,
destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Antinori;

                         (g)    any declaration, setting aside or payment of
any dividend on, or the making of any other distribution in respect of, the capital stock of Antinori, any split, stock dividend, combination or recapitalization of the capital stock of Antinori or any direct or indirect redemption, purchase or other acquisition by Antinori of the capital stock of Antinori;

                         (h)    to the knowledge of Antinori, any material
labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of Antinori's officers, employees or agents earning compensation at an anticipated annual rate in excess of $100,000, or any bonus payment or arrangement made to or with any of such officers, employees or agents (except as previously disclosed in writing to and approved in writing by Carreker); or any change in the compensation payable or to become payable to any of Antinori's other officers, employees or agents other than normal annual compensation increases in accordance with past practices or any bonus payment or arrangement made to or with any of such other officers, employees or agents other than normal bonuses or other arrangements made in accordance with past practices;

                         (i)     any material change with respect to the
management, supervisory, development or other key personnel of Antinori (the management, supervisory, development and other key personnel of Antinori being listed on SCHEDULE 2.10(i));

                         (j)    any payment or discharge of a material lien
or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date

AGREEMENT AND PLAN OF MERGER - Page 8
included in the Antinori Financial Statements or (ii) incurred in the ordinary course of business after the Balance Sheet Date; or

                         (k)    to the knowledge of Antinori, any obligation,
or material liability incurred by Antinori to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliate except normal compensation and expense allowances payable to officers.

                 2.11    AGREEMENTS AND COMMITMENTS.  Except as set forth in
SCHEDULE 2.11, or as listed in SCHEDULE 2.12, SCHEDULE 2.15.3 or SCHEDULE
2.15.6 as required by Section 2.12, Section 2.15.3 or Section 2.15.6, respectively, to the knowledge of Antinori, Antinori is not a party or subject to any oral or written executory agreement, obligation or commitment that is material to Antinori, its financial condition, business or prospects or which is described below and is not terminable within 60 days without cost or penalty to Antinori:

                         (a)    Any contract, commitment, letter agreement,
quotation or purchase order providing for payments by or to Antinori in an aggregate amount of (i) $100,000 or more in the ordinary course of business or (ii) $100,000 or more not in the ordinary course of business (except for any contracts, commitments, letter agreements, quotations or purchase orders providing for outstanding payments to Antinori solely with respect to ongoing software maintenance services);

                         (b)    Any license agreement as licensor (except for
any nonexclusive software license granted by Antinori to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to Carreker);

                         (c)    Any agreement by Antinori to encumber,
transfer or sell rights in or with respect to any Antinori Intellectual Property (as defined in Section 2.12);

                         (d)    Any agreement for the sale or lease of real
or personal property involving more than $100,000 per year;

                         (e)    Any dealer, distributor, sales
representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Antinori's products;

                         (f)    Any franchise agreement or financing
statement;

                         (g)    Any stock redemption or purchase agreement;

                         (h)    Any joint venture contract or arrangement or
any other agreement that involves a sharing of profits with other persons;

                         (i)    Any instrument evidencing indebtedness for
borrowed money by way of direct loan, sale of debt securities, purchase money obligations, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Antinori incurred

AGREEMENT AND PLAN OF MERGER - Page 9
or made in the ordinary course of business, and except as disclosed in the Antinori Financial Statements; or

                         (j)    Any contract containing covenants purporting
to limit Antinori's freedom to compete in any line of business in any geographic area.

                         All agreements, obligations and commitments listed
in SCHEDULE 2.11, SCHEDULE 2.12, SCHEDULE 2.15.3, or SCHEDULE 2.15.6 as required by Section 2.11, Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, are valid and in full force and effect in all material respects, and except as expressly noted, a true and complete copy of each has been delivered to Carreker. Except as noted on SCHEDULE 2.11 neither Antinori nor, to the knowledge of Antinori, any other party is in breach of or default under any material terms of any such agreement, obligation or commitment. Antinori is not a party to any contract or arrangement that it reasonably expects will have a material adverse effect on its business or prospects.

                 2.12 INTELLECTUAL PROPERTY. To its knowledge, Antinori owns all right, title and interest in, or has the right to use, all domestic and foreign patent applications, patents, patent licenses, trademark applications, trademarks, service marks, trade names, copyrights applications, copyrights, trade secrets, know-how, technology, material software licenses and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights (excluding any infringement of any intellectual property or property rights of a third party to the extent such infringement may be caused by the use of such intellectual property and proprietary rights of Antinori in combination with the intellectual property, software or other products of Carreker) ("ANTINORI INTELLECTUAL PROPERTY"). Antinori has taken reasonable measures to protect all Antinori Intellectual Property, and, except as set forth on SCHEDULE 2.12, Antinori has no knowledge of any infringement of any Antinori Intellectual Property by any third party. Notwithstanding the foregoing, the third party products listed on Schedule
2.12 (the "Antinori Third Party Products") are not owned by Antinori and Antinori does not represent that the Antinori Third Party Products do not infringe the intellectual property or other property rights of third parties; Antinori represents only that it has obtained appropriate licensing rights to the Antinori Third Party Products and its use of the Antinori Third Party Products does not infringe the rights of Antinori's licensors. Set forth on
SCHEDULE 2.12 delivered to Carreker herewith is a true and complete list of all copyright and trademark registrations and all patents for Antinori Intellectual Property owned by Antinori. Antinori has no knowledge of any material loss, cancellation, termination of expiration of any such registration or patent except as set forth on SCHEDULE 2.12. To the knowledge of Antinori, the business of Antinori as conducted as of the date hereof, including (without limitation) the business of development, production, marketing, licensing and sale of commercial products using Antinori Intellectual Property and proprietary rights, does not infringe or violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and Antinori has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person which could be expected to have a material adverse effect on Antinori's business. Notwithstanding the foregoing, with respect to the Antinori Third Party Products, Antinori represents only that it has obtained appropriate licensing rights to such

AGREEMENT AND PLAN OF MERGER - Page 10

Antinori Third Party Products and its use of the Antinori Third Party Products does not infringe the rights of Antinori's licensors. Antinori has the right to manufacture all of its products and the right to use all of its registered user lists, and to its knowledge, is not using any confidential information or trade secrets of any former employer of any past or present employees.

                 2.13  COMPLIANCE WITH LAWS.  Except as set forth in
SCHEDULE 2.13 and except where the failure to comply would not have a material adverse effect on the business, operations or financial conditions of Antinori, to its knowledge Antinori has complied, or prior to the Closing Date (as defined in Section 6.1; hereinafter the "CLOSING DATE") will have complied, or is on will be at the Closing Date in full compliance, in all respects material to Antinori, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgements and decrees, applicable to Antinori or to the assets, properties and business of Antinori, including, without limitation (a) all applicable federal and state securities laws and regulations, (b) all applicable federal state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Antinori's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment or wages and hours, or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21), building standards, zoning or other similar matters,
(c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgements or decrees applicable to the export or re-export of controlled commodities or technical data, or (d) the Immigration Reform and Control Act. To its knowledge, Antinori has received all material permits and approvals from and has made all material filings with third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

                 2.14 CERTAIN TRANSACTIONS AND AGREEMENTS. To Antinori's knowledge, no person who is an officer or director of Antinori, or a member of any officer's or director's immediate family, has any direct or indirect ownership interest in any firm or corporation that competes with Antinori (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation the stock of which is publicly traded). Except as set forth in SCHEDULE 2.14, no person who is an officer or director of Antinori, or any member of any officer's or director's immediate family, is directly or indirectly interested in any material contract or informal arrangement with Antinori, except for compensation for services as an officer, director or employee of Antinori and except for the normal rights of a shareholder. Except at set forth in SCHEDULE 2.14, none of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets, used in the business of Antinori, except for the normal rights of a shareholder.

                 2.15  EMPLOYEES.

                         2.15.1  Except as set forth in SCHEDULE 2.15.1,
Antinori has no employment contract or material consulting agreement currently in effect that is not terminable at will without


AGREEMENT AND PLAN OF MERGER - Page 11
penalty or payment of compensation by Antinori (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                         2.15.2  Antinori (a) has never been and is not now
subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) to its knowledge has no material current labor dispute. Antinori has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations, and has no knowledge that any of its key development employees (each of whom is listed on SCHEDULE 2.10(i)) intends to leave its employ.

                         2.15.3   SCHEDULE 2.15.3 delivered by Antinori to
Carreker herewith contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefits plan maintained by Antinori (the "EMPLOYEE PLANS"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Antinori has delivered true and complete copies or descriptions of all the Employee plans of Antinori to Carreker. Except as set forth in SCHEDULE 2.15.3, each of the Employee Plans, and its operation and administration, is, to the knowledge of Antinori, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Except as set forth in SCHEDULE 2.15.3, any such Employee Plans that are employee pension benefit plans (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a)(8) of the Code have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1994 and the Retirement Equity Act of 1984. In addition, to the knowledge of Antinori, Antinori has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Antinori sponsors as employer or in which Antinori participates as an employer, which was not otherwise exempt pursuant to
Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. The group health plans as defined in Section 4980B(g) of the Code, that benefit employees of Antinori are in material compliance with the continuation coverage requirements of subsection 4980B of the Code. To the knowledge of Antinori, there are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. Except as set forth in SCHEDULE 2.15.3, no employee of Antinori and no person subject to any Antinori health plan has made medical claims during the twelve months preceding the date hereof for $10,000 or more, in the aggregate, or, to Antinori's knowledge, has any catastrophic illness.

                         2.15.4  To Antinori's knowledge, no employee of
Antinori is in material violation of (a) any term of any employment contract, patent disclosure agreement or noncompetition agreement or (b) any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Antinori or to use trade secrets or


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


proprietary information of others. To Antinori's knowledge, the employment of any employee of Antinori does not of itself subject Antinori to any liability to any third party.

                         2.15.5  Except as set forth in SCHEDULE 2.15.5,
Antinori is not a party to any (a) agreement with any executive officer or other key employee of Antinori (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Antinori in the nature of any of the transactions contemplated by this Agreement and the Plan of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Plan of Merger. Antinori is not obligated to make any excess parachute payment, as defined in
Section 280G(b)(1) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent
Section 280G of the Code is applicable to Antinori.

                         2.15.6  A list of all employees, officers and
development consultants of Antinori and their current compensation and benefits as of the date of this Agreement is set forth on SCHEDULE 2.15.6, which Antinori has delivered to Carreker.

                         2.15.7  All contributions due from Antinori with
respect to any of the Employee Plans have been made or accrued on Antinori's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

                 2.16 CORPORATE DOCUMENTS. Antinori has made available to Carreker for examination all documents and information listed in SCHEDULES 2.1 through 2.22 or other exhibits called for by this Agreement that have been requested by Carreker's legal counsel, including, without limitation, the following: (a) copies of Antinori's Articles of Incorporation and Bylaws as currently in effect; (b) Antinori's minute book containing all records of all proceedings, consents, actions and meetings of Antinori's directors and shareholders; (c) Antinori's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Antinori, or any securities of Antinori, and all applications for such permits, orders and consents.

                 2.17 NO BROKERS. Except for fees and expenses of The Robinson-Humphrey Company, Inc. (which fees and expenses shall not exceed $200,000), Antinori is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Plan of Merger or in connection with any transaction provided for herein or therein.

                 2.18 DISCLOSURE. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Antinori to Carreker under this Agreement, taken


AGREEMENT AND PLAN OF MERGER - Page 13
together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                 2.19 BOOKS AND RECORDS. The books, records and accounts of Antinori (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and disposition of the assets of Antinori, and (d) accurately and fairly reflect the basis for the Antinori Financial Statements.

                 2.20 INSURANCE. Antinori maintains fire and casualty, workers compensation, general liability, "key man" and other insurance as listed on SCHEDULE 2.20. Antinori has no knowledge that any such insurance will not be renewed in the normal course.

                 2.21  ENVIRONMENTAL MATTERS.

                    2.21.1 During the period that Antinori has leased the premises currently occupied by it and those premises occupied by it since the date of its incorporation, Antinori has not caused any and to its knowledge, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) from or any presence thereof on any such premises that would have a material adverse effect upon the business or financial statements of Antinori. Antinori has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to Antinori having taken possession of any of such premises that would have a material adverse effect upon the business or financial statements of Antinori. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 2.21, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 6.1) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; (iii) the Hazardous Material Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.;
(vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                         2.21.2  To its knowledge, none of the premises
currently leased by Antinori or any premises previously occupied by Antinori is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                         2.21.3  During the time that Antinori has leased the
premises currently occupied by it or any premises previously occupied by Antinori, neither Antinori nor, to Antinori's knowledge, any third party, has used, generated, manufactured or stored in such


AGREEMENT AND PLAN OF MERGER - Page 14
premises or transported to or from such premises any Hazardous Materials that would have a material adverse effect upon the business or financial statements of Antinori.

                         2.21.4  During the time that Antinori has leased the
premises currently occupied by it or any premises previously occupied by Antinori, there has been no litigation, proceeding or administrative action brought or threatened in writing against Antinori by, or any settlement reached by Antinori with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                         2.21.5  During the period that Antinori has leased
the premises currently occupied by it or any premises previously occupied by Antinori, to the knowledge of Antinori, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

                 2.22 GOVERNMENT CONTRACTS. Antinori has no business contracts with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                 2.23 SALE OF ANTINORI. There are currently no discussions to which Antinori is a party relating to (a) sale of all or a material portion of Antinori's assets or (b) any merger, consolidation, liquidation, dissolution or similar transaction involving Antinori or in which Antinori issues more than 20% of outstanding Antinori Common Stock or in which Antinori is required to obtain the approval of its shareholders.


          3.  REPRESENTATIONS AND WARRANTIES OF CARREKER

                 Carreker hereby represents and warrants that, except as set forth in the Carreker Schedules:

                 3.1 ORGANIZATION AND GOOD STANDING. Carreker is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

          Carreker is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed in SCHEDULE 3.1, which to its knowledge is each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Carreker, its assets or properties or its financial condition.


AGREEMENT AND PLAN OF MERGER - Page 15

                 3.2  POWER, AUTHORIZATION AND VALIDITY.

                         3.2.1  Carreker has the corporate right, power,
legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Carreker is or will be a party that are required to be executed pursuant to this Agreement (the "CARREKER ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Carreker Ancillary Agreements have been duly and validly approved by the Carreker Board of Directors and Carreker's shareholders holding not less than two-thirds of the outstanding shares entitled to vote, as required by applicable law.

                         3.2.2  No filing, authorization or approval,
governmental or otherwise, is necessary to enable Carreker to enter into, and to perform its obligations under, this Agreement and the Carreker Ancillary Agreements, except for (a) the filing of the Plan of Merger with the Secretaries of State of the States of Texas and Georgia (which filing has been authorized by all necessary corporate action) and publication of notice thereof and
(b) consents required under contracts disclosed in SCHEDULE 3.5 as exceptions to the representations made in the last sentence of Section 3.5.

                         3.2.3  This Agreement and the Carreker Ancillary
Agreements are, or when executed and delivered by Carreker will be, valid and binding obligations of Carreker, enforceable against Carreker in accordance with their respective terms, except as to the effect, if any of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Carreker Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

                 3.3  CAPITALIZATION.

                         (a)  AUTHORIZED/OUTSTANDING CAPITAL STOCK.  The
authorized capital stock of Carreker consists of 12,000,000 shares of Class A Voting Common Stock, 500,000 shares of Class B Non-Voting Common Stock, and 5,000,000 shares of Preferred Stock, each no par value, of which 960,629 shares of Carreker Class A Common Stock and 3,167 shares of Class B Non-Voting Common Stock, respectively, are issued and outstanding as of this date and as of the Closing Date, and all of which issued and outstanding shares are held of record and owned as set forth in SCHEDULE 3.3. Carreker has no issued and outstanding shares of Preferred Stock. All issued and outstanding share of Carreker Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Carreker in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

                         (b)  OPTIONS/RIGHTS.  Except as disclosed on
SCHEDULE 3.3, there are no stock appreciation rights, options, warrants, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Carreker's authorized but unissued capital stock, there are no options, warrants, conversion privileges or preemptive or other rights or agreements to which Carreker is a party involving the purchase or other acquisition of any share of Carreker capital stock, and there is no liability for dividends accrued but unpaid; and there are no voting agreements, rights of first refusal or other restrictions (other than normal


AGREEMENT AND PLAN OF MERGER - Page 16
restrictions on transfer under applicable federal and state securities laws) applicable to any of Carreker's outstanding securities.

                 3.4 SUBSIDIARIES. Except as disclosed on SCHEDULE 3.4, Carreker does not have any subsidiaries or any equity interests, direct or indirect, in any corporation, partnership, joint venture of other business entity.

                 3.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement or any Carreker Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of Carreker, as currently in effect, (b) to the knowledge of Carreker, any material instrument or contract to which Carreker is a party or by which Carreker is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to and that would have a material adverse effect on Carreker or its assets or properties. The consummation by Carreker of the Merger will not require the consent of any third party and will not have a material adverse effect upon any rights, licenses, franchises, leases or agreements of Carreker pursuant to the terms of those agreements, other than as set forth in SCHEDULE 3.5.

                 3.6 LITIGATION. Except as set forth in SCHEDULE 3.6, there is no action, proceeding or investigation pending or, to Carreker's knowledge, threatened against Carreker before any court or administrative agency that, if determined adversely to Carreker, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Carreker or in which the adverse party or parties seek to recover in excess of $25,000 against Carreker. Except as set forth on SCHEDULE 3.6, there is no substantial basis for any person, firm, corporation or entity to assert a claim against Carreker based upon: (a) ownership or rights to ownership of any shares of Carreker Common Stock, (b) any rights as a Carreker securities holder, including, without limitation, any option or other right to acquire any Carreker securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Carreker and any Carreker securities holder or former Carreker securities holder in such holder's capacity as such.

                 3.7 CARREKER FINANCIAL STATEMENTS. Carreker has delivered to Antinori the financial statements as set forth in SCHEDULE 3.7 (the "CARREKER FINANCIAL STATEMENTS"). The Carreker Financial Statements, in all material respects, (a) are in accordance with the books and records of Carreker,
(b) fairly and accurately represent the financial condition of Carreker at the respective dates specified therein and the results of operations for the respective periods specified therein in both cases in conformity with generally accepted accounting principles, and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Except as set forth in SCHEDULE 3.7, to its knowledge Carreker has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Carreker Financial Statements, except for (i) those that are not required to be reported in accordance with such accounting principles and (ii) those that may have been incurred after the issuance of the


AGREEMENT AND PLAN OF MERGER - Page 17
unaudited balance sheet of Carreker on December 31, 1996 (the "BALANCE SHEET DATE") in the ordinary course of its business.

          Financial statements of Carreker as of January 31, 1995, January 31, 1994 and January 31, 1993 and for the years then ended, in each case meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission, can be readily prepared from Carreker's financial statements as of such dates and for such years and from other readily available information.

                 3.8 TAXES. Except as set forth in SCHEDULE 3.8, to its knowledge Carreker has filed all federal, state, local and foreign tax and information returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid. True, correct and complete copies of all such tax and information returns have been provided or made available by Carreker to Antinori. Except as set forth in SCHEDULE 3.8, to its knowledge Carreker is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. Except as set forth in SCHEDULE 3.8 no tax return of Carreker has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section 3.8, the terms "TAX" and "TAXES" include all federal, state local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

                 3.9 TITLE TO PROPERTIES. Carreker has good and marketable title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the Carreker Financial Statements, free and clear of all liens, charges or encumbrances (other than for taxes not yet due and payable and Permitted Liens (as defined below)), other than such material assets set forth on SCHEDULE 3.9 as were sold by Carreker in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases. "PERMITTED LIENS" means any lien, mortgage, encumbrance or restriction that is reflected in the Carreker Financial Statements and is not in excess of $100,000 and which does not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon. Except for UCC-1 financing statements naming Compass Bank as secured party and UCC-1 financing statements filed as a precaution by equipment lessors, there are no UCC financing statements of record naming Carreker as debtor. The machinery and equipment included in such assets are in all material respects in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Carreker is a party are fully effective and afford Carreker peaceful and undisturbed possession of the subject matter of the lease. To its knowledge, Carreker is not violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Carreker has not received any notice of such violation with which it has not complied or had waived.


AGREEMENT AND PLAN OF MERGER - Page 18

                 3.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as set forth in SCHEDULE 3.10, there has not been with respect to
Carreker:

                         (a)  to the knowledge of Carreker, any change in the
financial condition, properties, assets, liabilities business, results of operations or prospects of Carreker, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on Carreker;

                         (b)  to the knowledge of Carreker, any contingent
liability incurred by Carreker as guarantor or surety with respect to the obligations of others;

                         (c)  any material mortgage, encumbrance or lien
placed on any of the properties of Carreker;

                         (d)  to the knowledge of Carreker, any material
obligation or liability incurred by Carreker other than in the ordinary course of business;

                         (e)  any purchase or sale or other disposition, or
any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Carreker other than in the ordinary course of business or in nonmaterial amounts;

                         (f)  to the knowledge of Carreker, any damage,
destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Carreker;

                         (g)  any declaration, setting aside or payment of
any dividend on, or the making of any other distribution in respect of, the capital stock of Carreker, any split, stock dividend, combination or recapitalization of the capital stock of Carreker or any direct or indirect redemption, purchase or other acquisition by Carreker of the capital stock of Carreker;

                         (h)  to the knowledge of Carreker, any material
labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of Carreker's officers, employees or agents earning compensation at an anticipated annual rate in excess of $100,000, or any bonus payment or arrangement made to or with any of such officers, employees or agents (except as previously disclosed in writing to and approved in writing by Antinori); or any change in the compensation payable or to become payable to any of Carreker's other officers, employees or agents other than normal annual compensation increases in accordance with past practices or any bonus payment or arrangement made to or with any of such other officers, employees or agents other than normal bonuses or other arrangements made in accordance with past practices;

                         (i)   any material change with respect to the
management, supervisory, development or other key personnel of Carreker (the management, supervisory, development and other key personnel of Carreker being listed on SCHEDULE 3.10(i));


AGREEMENT AND PLAN OF MERGER - Page 19

                         (j)  any payment or discharge of a material lien or
liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the Carreker Financial Statements or (ii) incurred in the ordinary course of business after the Balance Sheet Date; or

                         (k)  to the knowledge of Carreker, any obligation,
or material liability incurred by Carreker to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliate except normal compensation and expense allowances payable to officers.

                 3.11  AGREEMENTS AND COMMITMENTS.  Except as set forth in
SCHEDULE 3.11, or as listed in SCHEDULE 3.12, SCHEDULE 3.15.3 or SCHEDULE 3.15.6 as required by Section 3.12, Section 3.15.3 or Section 3.15.6, respectively, to its knowledge, Carreker is not a party or subject to any oral or written executory agreement, obligation or commitment that is material to Carreker, its financial condition, business or prospects or which is described below and is not terminable within 60 days without cost or penalty to Carreker:

                         (a)  Any contract, commitment, letter agreement,
quotation or purchase order providing for payments by or to Carreker in an aggregate amount of (i) $100,000 or more in the ordinary course of business or
(ii) $100,000 or more not in the ordinary course of business (except for any contracts, commitments, letter agreements, quotations or purchase orders providing for outstanding payments to Carreker solely with respect to ongoing software maintenance services);

                         (b)  Any license agreement as licensor (except for
any nonexclusive software license granted by Carreker to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to Antinori);

                         (c)  Any agreement by Carreker to encumber, transfer
or sell rights in or with respect to any Carreker Intellectual Property (as defined in Section 3.12);

                         (d)  Any agreement for the sale or lease of real or
personal property involving more than $100,000 per year,

                         (e)  Any dealer, distributor, sales representative,
original equipment manufacturer, value added remarketer or other agreement for the distribution of Carreker's products;

                         (f)  Any franchise agreement or financing statement;

                         (g)  Any stock redemption or purchase agreement;

                         (h)  Any joint venture contract or arrangement or
any other agreement that involves a sharing of profits with other persons;


AGREEMENT AND PLAN OF MERGER - Page 20

                         (i)    Any instrument evidencing indebtedness for
borrowed money by way of direct loan, sale of debt securities, purchase money obligations, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Carreker incurred or made in the ordinary course of business, and except as disclosed in the Carreker Financial Statements; or

                         (j)    Any contract containing covenants purporting
to limit Carreker's freedom to compete in any line of business in any geographic area.

                         All agreements, obligations and commitments listed
in SCHEDULE 3.11, SCHEDULE 3.12, SCHEDULE 3.15.3, or SCHEDULE 3.15.6 as required by Section 3.11, Section 3.12, Section 3.15.3 or Section 3.15.6, as the case may be, are valid and in full force and effect in all material respects, and except as expressly noted, a true and complete copy of each has been delivered to Antinori. Except as noted on SCHEDULE 3.11 neither Carreker nor, to the knowledge of Carreker, any other party is in breach of or default under any material terms of any such agreement, obligation or commitment. Carreker is not a party to any contract or arrangement that it reasonably expects will have a material adverse effect on its business or prospects.

                 3.12 INTELLECTUAL PROPERTY. To its knowledge, Carreker owns all right, title and interest in, or has the right to use, all domestic and foreign patent applications, patents, patent licenses, trademark applications, trademarks, service marks, trade names, copyrights applications, copyrights, trade secrets, know-how, technology, material software licenses and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights (excluding any infringement of any intellectual property or property rights of a third party to the extent such infringement may be caused by the use of such intellectual property and proprietary rights of Carreker in combination with the intellectual property, software or other products of Carreker) ("CARREKER INTELLECTUAL PROPERTY"). Carreker has taken reasonable measures to protect all Carreker Intellectual Property, and, except as set forth on SCHEDULE 3.12, Carreker has no knowledge of any infringement of any Carreker Intellectual Property by any third party. Notwithstanding the foregoing, the third party products listed on Schedule
3.12 (the "Carreker Third Party Products") are not owned by Carreker and Carreker does not represent that the Carreker Third Party Products do not infringe the intellectual property or other property rights of third parties; Carreker represents only that it has obtained appropriate licensing rights to the Carreker Third Party Products and its use of the Carreker Third Party Products does not infringe the rights of Carreker's licensors. Set forth on
SCHEDULE 3.12 delivered to Carreker herewith is a true and complete list of all copyright and trademark registrations and all patents for Carreker Intellectual Property owned by Carreker. Carreker has no knowledge of any material loss, cancellation, termination of expiration of any such registration or patent except as set forth on SCHEDULE 3.12. To the knowledge of Carreker, the business of Carreker as conducted as of the date hereof, including (without limitation) the business of development, production, marketing, licensing and sale of commercial products using Carreker Intellectual Property and proprietary rights, does not infringe or violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and Carreker has not received any written or oral claim or notice of infringement or potential infringement of the

AGREEMENT AND PLAN OF MERGER - Page 21
intellectual property of any other person which could be expected to have a material adverse effect on Carreker's business. Notwithstanding the foregoing, with respect to the Carreker Third Party Products, Carreker represents only that it has obtained appropriate licensing rights to such Carreker Third Party Products and its use of the Carreker Third Party Products does not infringe the rights of Carreker's licensors. Carreker has the right to manufacture all of its products and the right to use all of its registered user lists, and to its knowledge, is not using any confidential information or trade secrets of any former employer of any past or present employees.

                 3.13    COMPLIANCE WITH LAWS.  Except as set forth in
SCHEDULE 3.13 and except where the failure to comply would not have a material adverse effect on the business, operations or financial conditions of Carreker, to its knowledge Carreker has complied or prior to the Closing Date will have complied, or is or will be at the Closing Date in full compliance, in all respects material to Carreker, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgements and decrees, applicable to Carreker or to the assets, properties and business of Carreker, including, without limitation (a) all applicable federal and state securities laws and regulations, (b) all applicable federal state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Carreker's owned, leased or licensed real or personal property, products or technical data,
(ii) employment or employment practices, terms and conditions of employment or wages and hours, or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 3.21), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgements or decrees applicable to the export or re-export of controlled commodities or technical data, or (d) the Immigration Reform and Control Act. To its knowledge, Carreker has received all material permits and approvals from and has made all material filings with third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

                 3.14 CERTAIN TRANSACTIONS AND AGREEMENTS. To Carreker's knowledge, no person who is an officer or director of Carreker, or a member of any officer's or director's immediate family, has any direct or indirect ownership interest in any firm or corporation that competes with Carreker (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation the stock of which is publicly traded). Except as set forth in SCHEDULE 3.14, no person who is an officer or director of Carreker, or any member of any officer's or director's immediate family, is directly or indirectly interested in any material contract or informal arrangement with Carreker, except for compensation for services as an officer, director or employee of Carreker and except for the normal rights of a shareholder. Except at set forth in SCHEDULE 3.14, none of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets, used in the business of Carreker, except for the normal rights of shareholder.

                 3.15    EMPLOYEES.

                         3.15.1    Except as set forth in SCHEDULE 3.15.1
Carreker has no employment contract or material consulting agreement currently in effect that is not terminable at will without

AGREEMENT AND PLAN OF MERGER - Page 22
penalty or payment of compensation by Carreker (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                         3.15.2    Carreker (a) has never been and is not now
subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) to its knowledge has no material current labor dispute. Carreker has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations, and has no knowledge that any of its key development employees (each of whom is listed on SCHEDULE 3.10.(i)) intends to leave its employ.

                         3.15.3    SCHEDULE 3.15.3 delivered by Carreker to
Antinori herewith contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefits plan maintained by Carreker (the "EMPLOYEE PLANS"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Carreker has delivered true and complete copies or descriptions of all the Employee plans of Carreker to Antinori. Except as set forth in SCHEDULE 3.15.3, each of the Employee Plans, and its operation and administration, is, to Carreker's knowledge, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Except as set forth in SCHEDULE 3.15.3, any such Employee Plans that are employee pension benefit plans (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a)(8) of the Code have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1994 and the Retirement Equity Act of 1984. In addition, to its knowledge, Carreker has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Carreker sponsors as employer or in which Carreker participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. The group health plans as defined in Section 4980B(g) of the Code, that benefit employees of Carreker are in material compliance with the continuation coverage requirements of subsection 4980B of the Code. To the knowledge of Carreker, there are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. Except as set forth in SCHEDULE 3.15.3, no employee of Carreker and no person subject to any Carreker health plan has made medical claims during the twelve months preceding the date hereof for $10,000 or more, in the aggregate, or, to Carreker's knowledge, has any catastrophic illness.

                         3.15.4    To Carreker's knowledge, no employee of
Carreker is in material violation of (a) any term of any employment contract, patent disclosure agreement or noncompetition agreement or (b) any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Carreker or to use trade secrets or

AGREEMENT AND PLAN OF MERGER - Page 23
proprietary information of others. To Carreker's knowledge, the employment of any employee of Carreker does not of itself subject Carreker to any liability to any third party.

                         3.15.5    Except as set forth in SCHEDULE 3.15.5,
Carreker is not a party to any (a) agreement with any executive officer or other key employee of Carreker (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Carreker in the nature of any of the transactions contemplated by this Agreement and the Plan of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Plan of Merger. Carreker is not obligated to make any excess parachute payment, as defined in Section 280G(b)(1) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent
Section 280G of the Code is applicable to Carreker.

                         3.15.6    A list of all employees, officers and
development consultants of Carreker and their current compensation and benefits as of the date of this Agreement is set forth on SCHEDULE 3.15.6, which Carreker has delivered to Antinori.

                         3.15.7    All contributions due from Carreker with
respect to any of the Employee Plans have been made or accrued on Carreker's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

                 3.16 CORPORATE DOCUMENTS. Carreker has made available to Antinori for examination all documents and information listed in SCHEDULES
3.1 through 3.22 or other exhibits called for by this Agreement that have been requested by Antinori's legal counsel, including, without limitation, the following: (a) copies of Carreker's Articles of Incorporation and Bylaws as currently in effect; (b) Carreker's minute book containing all records of all proceedings, consents, actions and meetings of Carreker's directors and shareholders; (c) Carreker's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Carreker, or any securities of Carreker, and all applications for such permits, orders and consents.

                 3.17 NO BROKERS. Carreker is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Plan of Merger or in connection with any transaction provided for herein or therein.

                 3.18 DISCLOSURE. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Carreker to Antinori under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact

AGREEMENT AND PLAN OF MERGER - Page 24
necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                 3.19 BOOKS AND RECORDS. The books, records and accounts of Carreker (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and disposition of the assets of Carreker, and (d) accurately and fairly reflect the basis for the Carreker Financial Statements.

                 3.20 INSURANCE. Carreker maintains fire and casualty, workers compensation, general liability, "key man" and other insurance as listed on SCHEDULE 3.20. Carreker has no knowledge that any such insurance will not be renewed in the normal course.

                 3.21    ENVIRONMENTAL MATTERS.

                         3.21.1    During the period that Carreker has leased
the premises currently occupied by it and those premises occupied by it since the date of its incorporation, Carreker has not caused any and to its knowledge, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) from or any presence thereof on any such premises that would have a material adverse effect upon the business or financial statements of Carreker. Carreker has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to Carreker having taken possession of any of such premises that would have a material adverse effect upon the business or financial statements of Carreker. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 3.21.1, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 6.1) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; (iii) the Hazardous Material Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 U.S.C.Section 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                         3.21.2    To its knowledge, none of the premises
currently leased by Carreker or any premises previously occupied by Carreker is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                         3.21.3    During the time that Carreker has leased
the premises currently occupied by it or any premises previously occupied by Carreker, neither Carreker nor, to Carreker's knowledge, any third party, has used, generated, manufactured or stored in such

AGREEMENT AND PLAN OF MERGER - Page 25
premises or transported to or from such premises any Hazardous Materials that would have a material adverse effect upon the business or financial statements of Carreker.

                         3.21.4    During the time that Carreker has leased
the premises currently occupied by it or any premises previously occupied by Carreker, there has been no litigation, proceeding or administrative action brought or threatened in writing against Carreker, or any settlement reached by Carreker with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                         3.21.5    During the period that Carreker has leased
the premises currently occupied by it or any premises previously occupied by Carreker, to the knowledge of Carreker, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

                 3.22 GOVERNMENT CONTRACTS. Carreker has no business contracts with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                 3.23 SALE OF CARREKER. There are currently no discussions to which Carreker is a party relating to (a) sale of all or a material portion of Carreker's assets or (b) except for (i) the sale of Carreker Common Stock to Science Applications International Corporation ("SAIC"), (ii) subsequent discussions therewith in connection with SAIC's rights of first refusal arising from the transactions contemplated hereby, and (iii) discussions with other prospective purchasers of treasury shares of Carreker Common Stock, any merger, consolidation, liquidation, dissolution or similar transaction involving Carreker or in which Carreker issues more than 20% of outstanding Carreker Common Stock or in which Carreker is required to obtain the approval of its shareholders.

          4.     ANTINORI PRE-CLOSING COVENANTS

                 During the period from the date of this Agreement until the Effective Time, Antinori covenants to and agrees with Carreker as follows:

                 4.1 ADVISE OF CHANGES. Antinori will promptly advise Carreker, in writing, (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Antinori contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (b) of any material adverse change in Antinori's financial condition, properties, assets, liabilities, business, results of operations or prospects.

                 4.2 MAINTENANCE OF BUSINESS. The parties understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing

AGREEMENT AND PLAN OF MERGER - Page 26

Date. If Antinori becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Carreker in writing and, if requested by Carreker, will exert all reasonable efforts to restore the relationship.

                 4.3 CONDUCT OF BUSINESS. Except as provided otherwise herein or as approved or recommended by Carreker, Antinori will not, without the prior written consent of Carreker, which consent shall not be unreasonably withheld:

                              (a)    borrow any money except in the ordinary
course of business consistent with past practice;

                              (b)    enter into any transaction not in the
ordinary course of business or enter into any transaction or make any commitment involving an expense of Antinori or capital expenditure by Antinori in excess of $100,000;

                              (c)    encumber or permit to be encumbered any
of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                              (d)    dispose of any of its material assets
except in the ordinary course of business consistent with past practice;

                              (e)    enter into any material lease or
contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice;

                              (f)    fail to maintain its equipment and other
assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                              (g)    pay any bonus, royalty, increased salary
(except for annual increases in the ordinary course of business consistent with past practices and disclosed to Carreker in writing) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Carreker) or enter into any new employment or consulting agreement with any such persons, or enter into any new agreement or plan of the type described in Section 2.15.3;

                              (h)    change accounting methods except as
necessitated by changes which Antinori is required in order to prepare its federal, state and local tax returns;

                              (i)    declare, set aside or pay any cash or
stock dividend or other distribution in respect of capital stock or redeem or otherwise acquire any of its capital stock;

                              (j)    amend or terminate any contract,
agreement or license to which it is a party (except pursuant to arrangements previously disclosed in writing to Carreker)

AGREEMENT AND PLAN OF MERGER - Page 27
except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                              (k)    lend any amount to any person or entity,
other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practices, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;

                              (l)    guarantee or act as a surety for any
obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

                              (m)    waive or release any material right or
claim except in the ordinary course of business, consistent with past practice;

                              (n)    issue or sell any shares of its capital
stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or take any action other than this transaction to call into question the validity of its election for treatment as a sub-chapter "S" corporation or to accelerate the vesting of any outstanding option or other security (except pursuant to existing arrangements disclosed in writing to Carreker before the date of this Agreement);

                              (o)    split or combine the outstanding shares
of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                              (p)    except for the Merger, merge,
consolidate or reorganize with, or acquire any entity;

                              (q)    amend its Articles of Incorporation or
Bylaws except as may be required by law;

                              (r)    agree to any audit assessment by any tax
authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Carreker for its review prior to filing;

                              (s)    license any of Antinori's technology or
any Antinori Intellectual Property, except in the ordinary course of business consistent with past practices;

                              (t)    change any insurance coverage except in
the ordinary course of business consistent with past practices;

                              (u)    terminate the employment of any key
employee listed in Schedule 2.10(i); or

AGREEMENT AND PLAN OF MERGER - Page 28

                              (v)    agree to do any of the things described
in the preceding Sections 4.3(a) through 4.3(u).

                 4.4 CERTAIN AGREEMENTS. Antinori will use all reasonable efforts to cause all present employees of Antinori to execute Carreker's forms of assignments of copyright and other intellectual property rights, noncompetition and trade secret agreements and confidentiality agreements.

                 4.5 REGULATORY APPROVALS. Antinori will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Carreker may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Antinori will use all reasonable efforts to obtain or assist Carreker in obtaining all such authorizations, approvals and consents.

                 4.6 LITIGATION. Antinori will notify Carreker in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Antinori or threatened against it.

                 4.7 NO OTHER NEGOTIATIONS. From the date hereof until the termination of this Agreement (provided such termination is not in breach of this Agreement) or the consummation of the Merger, Antinori will not, and will not authorize any officer, director, employee or affiliate of Antinori, or any other person, on its behalf, directly or indirectly, to (a) solicit, facilitate, discuss or encourage any offer, inquiry or proposal received from any party other than Carreker concerning the possible disposition of all or any substantial portion of Antinori's business, assets or capital stock by merger, sale or any other means or to otherwise solicit, facilitate, discuss or encourage any such disposition (other than the Merger), or (b) provide any confidential information to or negotiate with any third party other than Carreker in connection with any offer, inquiry or proposal concerning any such disposition. Antinori will immediately notify Carreker of any such offer, inquiry or proposal.

                 4.8 ACCESS TO INFORMATION. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Antinori will provide Carreker and its agents with reasonable access to the files, books, records and offices of Antinori, including, without limitation, any and all information relating to Antinori taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to Antinori source code reasonably necessary for Carreker to complete its diligence review of Antinori products and technology. Antinori will cause it accountants to cooperate with Carreker and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                 4.9 SATISFACTION OF CONDITIONS PRECEDENT. Antinori will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in

AGREEMENT AND PLAN OF MERGER - Page 29

Section 7, and Antinori will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                 4.10 NOTIFICATION OF EMPLOYEE PROBLEMS. Antinori will promptly notify Carreker if any of Antinori's officers becomes aware that any of the key employees listed in SCHEDULE 2.10(I) intends to leave its employ.

                 4.11 ANTINORI AFFILIATE AGREEMENTS. To facilitate the treatment of the Merger for accounting purposes as a "pooling of interests," Antinori will use all reasonable efforts to cause each of its affiliates to execute and deliver to Carreker, on or prior to Closing, a written agreement (the "ANTINORI AFFILIATE AGREEMENT") in substantially the form of EXHIBIT G providing that such person will make no disposition of Carreker Common Stock
(a) in the 30-day period prior to the Effective Time or (b) after the Effective Time until Carreker shall have distributed to its shareholders of record the first report of quarterly financial statements that include the combined financial results of Carreker and Antinori for a period of at least 30 days of combined operations.

          5.     CARREKER PRE-CLOSING COVENANTS

                 During the period from the date of this Agreement until the Effective Time, Carreker covenants to and agrees with Antinori as follows:

                 5.1 ADVISE OF CHANGES. Carreker will promptly advise Antinori, in writing, (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Carreker contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (b) of any material adverse change in Carreker's financial condition, properties, assets, liabilities, business, results of operations or prospects.

                 5.2 MAINTENANCE OF BUSINESS. The parties understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. If Carreker becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Antinori in writing and, if requested by Antinori, will exert all reasonable efforts to restore the relationship.

                 5.3 CONDUCT OF BUSINESS. Except as provided otherwise herein or as approved or recommended by Antinori, Carreker will not, without the prior written consent of Antinori, which consent shall not be unreasonably withheld:

                              (a)    borrow any money except in the ordinary
course of business consistent with past practice;

AGREEMENT AND PLAN OF MERGER - Page 30

                              (b)    enter into any transaction not in the
ordinary course of business or enter into any transaction or make any commitment involving an expense of Carreker or capital expenditure by Carreker in excess of $100,000;

                              (c)    encumber or permit to be encumbered any of
its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                              (d)    dispose of any of its material assets
except in the ordinary course of business consistent with past practice;

                              (e)    enter into any material lease or contract
for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice;

                              (f)    fail to maintain its equipment and other
assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                              (g)    pay any bonus, royalty, increased salary
(except for annual increases in the ordinary course of business consistent with past practices and disclosed to Antinori in writing) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Antinori) or enter into any new employment or consulting agreement with any such persons, or enter into any new agreement or plan of the type described in Section 3.15.3;

                              (h)    change accounting methods except as
necessitated by changes which Carreker is required in order to prepare its federal, state and local tax returns;

                              (i)    declare, set aside or pay any cash or
stock dividend or other distribution in respect of capital stock or redeem or otherwise acquire any of its capital stock (except pursuant to agreements disclosed herein to Antinori);

                              (j)    amend or terminate any contract, agreement
or license to which it is a party (except pursuant to arrangements previously disclosed in writing to Antinori) except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                              (k)    lend any amount to any person or entity,
other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practices, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;

                              (l)    guarantee or act as a surety for any
obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;


AGREEMENT AND PLAN OF MERGER - Page 31

                              (m)    waive or release any material right or
claim except in the ordinary course of business, consistent with past practice;

                              (n)    issue or sell any shares of its capital
stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or take any action other than this transaction to accelerate the vesting of any outstanding option or other security (except to facilitate treatment of the Merger as a "pooling of interests" for accounting purposes and except pursuant to existing arrangements disclosed in writing to Antinori before the date of this Agreement);

                              (o)    split or combine the outstanding shares of
its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                              (p)    except for the Merger, merge, consolidate
or reorganize with, or acquire any entity;

                              (q)    amend its Articles of Incorporation or
Bylaws except as may be required by law;

                              (r)    agree to any audit assessment by any tax
authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Antinori for its review prior to filing;

                              (s)    license any of Carreker's technology or
any Carreker Intellectual Property, except in the ordinary course of business consistent with past practices;

                              (t)    change any insurance coverage except in
the ordinary course of business consistent with past practices;

                              (u)    terminate the employment of any key
employee listed in Schedule 3.10(i); or

                              (v)    agree to do any of the things described in
the preceding Sections 5.3(a) through 5.3(u).

                 5.4 REGULATORY APPROVALS. Carreker will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Antinori may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Carreker will use all reasonable efforts to obtain or assist Antinori in obtaining all such authorizations, approvals and consents.


AGREEMENT AND PLAN OF MERGER - Page 32

                 5.5 LITIGATION. Carreker will notify Antinori in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Carreker or threatened against it.

                 5.6 NO OTHER NEGOTIATIONS. From the date hereof until the termination of this Agreement (provided such termination is not in breach of this Agreement) or the consummation of the Merger, Carreker will not, and will not authorize any officer, director, employee or affiliate of Carreker, or any other person, on its behalf, directly or indirectly, to (a) solicit, facilitate, discuss or encourage any offer, inquiry or proposal received from any party other than Antinori concerning the possible disposition of all or any substantial portion of Carreker's business, assets or capital stock by merger, sale or any other means or to otherwise solicit, facilitate, discuss or encourage any such disposition (other than the Merger), or (b) provide any confidential information to or negotiate with any third party other than Antinori in connection with any offer, inquiry or proposal concerning any such disposition. Carreker will immediately notify Antinori of any such offer, inquiry or proposal.

                 5.7 ACCESS TO INFORMATION. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Carreker will provide Antinori and its agents with reasonable access to the files, books, records and offices of Carreker, including, without limitation, any and all information relating to Carreker taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to Carreker source code reasonably necessary for Antinori to complete its diligence review of Carreker products and technology. Carreker will cause it accountants to cooperate with Antinori and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                 5.8 SATISFACTION OF CONDITIONS PRECEDENT. Carreker will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Carreker will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                 5.9 NOTIFICATION OF EMPLOYEE PROBLEMS. Carreker will promptly notify Antinori if any of Carreker's officers becomes aware that any of the key employees listed in SCHEDULE 3.10(i) intends to leave its employ.

                 5.10 CARREKER AFFILIATE AGREEMENTS. To facilitate the treatment of the Merger for accounting purposes as a "pooling of interests," Carreker will use all reasonable efforts to cause each of its affiliates to execute and deliver to Carreker, on or prior to Closing, a written agreement (the "CARREKER AFFILIATE AGREEMENT") in substantially the form of EXHIBIT H providing that such person will make no disposition of Carreker Common Stock
(a) in the 30-day period prior to the Effective Time or (b) after the Effective Time until Antinori shall have distributed


AGREEMENT AND PLAN OF MERGER - Page 33
to its shareholders of record its first report of financial statements that include the combined financial results of Antinori and Carreker for a period of at least 30 days of combined operations.

          6.     CLOSING MATTERS

                 6.1 THE CLOSING. Subject to termination of this Agreement as provided in Section 9, the closing of the transactions provided for herein (the "CLOSING") will take place at the office of Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201 at 9:00 a.m., Dallas, Texas time on or before January 31, 1997, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as Antinori and Carreker may mutually select (the "CLOSING DATE"). Prior to or concurrently with the Closing, the Plan of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the offices of the Georgia Secretary of State and the Texas Secretary of State. Accordingly, the Merger will become effective at the Effective Time.

                 6.2     EXCHANGE OF CERTIFICATES.

                         6.2.1     As of the Effective Time, all shares of
Antinori Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from Carreker the number of shares of Carreker Class A Common Stock determined as set forth in Section 1.1, subject to Sections 1.2 and 1.3, as identified on EXHIBIT 1.1.1.

                         6.2.2     At and after the Effective Time, each
certificate representing outstanding shares of Antinori Common Stock will represent the number of shares of Carreker Class A Common Stock into which such shares of Antinori Common Stock have been converted, and such shares of Carreker Class A Common Stock will be deemed registered in the name of the holder of such certificate. As soon as practicable after the Effective Time, the holder of shares of Antinori Common Stock will surrender (a) the certificates of such shares (the "ANTINORI CERTIFICATES") to Carreker for cancellation or (b) an affidavit of lost (or non-issued) certificate and agreement to indemnify in form satisfactory to Carreker (an "AFFIDAVIT"). Promptly following the Effective Time and receipt of the Antinori Certificates and of any Affidavits, Carreker will issue to such surrendering holder certificate(s) for the number of shares of Carreker Class A Common Stock to which such holder is entitled pursuant to
Section 1.1, subject to Section 1.2, less the shares of Carreker Class A Common Stock deposited into escrow pursuant to Section 1.3, and Carreker will distribute any cash payable under Section 1.2.

                         6.2.3     All shares of Carreker Class A Common Stock
(and, if applicable, cash in lieu of fractional shares) delivered upon the surrender of Antinori Certificates in accordance with the terms hereof will be delivered to the registered holder or placed in escrow with Escrow Agent, as applicable. After the Effective Time, there will be no further registration of transfers of the shares of Antinori Common Stock on the stock transfer books of Antinori. If, after the Effective Time, Antinori Certificates are presented for transfer or for any other


AGREEMENT AND PLAN OF MERGER - Page 34
reason, there will be canceled and exchanged and certificates therefor will be delivered or placed in escrow as provided in this Section 6.2.

                         6.2.4     Until Antinori Certificates representing
Antinori Common Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of Carreker Class A Common Stock into which the shares of Antinori Common Stock will have been converted, subject to the obligation to place a portion thereof in escrow as required hereby, and
(b) if applicable, cash in lieu of fractional shares.

          7.     CONDITIONS TO OBLIGATIONS OF ANTINORI

                 The obligations of Antinori hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Antinori, but only in a writing signed on behalf of Antinori by its Chairman of the Board):

                 7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Carreker set forth in Section 3 shall be true and complete in all material respects as of the Closing with the same force and effect as if they had been made at the Closing, and Antinori shall have received a certificate to such effect executed on behalf of Carreker by its Chief Executive Officer.

                 7.2 COVENANTS. Carreker shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing and Antinori shall have received a certificate to such effect signed on behalf of Carreker by its Chief Executive Officer.

                 7.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, that would prohibit or render illegal the transactions provided for in this Agreement.

                 7.4 OPINION OF CARREKER'S COUNSEL. Antinori shall have received from Locke Purnell Rain Harrell (A Professional Corporation), counsel to Carreker, an opinion substantially in the form of EXHIBIT I.

                 7.5 NO LITIGATION. No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Carreker that has not previously been disclosed to Antinori herein.

                 7.6 DOCUMENTS. Antinori shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Antinori's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Antinori and for Antinori to consummate the transactions contemplated hereby.


AGREEMENT AND PLAN OF MERGER - Page 35

                 7.7 POOLING OPINION. Antinori shall have received letters from Ernst & Young L.L.P. and Arthur Andersen L.L.P. regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board No. 16 as consummated in accordance with this Agreement in the forms of EXHIBIT 7.7.

                 7.8 CERTAIN AGREEMENTS. J.D. Carreker shall confirm his execution and delivery to Carreker of, and the enforceability against him of, the various agreements and documents specified in Recital E.


          8.     CONDITIONS TO OBLIGATIONS OF CARREKER

                 The obligations of Carreker hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Carreker, but only in a writing signed on behalf of Carreker by its Chief Executive Officer):

                 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Antinori set forth in Section 2 shall be true and complete in all material respects as of the Closing with the same force and effect as if they had been made at the Closing, and Carreker shall have received a certificate to such effect executed on behalf of Antinori by its Chairman of the Board.

                 8.2 COVENANTS. Antinori shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing and Carreker shall have received a certificate to such effect signed on behalf of Antinori by its Chairman of the Board.

                 8.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, that would prohibit or render illegal the transactions provided for in this Agreement.

                 8.4 OPINION OF ANTINORI'S COUNSEL. Carreker shall have received from Morris, Manning & Martin, L.L.P., counsel to Antinori, an opinion substantially in the form of EXHIBIT J.

                 8.5 NO LITIGATION. No litigation or proceeding shall be pending that will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Antinori that has not previously been disclosed to Carreker herein.

                 8.6 DOCUMENTS. Carreker shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Carreker's legal counsel to provide for the continuation in full force and effect of any and all material contracts


AGREEMENT AND PLAN OF MERGER - Page 36
and leases of Antinori and Carreker and for Carreker to consummate the transactions contemplated hereby.

                 8.7 POOLING OPINION. Carreker shall have received from Arthur Andersen L.L.P. an opinion, in the form of EXHIBIT 8.7, that Antinori qualifies as an entity that may be a party to a business combination for which the pooling of interests method of accounting would be available.

                 8.8 CERTAIN AGREEMENTS. Each individual identified in Recital D shall have confirmed his or her execution and delivery to Carreker of, and the enforceability against him or her of, the various agreements and documents specified in such recital as executed and delivered by him or her. In addition, each of Lawrence D. Duckworth, Michael Israel and Frank Basset shall have entered into agreements in form and substance reasonably acceptable to Carreker with regard to their employment by Antinori prior to the Closing.


          9.     TERMINATION OF AGREEMENT

                 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                              (a)    by the mutual written consent of Carreker
and Antinori;

                              (b)    Unless otherwise specifically provided
herein or agreed in writing by Carreker and Antinori, this Agreement will be terminated if all the conditions to Closing have not been satisfied or waived on or before February 1, 1997 (the "FINAL DATE") other than as a result of a breach of this Agreement by the terminating party or a breach by any of the affiliates of the terminating party of the Affiliate Agreements;

                              (c)    by Antinori, if there has been a breach by
Carreker of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Carreker, or if any representation of Carreker will have become untrue, in either case that has or can reasonably be expected to have a material adverse effect on Carreker and which Carreker fails to cure within a reasonable time, not to exceed 30 days, after written notice thereof (except that no cure period will be provided for a breach by Carreker which by its nature cannot be cured);

                              (d)    by Carreker, if there has been a breach by
Antinori of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Antinori, or if any representation of Antinori will have become untrue, in either case that has or can reasonably be expected to have a material adverse effect on Antinori and which Antinori fails to cure within a reasonable time not to exceed 30 days after written notice thereof (except that no cure period will be provided for a breach by Antinori which by its nature cannot by cured); or


AGREEMENT AND PLAN OF MERGER - Page 37

                              (e)    by any party, if a permanent injunction or
other order by any federal or state court that would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

                 Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other parties.

                 9.2 CERTAIN CONTINUING OBLIGATIONS. Following any termination of this Agreement pursuant to this Section 9, the parties will continue to perform their respective obligations under Section 11 but will not be required to continue to perform their other covenants under this Agreement.


          10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

                 10.1    SURVIVAL OF REPRESENTATIONS.

                         10.1.1    ANTINORI'S REPRESENTATIONS.  All
representations, warranties and covenants of Antinori contained in this Agreement will remain operative and in full force and effect (but only as of the date they were made and as of the date of Closing) for a period of one year after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement. Except for Antinori's obligations under Section 11, Antinori's representations, warranties and covenants contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms.

                         10.1.2    CARREKER'S REPRESENTATIONS.   All
representations, warranties and covenants of Carreker contained in this Agreement will remain operative and in full force and effect (but only as of the date they were made and as of the date of Closing) for a period of one year after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement. Except for Carreker's obligations under Section 11, Carreker's representations, warranties and covenants contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms.

                 10.2    ANTINORI AGREEMENT TO INDEMNIFY.

                         10.2.1    ANTINORI SHAREHOLDERS INDEMNITY.  Subject to
the limitations set forth in Section 10.2.3, the Antinori Shareholders will indemnify and hold harmless Carreker and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Carreker (hereinafter in this Section 10.2 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, net of any recoveries under insurance policies or tax savings known to Carreker at the time of making of claim hereunder, arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Antinori in this Agreement or any certificate, document or instrument delivered


AGREEMENT AND PLAN OF MERGER - Page 38
by or on behalf of Antinori or by the Antinori Shareholders pursuant hereto (hereafter in this Section 10.2 referred to as "CARREKER DAMAGES").

                         10.2.2    ANTINORI ESCROW SHARES.  In seeking
indemnification for Carreker Damages under this Section 10.2 following the Closing, the Indemnified Persons shall exercise their remedies only with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Antinori Escrow Agreement and the Antinori Shareholders shall under no circumstances incur liability hereunder except the Escrow Shares; provided, however, that the foregoing limitation on liability shall not apply in respect of Ronald R. Antinori's indemnity obligations resulting from fraud or intentional and willful misrepresentation or intentional and willful concealment (in which event recourse shall be had first to any Carreker Common Stock or other Carreker equity securities held by him). The indemnification provided for in Section 10.2.1 will not apply unless and until the aggregate Carreker Damages for which one or more Indemnified Persons seeks indemnification under Section 10.2.1 exceeds $100,000, in which event the indemnification provided for in Section 10.2.1 will include all Carreker Damages in excess of such sum.

                 10.3    CARREKER AGREEMENT TO INDEMNIFY.

                         10.3.1    CARREKER INDEMNITY.  Subject to the
limitations set forth in Section 10.3.2, J.D. Carreker will indemnify and hold harmless Carreker and its respective officers, directors, agents and employees, and each person, if any, other than himself who controls or may control Carreker (hereinafter in this Section 10.3 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, net of any recoveries under insurance policies or tax savings known to Carreker at the time of making of claim hereunder, arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Carreker in this Agreement or any certificate, document or instrument delivered by or on behalf of Carreker pursuant hereto (hereafter in this Section 10.3 referred to as "ANTINORI DAMAGES").

                         10.3.2    CARREKER ESCROW SHARES.  In seeking
indemnification for Antinori Damages under this Section 10.3 following the Closing, the Indemnified Persons shall exercise their remedies only with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Carreker Escrow Agreement and J.D. Carreker shall under no circumstances incur liability hereunder except the Escrow Shares; provided, however, that the foregoing limitation on liability shall not apply in respect of J.D. Carreker's indemnity obligations resulting from fraud or intentional and willful misrepresentation or intentional and willful concealment (in which event recourse shall be had first to any Carreker Common Stock or other Carreker equity securities held by him). The indemnification provided for in Section 10.3.1 will not apply unless and until the aggregate Antinori Damages for which one or more Indemnified Persons seeks indemnification under Section 10.3.1 exceeds $100,000, in which event the indemnification provided for in Section 10.3.1 will include all Antinori Damages in excess of such sum.

AGREEMENT AND PLAN OF MERGER - Page 39

                 10.4 TAX AUDIT AGREEMENT. If, following the Closing, Antinori receives notice of any audit or examination by any taxing authority of any tax return for Antinori for any period prior to, or prior to and including, the Closing, then Carreker shall promptly notify Ronald R. Antinori, individually, of such notice and Ronald R. Antinori at his own expense may, if Antinori (rather than Ronald R. Antinori) defends such audit or examination, participate in such audit or examination and shall be kept apprised by Carreker of the progress of such audit or examination. Carreker agrees that it will not agree to, and that it will not permit Antinori to agree to, any audit adjustment or revision that would adversely affect Ronald
R. Antinori, individually, without Ronald R. Antinori's approval or agreement, which approval or agreement shall not be unreasonably withheld.

          11.    MISCELLANEOUS

                 11.1 GOVERNING LAW; DISPUTE RESOLUTION. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Any dispute hereunder ("DISPUTE") shall be settled by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                         11.1.1    COMPENSATION OF ARBITRATOR.  Any such
arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

                         11.1.2    SELECTION OF ARBITRATOR.  The American
Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law and experienced in mergers and acquisitions; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                         11.1.3    PAYMENT OF COSTS.  Carreker and Antinori
will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided,

AGREEMENT AND PLAN OF MERGER - Page 40
however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

                         11.1.4    BURDEN OF PROOF.  For any Dispute
submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

                         11.1.5    AWARD.  Upon the conclusion of any
arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                         11.1.6    TERMS OF ARBITRATION.  The arbitrator
chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                         11.1.7    EXCLUSIVE REMEDY.  Except as specifically
otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

                 11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                 11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

                 11.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

                 11.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                 11.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally

AGREEMENT AND PLAN OF MERGER - Page 41
or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default of any succeeding breach or default. This Agreement may be amended by the parties at any time.

                 11.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

                 11.8 EXPENSES. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Merger is consummated, Antinori will pay at or immediately before the Closing the reasonable accounting and attorneys' fees and expenses and other fees and expenses incurred by Antinori in connection with the Merger. Antinori will not incur in connection with the Merger (and its related transactions, preparations and negotiations) expenses of more than $350,000 for fees and expenses of lawyers, accountants and other professionals (including, without limitation, the fees and expenses of The Robinson-Humphrey Company, Inc.), unless any such fees or expenses incurred by Antinori in excess of the applicable amount set forth for above are paid by the Antinori Shareholders on or before the Closing (and if such payment is not made on or before the Closing, then Antinori may (but shall not be obligated to) pay such excess fees or expenses, in which event Antinori will be entitled to be reimbursed by the Antinori Shareholders for such payment and, if not so reimbursed, Antinori will be entitled to treat the amount of payment as Carreker Damages recoverable under Section 10.2 (without regard to the $100,000 minimum specified in Section 10.2) and the Antinori Escrow Agreement).

                 11.9 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                              (i)    If to Carreker:

                                     The Carreker Group, Inc.
                                     14001 North Dallas Parkway, Suite 1100
                                     Dallas, Texas 75240
                                     Attention:  J. D. Carreker, Chief
                                     Executive Officer
                                     Phone: (972) 458-1981
                                     Fax: (972) 458-2567

                                     with a copy to:

                                     Locke Purnell Rain Harrell

AGREEMENT AND PLAN OF MERGER - Page 42

                                     (A Professional Corporation)
                                     2200 Ross Avenue, Suite 2200
                                     Dallas, Texas 75201
                                     Attention:  Russell F. Coleman
                                     Phone: (214) 740-8686
                                     Fax: (214) 740-8800

                              (ii)   If to Antinori:

                                     Antinori Software, Inc.
                                     400 Colony Square, Suite 450
                                     1200 Peachtree Street NE
                                     Atlanta, Georgia 30326
                                     Attention:  Ronald R. Antinori, Chairman
                                                 of the Board
                                     Phone: (404) 873-6740
                                     Fax: (404) 873-5554

                                     with a copy to:

                                     Morris, Manning & Martin
                                       A Limited Liability Partnership
                                     3343 Peachtree Road, N.E., Suite 1600
                                     Atlanta, Georgia 30326
                                     Attention:  Charles R. Beaudrot, Jr.
                                     Phone: (404) 233-7000
                                     Fax: (404) 365-9532

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.9.

                 11.10 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. The language hereof will not be construed for or against either party. A reference to a section, schedule or exhibit refers to a section in, or a schedule or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. References in this Agreement to the knowledge of Antinori (or similar phrases) refer to the actual knowledge of any one or more of Ronald A. Antinori, Lawrence D. Duckworth and Michael Israel, each after due inquiry; references in this Agreement to the knowledge of Carreker (or similar phrases) refer to the actual knowledge of either or both of J. D. Carreker and Terry Gage, each after due inquiry.

                 11.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each

AGREEMENT AND PLAN OF MERGER - Page 43
other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 11.11.

                 11.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

                 11.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                 11.14 PUBLIC ANNOUNCEMENT. Carreker and Antinori will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement.

                 11.15 CONFIDENTIALITY. Except as expressly authorized by Carreker in writing, Antinori will not directly or indirectly divulge to any person or entity or use any Carreker Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by Antinori in writing, Carreker will not directly or indirectly divulge to any person or entity or use any Antinori Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "CARREKER CONFIDENTIAL INFORMATION" consists of
(a) any information designated by Carreker as confidential whether developed by Carreker or disclosed to Carreker by a third party, (b) the source code to any Carreker software and any trade secrets relating to any of the foregoing and (c) any information relating to Carreker's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "ANTINORI CONFIDENTIAL INFORMATION" consists of (x) any information designated by Antinori as confidential whether developed by Antinori or disclosed to Antinori by a third party, (y) the source code to any Antinori software, and any trade secrets related to any of the foregoing and (z) any information relating to Antinori product plans, product designs, product costs, product provides, product names, finances, marketing plan, business opportunities, personnel, research, development or know-how. "Carreker Confidential Information" and "Antinori Confidential Information" also include the terms and conditions of this Agreement, except as disclosed in accordance with Section 11.14. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has therefore been disclosed

AGREEMENT AND PLAN OF MERGER - Page 44
pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

          Following any termination of this Agreement pursuant to Section 9, each party agrees that for a period of two years commencing January 31, 1997, such party will not initiate discussions with respect to prospective employment of the other party's employees.

                 11.16 TIME IS OF THE ESSENCE. The parties acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each use their best efforts to satisfy all the conditions to Closing on or before January 31, 1997.

                 11.17 ENTIRE AGREEMENT. This Agreement, the schedules and exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof (including, without limitation, that certain letter of intent between them dated as of October 30, 1996, as amended). The express
















AGREEMENT AND PLAN OF MERGER - Page 45
terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


THE CARREKER GROUP, INC.                     ANTINORI SOFTWARE, INC.


By: /s/ J.D. Carreker                        By: /s/ Ronald R. Antinori
    ------------------------------               ------------------------------
    J.D. Carreker                                Ronald R. Antinori
    Chief Executive Officer                      Chairman of the Board



CAG NEWCO, INC.


By: /s/ Terry Gage
    ------------------------------
    Terry Gage
    Senior Vice President






AGREEMENT AND PLAN OF MERGER - Page 46

                                                                    Exhibit A-1


                                EXHIBIT A-1, A-2 and A-3

                                                                    Exhibit A-1

                                  ARTICLES OF MERGER
                                          OF
                                   CAG NEWCO, INC.
                                    WITH AND INTO
                               ANTINORI SOFTWARE, INC.


     Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act (the "TBCA") and Section 14-2-1105 of the Georgia Business Corporation Code (the "GBCC"), the undersigned corporations (the "Constituent Corporations") hereby adopt the following Articles of Merger for the purpose of merging CAG Newco, Inc., a Texas corporation ("Newco"), with and into Antinori Software Inc., a Georgia corporation ("ASI") (the "Merger"). These Articles of Merger may be executed in a number of identical counterparts, each of which shall be deemed to be an original and all of which shall collectively constitute one and the same instrument.


     FIRST:    The laws of the States of Georgia and Texas permit the Merger.

     SECOND:   The name of the surviving corporation is Antinori Software, Inc.
and such corporation is to be governed by the laws of the State of Georgia.

     THIRD:    The Articles of Incorporation of ASI as it shall exist
immediately prior to the Effective Time (as defined below) shall, without amendments or changes, be and remain the Articles of Incorporation of ASI, the surviving corporation, immediately after the Effective Time until the same shall be altered, amended or repealed as provided therein.

     FOURTH:   The Plan of Merger (the "Plan") duly authorized and approved by each of the Constituent Corporations is attached hereto as Exhibit A and is hereby incorporated by reference as part of these Articles of Merger.

     FIFTH:    As to each Constituent Corporation, the number of shares
outstanding and the designation and number of outstanding shares of each class entitled to vote as a class on the Plan are as follows:

     Name of        Number of Shares      Designation of      Number of
   Corporation        Outstanding             Class            Shares
   -----------        -----------             -----            -------
       ASI             1,010,101             Common           1,010,101

      Newco                1,000             Common               1,000


     SIXTH:    As to each Constituent Corporation the total number of shares voted for and against the Plan, and as to each class entitled to vote as a class thereon, the number of shares of such class voted for and against the Plan, are as follows:

     Name of        Total Voted         Total Voted
   Corporation          For               Against
   -----------      -----------         -----------
       ASI             1,010,101             0
      Newco                1,000             0

     SEVENTH: The number of votes cast in favor of the Plan by shareholders of ASI and Newco was sufficient for approval as required under the TBCA.

     EIGHTH:   Shareholder approval was required for the Merger under the GBCC and the Merger was duly approved by the shareholders of ASI and Newco as required.

     NINTH:    The approval of the Merger and the Plan was duly authorized by all action required by the laws of the States of Texas and Georgia and by the constituent documents of the Constituent Corporations.

     TENTH:    The Effective Time of the Merger shall be at 11:59 p.m., Dallas,
Texas Time, January 31, 1997.


DATED:  January ___, 1997


CAG NEWCO, INC.                        ANTINORI SOFTWARE, INC.

By:                                    By:
   ----------------------------           ------------------------------------
Name:  Terry Gage                      Name:  Ronald R. Antinori
Title: Senior Vice President           Title: Chairman of the Board

                                                                    EXHIBIT A-2

                                THE STATE OF TEXAS


                                 SECRETARY OF STATE
                               CERTIFICATE OF MERGER


The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of Merger of

                                  CAG NEWCO, INC.
                                a Texas corporation
                                        with
                              ANTINORI SOFTWARE, INC.
                          a Georgia no permit corporation

have been received in this office and are found to conform to law. ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of merger.

Dated  January 31, 1997.

Effective  January 31, 1997


                                       /s/ Antonio O. Garza, Jr.
                                          -----------------------------------
                                           Antonio O. Garza, Jr.
                                           Secretary of State

Secretary of State
Business Information and Services
Suite 315, West Tower
2 Martin Luther King Jr. Dr.
Atlanta, Georgia  30334-1530

                                           DOCKET NUMBER:  970310862
                                           CONTROL NUMBER: 8814241
                                           EFFECTIVE DATE: 01/31/1997
                                           REFERENCE:      0091
                                           PRINT DATE:     01/31/1997
                                           FORM NUMBER:    411


MORRIS, MANNING & MARTIN
LINDA L. FILER
3343 PEACHTREE RD NE, STE 16CO
ATLANTA, GA 30326


                                CERTIFICATE OF MERGER

I, the Secretary of State of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia Annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of said filing.

Surviving Entity:
ANTINORI SOFTWARE, INC., A GEORGIA CORPORATION


Nonsurviving Entity/Entities:
CAG NEWCO, INC., A TEXAS CORPORATION

                                       /s/ Lewis A. Massey
                                          -----------------------------------
                                           LEWIS A MASSEY
                                           SECRETARY OF STATE

                                                                    EXHIBIT A-3

                                    PLAN OF MERGER
                                          OF
                                   CAG NEWCO, INC.
                                    WITH AND INTO
                               ANTINORI SOFTWARE, INC.


     This Plan of Merger (this "PLAN") is entered into as of January 29, 1997 among The Carreker Group, Inc., a Texas corporation ("CARREKER"), CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker ("NEWCO"), and Antinori Software, Inc., a Georgia corporation ("ANTINORI").

     1.    EFFECTIVE TIME OF MERGER.  Pursuant to the Texas Business
Corporation Act and the Georgia Business Corporation Code, Newco will be merged with and into Antinori (the "MERGER") and Antinori will be the surviving corporation of the Merger. The Merger will be effective (the "EFFECTIVE TIME") at 11:59 p.m., Dallas, Texas time, January 31, 1997, the date on which a copy of this Plan is filed with the Secretary of State of Texas and the Secretary of State of Georgia.

     2.    CONVERSION OF SECURITIES.

           (a) CONVERSION OF SHARES. At the Effective Time, each share of Antinori Common Stock, $.01 par value ("ANTINORI COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger, be converted into 0.50946871 fully paid and nonassessable shares of Carreker Class A Voting Common Stock, no par value ("CARREKER COMMON STOCK"). No fractional shares of Carreker Common Stock will be issued in connection with the Merger, but in lieu thereof, Carreker will pay an amount of cash equal to $23.83 multiplied by the fraction of a share of Carreker Common Stock to which such holder would otherwise be entitled. No Carreker Common Stock will be issued or paid in exchange for any shares of Antinori Common Stock held by Antinori as treasury stock.

           (b) ESCROW SHARES. At the closing of the Merger, Carreker will deduct from the shares of Carreker Common Stock to be delivered to former holders of Antinori Common Stock (the "SHAREHOLDERS") a number of shares equaling approximately (and less than) 5% of the shares of Carreker Common Stock to be delivered to the Shareholders in the Merger pursuant to that certain Escrow Agreement (the "ESCROW AGREEMENT"), dated of even date herewith among the Shareholders, Carreker and U.S. Trust Company of Texas, N.A., as escrow agent (the "ESCROW AGENT"), and will deliver such shares on behalf of the Shareholders to the Escrow Agent, to be held in escrow pursuant to the Escrow Agreement to secure the indemnification obligation of the Shareholders under the Agreement (as hereinafter defined).

           (c) NO CHANGE TO OUTSTANDING CARREKER STOCK. Each share of Carreker Common Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of Carreker Common Stock following the Merger.

           (d) NEWCO COMMON STOCK. At the Effective Time, each share of Newco Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of Antinori Common Stock.

           (e)   ANTINORI COMMON STOCK.  At the Effective Time,

Carreker shall own all of the issued and outstanding shares of Antinori Common Stock and Antinori shall become a wholly-owned subsidiary of Carreker.

     3. DIRECTORS AND OFFICERS. The directors and officers of Carreker and Antinori after the Effective Time shall be the persons set forth in ANNEX 1 hereto. Such directors and officers will hold their positions as directors and officers until the election and qualifications of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of Carreker or Antinori respectively.

     4. AGREEMENT. Antinori, Newco and Carreker are also parties to that certain Agreement and Plan of Merger dated as of January 29, 1997 (the "AGREEMENT"). The Agreement and this Plan are intended to be construed together in order to effectuate their purposes.

     5. FURTHER ASSURANCES. After the Effective Time, Carreker and any of its officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to carry out the purposes of this Plan, in the name of Antinori, Newco or otherwise.

     6. ARTICLES OF INCORPORATION; BYLAWS. The articles of incorporation and bylaws of Antinori will not be amended by virtue of the Merger.

     7. TERMINATION. This Plan may be terminated and the proposed Merger abandoned at any time prior to the Effective Time, whether before or after approval of this Plan or by the mutual consent of the Boards of Directors of Carreker and Antinori.

     8. ASSIGNMENT. None of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Plan will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     9. GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Plan, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties.

     10. COUNTERPARTS. This Plan may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Plan will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

     IN WITNESS WHEREOF, the parties have executed this Plan as of the date first above written.

THE CARREKER GROUP, INC.           ANTINORI SOFTWARE, INC.


By:                                    By:
   ---------------------------            ------------------------------
   J. D. Carreker                          Ronald R. Antinori
   Chief Executive Officer                 Chairman of the Board


CAG NEWCO, INC.


By:
   ---------------------------
   Terry Gage
   Senior Vice President

                                       ANNEX 1

J.D. Carreker       Chairman, CEO, and President; Director

Ronald Antinori     Vice Chairman, Product and Business Development, Director

Richard Linting     President of Consulting Group & COO, Director

Larry Duckworth     President of Software Group & COO, Director

Terry Gage          Senior Vice President & CFO, Treasurer, Assistant Secretary

Royce Brown         Executive Vice President, Payment Systems Group

Jack Davis          Executive Vice President, Software Group

Doug Eubanks        Executive Vice President, Systems Integration Group

Wyn Lewis           Executive Vice President, Yield Management

Bill Long           Senior Vice President, PSN Group

George Noga         Senior Vice President, Systems Integration Group

David Walker        Senior Vice President, ECCHO Group

Maury Purnell       Corporate Secretary

Kathi Huffines      Assistant Corporate Secretary

Judi Grooters       Assistant Corporate Treasurer

Jim Carreker        Director

James Fischer       Director

Richard Lee         Director

David Sias          Director

Larry Peck (SAIC)   Director

                        EXHIBITS B-1, B-2, B-3 AND B-4

[Exhibit B-1: Employment Agreement of John D. Carreker, Jr. Filed as Exhibit
10.1 to the Company's Registration Statement on Form S-1]

[Exhibit B-2: Employment Agreement of Ronald R. Antinori Filed as Exhibit 10.2 to the Company's Registration Statement on Form S-1]

                                                                    EXHIBIT B-3

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "AGREEMENT") shall become effective as of the Effective Date indicated below between The Carreker Group, Inc., a Texas corporation ("CARREKER"), and Lawrence D. Duckworth ("MR. DUCKWORTH").

                                    RECITALS

     A. This Agreement is entered into connection with and is ancillary to an Agreement and Plan of Merger (the "AGREEMENT") dated as of January 29, 1997 between Carreker and Antinori Software Inc., a Georgia corporation, pursuant to which a wholly-owned subsidiary of Carreker is to merge with and into Antinori Software, Inc. (the "MERGER"), such that Antinori Software, Inc. will become a wholly-owned subsidiary of Carreker. The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE"). As provided in Section 9(h) below, this Agreement will be void and have no effect if the Merger does not become effective, i.e., the Effective Date does not occur, by February 1, 1997.

     B. Mr. Duckworth is the President, Chief Executive Officer and a director of Antinori Software, Inc., reporting to the Chairman of its board of directors, and has been and remains actively involved in the development and marketing of Antinori Software, Inc.'s products. Carreker intends to continue the business of Antinori Software, Inc. after the Merger and integrate such business into Carreker's ongoing business. To preserve and protect the assets of Antinori Software, Inc., including Antinori Software, Inc.'s goodwill, customers and trade secrets of which Mr. Duckworth has and will have knowledge and to preserve and protect Carreker's goodwill and business interests going forward, and in consideration for Carreker's entering into and performing under the Agreement, Mr. Duckworth has agreed to enter into this Agreement.

     C. In addition, as contemplated by Section 7 below, Mr. Duckworth is concurrently herewith entering into an Intellectual Property Rights Agreement and a Confidentiality Agreement in favor of Carreker for the purpose of protecting Carreker's proprietary rights.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Carreker and Mr. Duckworth hereby agree as follows:

     1.    EMPLOYMENT.   Carreker will employ Mr. Duckworth and Mr. Duckworth
accepts employment with Carreker for a period of two years from the Effective Date (the "INITIAL PERIOD"), unless Mr. Duckworth's employment is sooner terminated in accordance with this Agreement. Mr. Duckworth's employment may continue after the Initial Period but will then be terminable by either party at will, with or without cause, which determination may be made in its sole discretion. The obligations of Carreker and Mr. Duckworth set forth in the "Intellectual Property Rights Agreement" and the "Confidentiality Agreement" (each as defined in Section 7) (referring to intellectual property and confidentiality, respectively) and in Section 8 (referring to termination) will survive termination of Mr. Duckworth's employment, regardless of cause.

           Mr. Duckworth's primary location of employment shall be in Atlanta, Georgia or its environs, and he shall undertake such business travel as is reasonably required in the discharge of his duties set forth below.

     2. DUTIES. Mr. Duckworth will be employed as a full-time employee of Carreker and initially will serve as the President of its Software Group and as a director. Unless and until the board of directors of Carreker changes reporting responsibilities, which change the board may make in its sole discretion, Mr. Duckworth shall report to the Chairman and Chief Executive Officer of Carreker. Mr. Duckworth agrees that, to the best of his ability and experience, he will at all times conscientiously perform all of the duties and obligations assigned to him under this Agreement.

     3. FULL-TIME EMPLOYMENT. Mr. Duckworth's employment will be on a full-time basis, in accordance with standard employee policies for Carreker. Mr. Duckworth will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Mr. Duckworth may (i) provide incidental assistance to family members on matters of family business; and (ii) sit on the board of directors of corporations and other organizations (including, without limitation, charitable and other nonprofit organizations) that do not compete with Carreker; provided in each case that such activities do not conflict with or interfere with Mr. Duckworth's normal full-time and first priority obligations to Carreker. Mr. Duckworth may make personal investments in nonpublicly traded corporations, partnerships or other entities that, to the knowledge of Carreker, are not at the time of such investment engaged in any business activities competitive with Carreker. Notwithstanding anything to the contrary contained in this Agreement, Mr. Duckworth may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Mr. Duckworth does not at any time own in excess of 1% of the issued and outstanding stock of any such corporation.

     4. SALARY; POTENTIAL BONUS; OPTIONS. Mr. Duckworth's salary for the term of the Initial Period will be not less than $250,000 per year, payable on Carreker's regular payroll dates, less required withholdings. Carreker agrees to review Mr. Duckworth's salary on or about six months after the Effective Date; PROVIDED, HOWEVER, that such review shall not result in a salary reduction, and a salary increase, if any, shall be totally within Carreker's discretion.

     The board of directors of Carreker has the sole discretion whether or not to establish a bonus pool. If and to the extent the board of directors of Carreker establishes a bonus pool for 1997 or any subsequent year, then Mr. Duckworth will be entitled to participate in the same at a percentage level reasonably consistent with the participation of other high level executive officers (e.g., the chief executive officer and chief financial officer, etc.) of Carreker.

     On the Effective Date, Carreker shall grant to Mr. Duckworth options to purchase up to 33,300 shares of Carreker's Class B Common Stock at an exercise price of $19.07 per share. One such option shall be an incentive stock option to the extent allowable by law and shall vest one-third on the Effective Date, one-third on the first anniversary thereof and one-third on the second anniversary thereof. The other such option shall be a non-qualified option with identical vesting terms. Such options shall be issued under and pursuant to Carreker's existing long term incentive plan, with terms and conditions as provided therein except as expressly provided above.

     5. BENEFITS. Mr. Duckworth will also be entitled to insurance, vacation and other benefits commensurate with his position in accordance with Carreker's standard employee policies in effect from time to time. Mr. Duckworth acknowledges receipt of a summary of Carreker's standard employee benefits policies in effect as of the date hereof.

     6. REIMBURSEMENT OF BUSINESS EXPENSES. Carreker will, in accordance with Carreker's policies in effect from time to time, reimburse Mr. Duckworth for all out-of-pocket reasonable business expenses incurred by Mr. Duckworth in connection with the performance of his duties under this Agreement upon submission of the required documentation required pursuant to Carreker's standard policies and record-keeping procedures.

     7. INTELLECTUAL PROPERTY. Simultaneously with the execution of this Agreement, Mr. Duckworth is executing and delivering and hereby adopts and agrees to be bound by Carreker's Intellectual Property Rights Agreement, a copy of which is attached to this Agreement as ATTACHMENT A, and the

Confidentiality Agreement, a copy of which is attached to this Agreement as ATTACHMENT B.

     8.    TERMINATION.

           (a) CARREKER. Carreker may terminate Mr. Duckworth's employment at any time during the Initial Period with or without cause upon written notice to Mr. Duckworth.

           (b) BY MR. DUCKWORTH. During the Initial Period, Mr. Duckworth may terminate Mr. Duckworth's employment upon written notice to Carreker only if Carreker is in material breach of this Agreement, provided that such termination will become effective only upon the expiration of 30 days following such notice and then only if the breach remains uncured. Such termination shall be deemed a termination by Carreker of Mr. Duckworth's employment under Section 8(a) for which Mr. Duckworth shall have the remedy set forth in Section 8(c).

           (c) REMEDY. Upon termination of Mr. Duckworth's employment pursuant to Section 8(a) without cause or Section 8(b) only (at which time he shall cease to be an employee of Carreker for all purposes, including for all benefit plan, insurance and other purposes), Carreker will pay to Mr. Duckworth, on Carreker's regular payroll dates and less required withholdings (if any), salary at the rate paid to Mr. Duckworth immediately prior to such termination, for the lesser of (i) the balance of the Initial Period or (ii) one year (the "TERMINATION PAYMENTS"). Carreker's obligation to make the Termination Payments pursuant to this Section 8(c) is in lieu of any damages or any other payment or benefits, including without limitation stock benefits, that Carreker might otherwise be obligated to pay Mr. Duckworth as a result of Mr. Duckworth's termination of employment; PROVIDED, HOWEVER, that if at any time Carreker terminates Mr. Duckworth's employment without cause under circumstances in which Mr. Duckworth is not entitled to Termination Payments, or is entitled to Termination Payments that in the aggregate are less than a lump-sum severance payment consistent with Carreker's standard severance payment policy, if any, as may be in effect at the time of termination, determined with applicable credit for Mr. Duckworth's time of service with Antinori Software, Inc., then Mr. Duckworth shall be entitled to such lump-sum severance payment. (For purposes of reference and example only, Carreker's standard severance payment policy as of the date of this Agreement provides for the payment of one week's salary at the time of termination for each year of service as an employee.)
Carreker and Mr. Duckworth agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring Carreker to make the Termination Payments as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by Carreker to Mr. Duckworth. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

           (d) UPON DEATH. If Mr. Duckworth dies during the term of this Agreement, then Carreker will pay his estate an amount equal to all salary accrued, bonuses (if any) accrued and payable and benefits accrued as of the date of his death.

           (e) SURVIVAL. Mr. Duckworth's and Carreker's obligations under Sections 7, 8 and 9(i) of this Agreement will survive the termination of Carreker's employment of Mr. Duckworth.

           (f) OPTIONS. Termination of Mr. Duckworth's employment with Carreker shall not of itself make unexercisable any unexercised options to purchase stock of Carreker except and to the extent expressly provided for (or referenced) in the agreements evidencing such options.

           (g) CAUSE. As used in this Agreement the term "with cause" shall mean and be limited to: (i) a material breach of this Agreement by Mr. Duckworth that is not corrected within thirty (30) days after written notice of same from the board of directors of Carreker to Mr. Duckworth; (ii) gross and willful neglect by Mr. Duckworth of his duties and responsibilities hereunder; (iii) fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by Mr. Duckworth in connection with the performance of his duties and responsibilities hereunder; (iv) Mr. Duckworth being under the influence of alcohol or drugs during business hours, or being habitually drunk or addicted to drugs; (v) the commission by Mr. Duckworth of any crime of moral turpitude; (vi) material breach by Mr. Duckworth of his obligations under any assignment of copyright and other intellectual property rights, noncompetition agreement, trade secret agreement or confidentiality agreement, which breach is not cured within thirty (30) days after written notice of same from the board of directors of Carreker to Mr. Duckworth; or (vii) habitual breach by Mr. Duckworth of any of the material provisions of this Agreement or such other assignment or agreements (regardless of any prior cure thereof).

     9.    MISCELLANEOUS.

           (a) NOTICES. Any and all notice permitted or required to be given under this Agreement must be in writing. Notices will be deemed given
(i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 9(a):

(i)   If to Carreker:         The Carreker Group, Inc.
                              14001 North Dallas Parkway, Suite 1100
                              Dallas, Texas 75240
                              Attention:  J. D. Carreker, Chief Executive
                                Officer
                              Phone: (972) 458-1981
                              Fax: (972) 458-2567

                              with a copy to:

                              Locke Purnell Rain Harrell
                              (A Professional Corporation)
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Attention:  Russell F. Coleman
                              Phone:  (214) 740-8686
                              Fax:  (214) 740-8800

(ii)  If to Mr. Duckworth:    Lawrence D. Duckworth
                              15 Old Stratton Chase
                              Atlanta, Georgia 30328
                              Phone: (404) 303-9944

                              with a copy to:

                              Morris, Manning & Martin
                              A Limited Liability Partnership
                              3343 Peachtree Road, N.E., Suite 1600
                              Atlanta, Georgia 30326
                              Attention:  Charles R. Beaudrot, Jr.
                              Phone: (404) 233-7000
                              Fax: (404) 365-9532

          (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between Carreker and Mr. Duckworth, or between Antinori Software, Inc. and Mr. Duckworth, concerning Mr. Duckworth's employment and employment benefits (including, without limitation, that certain Letter of Agreement dated October 24, 1995, as amended, between Mr. Duckworth and Antinori Software, Inc.), and Mr. Duckworth hereby releases and discharges Antinori Software, Inc. from its obligations under such prior agreements; PROVIDED, HOWEVER, that this sentence does not supersede and is without prejudice to Mr. Duckworth's vested option to purchase shares of Carreker from Ronald R. Antinori

(individually) as set forth in paragraph 3 of such Letter of Agreement (and the vesting and acceleration provisions of paragraph 4 of such Letter of Agreement, to the extent they relate to such paragraph 3). This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modifications is sought.

          (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Mr. Duckworth or Carreker, except that the rights and obligations of Carreker under this Agreement may be assigned to a corporation which succeeds Carreker as the result of a merger or other corporate reorganization and which continues the business of Carreker, or subsidiary of Carreker, provided that Carreker guarantees the performance by such assignee of Carreker's obligations hereunder.

          (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

          (e) NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

          (f) SEVERABILITY. Mr. Duckworth and Carreker recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of Carreker. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

          (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before February 1, 1997.

          (i)    DISPUTE RESOLUTION.

                 (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

                 (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

                 (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; PROVIDED, HOWEVER, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.
If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                 (iv) PAYMENT OF COSTS. Carreker and Mr. Duckworth will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; PROVIDED, HOWEVER, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

                 (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

                 (vi) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                 (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                 (viii) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

                 (ix) EQUITABLE REMEDY. Notwithstanding the provisions of this Section 9(i) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief may not be subject to arbitration and may be brought by the parties in any court that has jurisdiction, and should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.

            [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

THE CARREKER GROUP, INC.                /s/ Lawrence D. Duckworth
                                        --------------------------------
                                        LAWRENCE D. DUCKWORTH

By: /s/ J.D. Carreker
    -------------------------
    J.D. Carreker
    Chief Executive Officer

                                                                    EXHIBIT B-4

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "AGREEMENT") shall become effective as of the Effective Date indicated below between The Carreker Group, Inc., a Texas corporation ("CARREKER"), and Mr. Michael Israel ("MR. ISRAEL").

                                    RECITALS

      A. This Agreement is entered into connection with and is ancillary to an Agreement and Plan of Merger (the "AGREEMENT") dated as of January 29, 1997 between Carreker and Antinori Software Inc., a Georgia corporation, pursuant to which a wholly-owned subsidiary of Carreker is to merge with and into Antinori Software, Inc. (the "MERGER"), such that Antinori Software, Inc. will become a wholly-owned subsidiary of Carreker. The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE"). As provided in Section 9(h) below, this Agreement will be void and have no effect if the Merger does not become effective, i.e., the Effective Date does not occur, by February 1, 1997.

      B. Mr. Israel is a Vice President and a shareholder of Antinori Software, Inc. and has been and remains actively involved in the development and marketing of Antinori Software, Inc.'s products. Carreker intends to continue the business of Antinori Software, Inc. after the Merger and integrate such business into Carreker's ongoing business. To preserve and protect the assets of Antinori Software, Inc., including Antinori Software, Inc.'s goodwill, customers and trade secrets of which Mr. Israel has and will have knowledge and to preserve and protect Carreker's goodwill and business interests going forward, and in consideration for Carreker's entering into and performing under the Agreement, Mr. Israel has agreed to enter into this Agreement.

      C. In addition, as contemplated by Section 7 below, Mr. Israel is concurrently herewith entering into an Intellectual Property Rights Agreement and a Confidentiality Agreement in favor of Carreker for the purpose of protecting Carreker's proprietary rights.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Carreker and Mr. Israel hereby agree as follows:

      1.   EMPLOYMENT.   Carreker will employ Mr. Israel and Mr. Israel
accepts employment with Carreker. Mr. Israel's employment is terminable by either party at will, with or without cause, at any time. The obligations of Carreker and Mr. Israel set forth in the "Intellectual Property Rights Agreement" and the "Confidentiality Agreement") (each as defined in Section
7) (referring to intellectual property and confidentiality, respectively) and in Section 8 (referring to termination) will survive termination of Mr. Israel's employment, regardless of cause.

           Mr. Israel's primary location of employment shall be in Atlanta, Georgia or its environs, and he shall undertake such business travel as is reasonably required in the discharge of his duties set forth below.

      2. DUTIES. Mr. Israel will be employed as a full-time employee of Carreker. Mr. Israel agrees that, to the best of his ability and experience, he will at all times conscientiously perform all of the duties and obligations assigned to him under this Agreement, which shall be reasonably comparable to his duties and obligations at Antinori Software, Inc.

      3. FULL-TIME EMPLOYMENT. Mr. Israel's employment will be on a full-time basis, in accordance with standard employee policies for Carreker. Mr. Israel will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Mr. Israel may (i) provide incidental assistance to family members on matters of family business; and (ii) sit on the board of directors of corporations and other organizations (including, without limitation, charitable and other nonprofit organizations) that do not compete with Carreker; provided in each case that such activities do not conflict with or interfere with Mr. Israel's normal full-time and first priority obligations to Carreker. Mr. Israel may make personal investments in nonpublicly traded corporations, partnerships or other entities that, to the knowledge of Carreker, are not at the time of such investment engaged in any business activities competitive with Carreker. Notwithstanding anything to the contrary contained in this Agreement, Mr. Israel may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Mr. Israel does not at any time own in excess of 1% of the issued and outstanding stock of any such corporation.

      4. SALARY; OPTIONS. Mr. Israel's initial salary will be not less than the rate of $130,000 per year, payable on Carreker's regular payroll dates, less required withholdings. Changes in Mr. Israel's salary shall occur only by mutual agreement.

      On the Effective Date, Carreker shall grant to Mr. Israel options to purchase up to 23,100 shares of Carreker's Class B Common Stock at an exercise price of $19.07 per share. One such option shall be an incentive stock option to the extent allowable by law and shall vest one-third on the Effective Date, one-third on the first anniversary thereof and one-third on the second anniversary thereof. The other such option shall be a non-qualified option with identical vesting terms. Such options shall be issued under and pursuant to Carreker's existing long term incentive plan, with terms and conditions as provided therein except as expressly provided above.

      5. BENEFITS. Mr. Israel will be entitled to insurance, vacation and other benefits commensurate with his position in accordance with Carreker's standard employee policies in effect from time to time. Mr. Israel acknowledges receipt of a summary of Carreker's standard employee benefits policies in effect as of the date hereof.

      6. REIMBURSEMENT OF BUSINESS EXPENSES. Carreker will, in accordance with Carreker's policies in effect from time to time, reimburse Mr. Israel for all out-of-pocket reasonable business expenses incurred by Mr. Israel in connection with the performance of his duties under this Agreement upon submission of the required documentation required pursuant to Carreker's standard policies and record-keeping procedures.

      7. INTELLECTUAL PROPERTY. Simultaneously with the execution of this Agreement, Mr. Israel is executing and delivering and hereby adopts and agrees to be bound by Carreker's Intellectual Property Agreement, a copy of which is attached to this Agreement as ATTACHMENT A, and the Confidentiality Agreement, a copy of which is attached to this Agreement as ATTACHMENT B.

      8. SURVIVAL. Mr. Israel's and Carreker's obligations under Sections 7, 8 and 9(i) of this Agreement will survive the termination of Carreker's employment of Mr. Israel.

      9.   MISCELLANEOUS.

           (a) NOTICES. Any and all notice permitted or required to be given under this Agreement must be in writing. Notices will be deemed given
(i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 9(a):

(i)   If to Carreker:         The Carreker Group, Inc.
                              14001 North Dallas Parkway, Suite 1100
                              Dallas, Texas 75240
                              Attention:  J. D. Carreker, Chief Executive
                                Officer
                              Phone: (972) 458-1981
                              Fax: (972) 458-2567

                              with a copy to:

                              Locke Purnell Rain Harrell
                              (A Professional Corporation)
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Attention:  Russell F. Coleman
                              Phone:  (214) 740-8686
                              Fax:  (214) 740-8800

(ii)  If to Mr. Israel:       Michael Israel
                              127 Lanier Blvd.
                              Atlanta, Georgia 30306
                              Phone: (404) 881-8721

                              with a copy to:

                              Morris, Manning & Martin
                              A Limited Liability Partnership
                              3343 Peachtree Road, N.E., Suite 1600
                              Atlanta, Georgia 30326
                              Attention:  Charles R. Beaudrot, Jr.
                              Phone: (404) 233-7000
                              Fax: (404) 365-9532

           (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between Carreker and Mr. Israel, or between Antinori Software, Inc. and Mr. Israel, concerning Mr. Israel's employment and employment benefits (including, without limitation, those certain Letters of Agreement dated December 20, 1994 and September 13, 1996, each between Mr. Israel and Antinori Software, Inc., but not his accrued rights to commissions as set forth in those agreements). This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modifications is sought.

           (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Mr. Israel or Carreker, except that the rights and obligations of Carreker under this Agreement may be assigned to a corporation which succeeds Carreker as the result of a merger or other corporate reorganization and which continues the business of Carreker, or a subsidiary of Carreker, provided that

Carreker guarantees the performance by such assignee of Carreker's obligations hereunder.

           (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

           (e) NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

           (f) SEVERABILITY. Mr. Israel and Carreker recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of Carreker. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

           (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

           (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before February 1, 1997.

           (i)   DISPUTE RESOLUTION.

                 (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules.

Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

                 (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

                 (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; PROVIDED, HOWEVER, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.
If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                 (iv) PAYMENT OF COSTS. Carreker and Mr. Israel will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; PROVIDED, HOWEVER, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

                 (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

                 (vi) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                 (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                 (viii) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

                 (ix) EQUITABLE REMEDY. Notwithstanding the provisions of this Section 9(i) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief may not be subject to arbitration and may be brought by the parties in any court that has jurisdiction, and should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.

            [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

THE CARREKER GROUP, INC.                /s/ Michael Israel
                                        --------------------------------
                                        MICHAEL ISRAEL

By: /s/ J.D. Carreker
    -----------------------------
    J.D. Carreker
    Chief Executive Officer

                                      EXHIBIT C

[Exhibit C includes a Noncompetition Agreement for each of Ronald R. Antinori, Lawrence Duckwork, Michael Israel and Susan Antinori. A form of the Noncompetition Agreement is filed herewith.]

                               NONCOMPETITION AGREEMENT

      This NONCOMPETITION AGREEMENT (this "AGREEMENT") is made as of the Effective Date indicated below by and between The Carreker Group, Inc., a Texas corporation ("CARREKER"), and __________________ ("SHAREHOLDER").

                                       RECITALS

      A. This Agreement is entered into in connection with and is ancillary to that certain Agreement and Plan of Merger (the "Plan") dated as of January 29, 1997 among Carreker, Antinori Software, Inc., a Georgia corporation ("ANTINORI"), and CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker, pursuant to which CAG Newco, Inc. will merge with and into Antinori (the "MERGER"). The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE").

      B. Shareholder is a principal shareholder of Antinori and has been actively involved in the development and marketing of Antinori's products. Carreker intends to continue the business of Antinori after the Merger and integrate such business into Carreker's ongoing business. To preserve and protect the assets of Antinori, including Antinori's goodwill, customers and trade secrets of which Shareholder has and will have knowledge in his role as an employee of Carreker and to preserve and protect Carreker's goodwill and business interests going forward, and in consideration for Carreker's entering into and performing under the Plan, Shareholder has agreed to enter into this Agreement.

      C. Shareholder and Carreker believe the limitation as to time, geographical area and scope of activity contained in this Agreement are reasonably necessary to, and no greater than that required to, protect the goodwill and business interests of Carreker.

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Carreker and Shareholder hereby agree as follows:

      1. TIME; SCOPE OF ACTIVITY. For the later of three years following the Effective Date and two years after the termination of Shareholder's employment by Carreker, Shareholder will not (except to the extent permitted in Section 3 of Shareholder's Employment Agreement with Carreker dated the date of this Agreement) individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Carreker, Antinori or other subsidiaries of Carreker:

           (a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any business engaged, in the geographical area referred to in Section 2 below, in a business that is substantially similar to or competitive with the development, marketing, maintenance, administration, and consultation with respect to, computer software for financial institutions or other computer software or other products created, distributed or known by him to be under development by Carreker or any of its subsidiaries prior to the termination of Shareholder's employment with Carreker; or

           (b) Directly or indirectly create, develop, sell, license or otherwise market computer software, or related products or services, that are substantially similar to or competitive with any computer software, or related products or services, the creation, development, sale, licensing or other marketing of which he participated in during Shareholder's employment with Carreker; or

           (c) Divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, any business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of Carreker and its subsidiaries of whatever nature, whether existing on or prior to the date of this Agreement or arising from and after the date of this Agreement (provided, however, that for purposes of this Agreement, information (other than client or customer lists) shall not be considered to be confidential or proprietary if (i) it is a matter of public record, (ii) it is generally known in the industry, or
(iii) the Shareholder can demonstrate that such information was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); or

           (d) Recruit, attempt to hire, solicit, assist others in recruiting or hiring, or refer to others concerning employment, in or with respect to the geographical areas referred to in Section 2 below, any person who is an employee of Carreker or any of their subsidiaries or induce or attempt to induce any such employee to terminate his employment with Carreker or any of its subsidiaries.

      2. GEOGRAPHICAL AREAS. The geographical areas in which the restrictions provided for in this Agreement apply include all cities, counties and states of the United States, and all other countries, in which Carreker or Antinori has engaged in licensing or sales or otherwise conducted business or selling or licensing efforts at any time during the two years prior to the Effective Date of this Agreement or during the term of this Agreement. Shareholder acknowledges that the scope and period of restrictions provided for in Section 1 and the geographical area to which the


NONCOMPETITION AGREEMENT - Page 2
restrictions apply as described in this Section 2 are fair and reasonable and are reasonably required for the protection of Carreker and that this Agreement accurately describes the business to which the restrictions are intended to apply.

      3. CONSENT TO INJUNCTION. Shareholder acknowledges that any breach of the covenants of this Agreement will result in immediate and irreparable injury to Carreker and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of Carreker as may be appropriate if such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Carreker may be entitled hereunder, including, without limitation, monetary damages.












NONCOMPETITION AGREEMENT - Page 3

      4.   MISCELLANEOUS.

           (a) NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                         (i)  If to Carreker:

                                   The Carreker Group, Inc.
                                   14001 North Dallas Parkway, Suite 1100
                                   Dallas, Texas 75240
                                   Attention: J. D. Carreker, Chief Executive
                                     Officer
                                   Phone: (972) 458-1981
                                   Fax: (972) 458-2567

                                   with a copy to:

                                   Locke Purnell Rain Harrell
                                   (A Professional Corporation)
                                   2200 Ross Avenue, Suite 2200
                                   Dallas, Texas 75201
                                   Attention:  Russell F. Coleman
                                   Phone:  (214) 740-8686
                                   Fax:  (214) 740-8800

                         (ii) If to Shareholder:

                                   ____________________________
                                   ____________________________
                                   ____________________________
                                   Phone: _____________________


                                   with a copy to:

                                   Morris, Manning & Martin
                                   A Limited Liability Partnership
                                   3343 Peachtree Road, N.E., Suite 1600
                                   Atlanta, Georgia 30326
                                   Attention:  Charles R. Beaudrot, Jr.
                                   Phone: (404) 233-7000
                                   Fax: (404) 365-9532

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 4(a).

           (b) AMENDMENTS. This Agreement contains the entire agreement and supersedes and replaces all prior agreements between Carreker and Shareholder or Antinori and Shareholder concerning


NONCOMPETITION AGREEMENT - Page 4
the subject matter hereof. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought.

           (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Shareholder or Carreker, except that the rights and obligations of Carreker under this Agreement may be assigned to a corporation which becomes the successor to Carreker as the result of a merger or other corporate reorganization and which continues the business of Carreker, or any other subsidiary of Carreker, provided that Carreker guarantees the performance by such assignee of Carreker's obligations hereunder.

           (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

           (e) NO WAIVER. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions of this Agreement on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

           (f) SEVERABILITY. Shareholder and Carreker recognize that the limitations contained herein are reasonably and properly required for the adequate protection of the interests of Carreker. The intent of the parties is that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If for any reason a court of competent jurisdiction or a binding arbitration proceeding finds any provision or position of this Agreement or the application thereof, to be invalid or unenforceable, then this Agreement will be deemed amended to revise that provision or position to the minimum extent necessary to render it valid and enforceable and the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties.

           (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

           (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before February 1, 1997.

           (i)   DISPUTE RESOLUTION.


NONCOMPETITION AGREEMENT - Page 5

                 (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

                 (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her compensation.

                 (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law and experienced in mergers and acquisitions; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                 (iv) PAYMENT OF COSTS. Carreker and Shareholder will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

                 (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

                 (vi)    AWARD.  Upon the conclusion of any


NONCOMPETITION AGREEMENT - Page 6
arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                 (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                 (viii) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement (including as provided in Section 3), arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.


               [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]










NONCOMPETITION AGREEMENT - Page 7

      IN WITNESS WHEREOF, this Agreement is made and effective as of the Effective Date.

THE CARREKER GROUP, INC.               SHAREHOLDER



By: /s/ J.D. Carreker                  /s/ Ronald R. Antinori
    ----------------------------       -----------------------------------
    J.D. Carreker                      Name: Ronald R. Antinori
    Chief Executive Officer















NONCOMPETITION AGREEMENT - Page 8

                              EXHIBITS D-1 AND D-2

                                                                    EXHIBIT D-1

                                ESCROW AGREEMENT

      This Escrow Agreement (this "AGREEMENT") is entered into as of January 31, 1997, among The Carreker Group, Inc., a Texas corporation ("CARREKER"), Ronald R. Antinori, Susan Antinori and Michael Israel, who are the shareholders (collectively, the "HOLDERS") of Antinori Software, Inc., a Georgia corporation ("ANTINORI"), and U.S. Trust Company of Texas, N.A. ("ESCROW AGENT").

                                    RECITALS

      A. Antinori, Carreker and a wholly-owned subsidiary of Carreker have entered into an Agreement and Plan of Merger dated as of January 29, 1997 (the "AGREEMENT") pursuant to which Antinori will merge with and into such wholly-owned subsidiary of Carreker, with Antinori surviving the merger, such that Antinori will become a wholly-owned subsidiary of Carreker. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given them in the Agreement. A copy of the Agreement has been delivered to Escrow Agent.

      B. Pursuant to the Agreement, an aggregate of 514,614 shares of Carreker Class A Voting Common Stock, no par value ("CARREKER COMMON STOCK"), are to be issued in the Merger to the Holders.

      C. The Agreement provides for shares equaling approximately (and less than) 5% of the shares of Carreker Common Stock that are issued in the Merger (the "ESCROW SHARES") to be deducted from the shares of Carreker Common Stock issued to the Holders and placed in an escrow account (the "ESCROW ACCOUNT") to secure certain indemnification obligations of the Holders to Carreker and the other Indemnified Persons (as defined in Section 10.2 of the Agreement) under the Agreement on the terms and conditions set forth herein. The Escrow Shares required to be deposited in the Escrow Account pursuant to this Agreement are described on ATTACHMENT A.

      D. The parties desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Account.

      NOW, THEREFORE, the parties agree as follows:

      1.   ESCROW AND INDEMNIFICATION.

           (a) ESCROW OF SHARES. Promptly after the Effective Time of the Merger, Carreker will deposit the Escrow Shares with Escrow Agent, who will hold them in escrow as collateral for the indemnification obligations of the Holders under Section 10.2 of the Agreement until such time as such Escrow Shares are released pursuant to this Agreement. The Escrow Shares include any "ADDITIONAL ESCROW SHARES" as that term is defined in Section 2(b) of this Agreement. Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in escrow subject to the terms and conditions of this Agreement.

           (b) INDEMNIFICATION. Carreker and the other Indemnified Persons are indemnified pursuant to the terms of Section 10.2 of the Agreement (which terms are incorporated herein by reference) from and against any Carreker Damages, subject to the limitations set forth in Section 10.2 of the Agreement and in this Agreement. (For purposes of this Agreement, references
to Carreker will include all other Indemnified Persons, as applicable.)   A
number of Shares equalling approximately (and less than) 5% of the shares of Carreker Common Stock that are issued in the Merger to the Holders (the "ESCROW SHARES") will be security for this indemnity obligation, subject to the limitations, and in the manner provided, in Sections 10.2 of the Agreement and this Agreement. Ronald R. Antinori shall act as Representative of the Holders for purposes of this Agreement, is duly authorized to be such Representative and may bind the Holders. Promptly after the receipt by Carreker of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under Section 10.2 of the Agreement, Carreker will give the Representative and Escrow Agent written notice of such claim, damage, legal action or proceeding (a "CLAIM") in accordance with Section 3 of this Agreement. Within seven days of delivery of such written notice, the Representative may, with Carreker's written consent, which shall not be unreasonably withheld, at the expense of the Holders, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If the Representative makes the foregoing election, then the Representative will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify Carreker of the progress of any such Claim, will permit Carreker, at its expense, to participate in such prosecution or defense (PROVIDED, HOWEVER, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of Carreker, for the same counsel to represent both Carreker and the Holders in the resolution of such Claim, then Carreker may retain separate counsel, the fees and expenses of which shall not be borne by Carreker but shall instead be borne by the Holders) and will provide Carreker with reasonable access to all relevant information and documents relating to the Claim and the Representative's prosecution or defense thereof. If the Representative does not make such election, then Carreker shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify the Representative of the progress of any such Claim, and will permit the Representative, at the expense of the Holders, to participate in such prosecution or defense and will provide the Representative with reasonable access to all relevant information and documents relating to the Claim and Carreker's prosecution or defense thereof. In either case, the party not in control of a Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either Carreker (if the Representative defends the Claim) or the Representative (if Carreker defends the Claim), such consent not to be unreasonably withheld.

           (c) LIMITATION ON LIABILITY. The maximum liability of a Holder under Section 10.2 of the Agreement and under this Agreement, and Carreker's sole and exclusive remedy under Section 10.2 of the Agreement and under this Agreement, will be the number of Escrow Shares set forth next to each such Holder's name on ATTACHMENT A; provided, however, that the foregoing limitation on liability shall not apply in respect of Ronald R. Antinori's indemnity obligations resulting from fraud or intentional and willful misrepresentation or intentional and willful concealment.

      2.   DEPOSIT OF ESCROW SHARES; RELEASE FROM ESCROW.

           (a) DELIVERY OF ESCROW SHARES. On the Closing Date, the Escrow Shares allocable to a Holder (the "INITIAL ESCROW SHARES") will be delivered by Carreker to Escrow Agent in the form of duly authorized stock certificates issued in the respective names of the Holder thereof together with endorsed stock powers. On the Closing Date, each of the Holders will deliver to Carreker a duly endorsed stock power in the form of ATTACHMENT B. If Carreker issues any Additional Escrow Shares (as defined below), then such shares will be issued and delivered to Escrow Agent in the same manner as the Escrow Shares delivered on the Closing Date.

           (b) DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Code ("ADDITIONAL ESCROW SHARES") and returns of capital, any cash dividends, dividends payable in securities or other distributions made in respect of the Escrow Shares will be distributed by Carreker to each Holder. The Holder will have the right to vote the Escrow Shares deposited in the Escrow Account for the account of such Holder so long as such Escrow Shares are held in escrow, and Carreker will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in Escrow Agent's possession pursuant to this Agreement, the Holder will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions of this Agreement.

           (c) DISTRIBUTIONS TO HOLDERS. On or before January 31, 1998 (the "FINAL RELEASE DATE"), Escrow Agent will release from escrow to each Holder such Holder's Escrow Shares, plus that portion of all Additional Escrow Shares related to the Escrow Shares, less (A) any Escrow Shares delivered to Carreker in accordance with Section 4 in satisfaction of Claims by Carreker pursuant to Section 1(b) and (B) any Escrow Shares subject to delivery to Carreker in accordance with Section 4 with respect to any then pending but unresolved Claims of Carreker pursuant to Section 1(b). Any Escrow Shares held as a result of clause (B) will be released to the Holder or released to Carreker for cancellation (as appropriate) promptly upon resolution of each specific Claim involved.

           (d) RELEASE OF SHARES. The Escrow Shares will be held by Escrow Agent until required to be released pursuant to Section 2(c) above. Within five business days after the applicable release condition is met, Escrow Agent will deliver to the Holders the requisite number of Escrow Shares to be released on such date as identified by Carreker and the Representative to Escrow Agent in writing. Such delivery will be in the form of stock certificate(s) issued in the names of such Holders. Carreker and the Representative undertake to deliver a timely notice to Escrow Agent identifying the number of Escrow Shares to be released within such five-day period. Carreker will take such action as may be necessary to cause stock certificates to be issued in the names of the Holders. Escrow Agent will have such stock certificates in its possession no later than three business days prior to the day on which Escrow Agent is to deliver such certificates to the Holders. Certificates representing Escrow Shares will bear a legend indicating that they are subject to resale restrictions. Cash will be paid in lieu of fractions of Escrow Shares in an amount equal to the product determined by multiplying such fraction by the per share value of Carreker Common Stock as stated in Section 1.2 of the Agreement. Within five business days after written request from the Representative, Carreker will submit a certified schedule of the cash amounts payable for fractional shares and will deposit with Escrow Agent sufficient funds to pay such cash amounts for fractional shares.

           (e) NO ENCUMBRANCE. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by a Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Holder (other than such Holder's obligations under Section 10.2 of the Agreement), prior to the delivery to such Holder of the Escrow Shares by Escrow Agent.

           (f) POWER TO TRANSFER ESCROW SHARES. Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Carreker will cooperate with Escrow Agent in promptly issuing stock certificates to effect such transfers.

      3.   NOTICE OF CLAIM.

           (a) Each notice of a Claim by Carreker pursuant to Section 1(b) (the "NOTICE OF CLAIM") will be in writing and will contain the following information to the extent reasonably available to Carreker:

                 (i) Carreker's good faith estimate of the reasonably foreseeable maximum amount of the alleged Carreker Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against Carreker or Antinori based on alleged facts, which if true, would constitute a breach of Antinori's representations and warranties); and

                 (ii) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Carreker Damages based on Carreker's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Carreker) and copies of any formal demand or complaint.

           (b) Escrow Agent will not transfer any of the Escrow Shares held in the Escrow Account to Carreker pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4.

      4. RESOLUTION OF NOTICE OF CLAIM AND TRANSFER OF ESCROW SHARES. Any Notice of Claim received by the Representative and Escrow Agent pursuant to
Section 3, or any notice of a claim received by the Representative and Escrow Agent pursuant to Section 1(c) (a "LIQUIDATED DAMAGES CLAIM"), will be resolved as follows:

           (a) UNCONTESTED CLAIMS. If the Representative does not contest a Notice of Claim or a Liquidated Damages Claim in writing to Escrow Agent and Carreker and the Representative does not pay the amount demanded within 15 calendar days after the Notice of Claim or the Liquidated Damages Claim is delivered pursuant to Section 4(b) below, then Escrow Agent will immediately transfer to Carreker for cancellation that number of the Escrow Shares having a value (determined pursuant to Section 4(c)) equal to the amount of Carreker Damages specified in the Notice of Claim, or the amount of the Liquidated Damages (in the case of a Liquidated Damages Claim), which number will be allocated among the Holders in proportion to their percentage interests in the Escrow Shares set forth on ATTACHMENT A, and will notify the Representative of such transfer.

           (b) CONTESTED CLAIMS. To recover Claims under this Escrow it will not be necessary to institute an arbitration proceeding pursuant to
Section 11.1 of the Agreement; the arbitrator hereunder being authorized to determine the existence of Claims, as well as the amount of Carreker Damages (in the case of a Claim under Section 1(b) above) associated therewith. If the Representative gives written notice contesting all, or a portion of, a Notice of Claim or Liquidated Damages Claim to Carreker and Escrow Agent (a "CONTESTED CLAIM") within the 15-day period provided above, then matters that are subject to a third party claim brought against Carreker or Antinori in litigation or an arbitration proceeding will await the final decision, award or settlement of such litigation or arbitration proceeding, while matters that arise between Carreker on the one hand and Antinori on the other hand ("ARBITRABLE CLAIMS"), will be settled by binding arbitration. Any portion of the Notice of Claim that is not contested will be resolved as set forth above in Section 4(a). The final decision of the arbitrator will be furnished to Escrow Agent, the Representative and Carreker in writing and will constitute a conclusive determination of the issue in question, binding upon the Holders and Carreker. After notice that the Notice of Claim is contested by the Representative, Escrow Agent will continue to hold in the Escrow Account Escrow Shares having a value (determined pursuant to Section 4(c)) sufficient to cover such Claim (notwithstanding the expiration of the Final Release Date) until (i) execution of a settlement agreement by Carreker and the Representative setting forth a resolution of the Notice of Claim, or
(ii) receipt of a copy of the final award of the arbitrator.

                 (i) ARBITRATION. Any contested Claim shall be settled by arbitration in Dallas, Texas, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

                 (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

                 (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of lawyers who are familiar with Texas contract law and experienced in mergers and acquisitions; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                 (iv) PAYMENT OF COSTS. Carreker and the Holders will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations. At Carreker's option, the Holders' liability for such fees and costs and costs of arbitration may be paid by Carreker and recovered by Carreker as a Claim hereunder out of the Escrow Shares.

                 (v) BURDEN OF PROOF. For any Arbitrable Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

                 (vi) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. In the case of an award pursuant to a Liquidated Damages Claim, the amount of the award will be equal to the Liquidated Damages plus costs of arbitration as provided above.

                 (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or the Agreement.

                 (viii) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement or the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Agreement.

           (c) DETERMINATION OF AMOUNT OF CLAIMS. Any amount owed to Carreker hereunder, determined pursuant to Section 4(a) or

(b) above, will be immediately payable to Carreker out of the Escrow Shares then held by Escrow Agent on a pro rata basis among the Holders at a per share value for all Escrow Shares equal to $23.83.

           (d) NO EXHAUSTION OF REMEDIES. Carreker need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement. Carreker may institute Claims against the Escrow Shares and in satisfaction thereof may recover Escrow Shares, in accordance with the terms of this Agreement, without making any other Claims directly against the Holders and without rescinding or attempting to rescind the transactions consummated pursuant to the Agreement. The assertion of any single Claim for indemnification hereunder will not bar Carreker from asserting other Claims hereunder.

      5.   LIMITATION OF ESCROW AGENT'S LIABILITY.

           (a) Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content or any document delivered to it. Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by Escrow Agent based on such advice, Escrow Agent will not be liable to anyone. Escrow Agent will not be required to take any action hereunder involving its expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

           (b) If conflicting demands are made or conflicting notices are served upon Escrow Agent with respect to the Escrow Account, then Escrow Agent will have the absolute right, at Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 9 or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. If such interpleader suit is brought, then Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Carreker and the Holders will each pay Escrow Agent 50% percent of all costs, expenses and reasonable attorney's fees expended or incurred by Escrow Agent pursuant to the exercise of Escrow Agent's rights under this Section 5 (such costs, fees and expenses being treated as extraordinary fees and expenses for the purposes of Section 8); provided, however, that Carreker and the Holders shall be entitled to reimbursement from the Holders and Carreker, respectively, of any extraordinary fees and expenses of Escrow Agent paid by Carreker and the Holders, respectively, if Carreker or the Holders, respectively, prevails in the resolution of such claims and rights, in accordance with Section 8.

           (c) Each party hereto other than Escrow Agent, jointly and severally (each an "INDEMNIFYING PARTY" and together the "INDEMNIFYING PARTIES"), hereby covenants and agrees to reimburse, indemnify and hold harmless Escrow Agent, Escrow Agent's officers, directors, employees, counsel and agents (severally and collectively, "ESCROW AGENT"), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by Escrow Agent (and/or any of its officers, directors, employees, counsel or agents) relating in any way to this Agreement or Escrow Agent's services hereunder. This indemnity shall exclude gross negligence and willful misconduct on Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, Escrow Agent shall not be liable for special, indirect or consequential loss or damage of any kind (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

           (d) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; PROVIDED, HOWEVER, that if a conflict of interest exists that would make it inappropriate, in the sole discretion of Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, then Escrow Agent's retention of separate counsel shall be reimbursable as herein above provided. Escrow Agent's right to indemnification hereunder shall survive Escrow Agent's resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

           (e) Escrow Agent hereby warrants that Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against Escrow Agent, or any action commenced against Escrow Agent, within three business days after Escrow Agent's receipt of written notice of such claim. However, Escrow Agent's failure to notify each Indemnifying Party shall not operate to relieve an Indemnifying Party from any liability that it may have on account of this Section 5 unless such failure prejudices such Indemnifying Party's rights.

           (f) Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of Texas.

      6. NOTICES. All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith shall be in writing and will be deemed delivered (i) when personally served or when delivered by facsimile (to the facsimile number of the person to whom notice is given), (ii) the first business day following the date of deposit with an overnight courier service or (iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States Mail, first class certified, postage prepaid, addressed as follows:

                 (a)     If to Escrow Agent:

                         U.S. Trust Company of Texas, N.A.
                         2001 Ross Avenue
                         Dallas, Texas 75201
                         Phone: 214-754-1200
                         Fax: 214-754-1303

                (b)      If to Carreker:

                         The Carreker Group, Inc.
                         14001 North Dallas Parkway, Suite 1100
                         Dallas, Texas 75240
                         Attention:  J. D. Carreker, Chief Executive Officer
                         Phone: (972) 458-1981
                         Fax: (972) 458-2567

                         with a copy to:

                         Locke Purnell Rain Harrell
                         (A Professional Corporation)
                         2200 Ross Avenue, Suite 2200
                         Dallas, Texas 75201
                         Attention:  Russell F. Coleman
                         Phone:  (214) 740-8686
                         Fax:  (214) 740-8800

                (c)      If to the Representative:

                         Ronald R. Antinori
                         238 15th Street #12
                         Atlanta, Georgia 30309
                         Phone: (404) 876-2762

                         with a copy to:

                         Morris, Manning & Martin

                         A Limited Liability Partnership
                         3343 Peachtree Road, N.E., Suite 1600
                         Atlanta, Georgia 30326
                         Attention:  Charles R. Beaudrot, Jr.
                         Phone: (404) 233-7000
                         Fax: (404) 365-9532

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 6.

      7.   GENERAL.

           (a) GOVERNING LAW, ASSIGNS. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

           (b) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

           (c) ENTIRE AGREEMENT. Except as otherwise set forth in the Agreement, this Agreement constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

           (d) WAIVERS. No waiver by any party of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

           (e) TAX IDENTIFICATION NUMBERS. Each party, other than Escrow Agent, shall provide Escrow Agent with its Tax Identification Number (TIN) as assigned by the Internal Revenue Service.

      8. EXPENSES OF ESCROW AGENT. All fees and expenses of Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid 50% by Carreker and 50% by the Holders, upon receipt of a written invoice from Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses (including the fees or expenses of counsel to Escrow Agent) incurred by Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a Notice of Claim, will be paid 50% by Carreker and 50% by the Holders upon receipt of a written invoice by Escrow Agent; provided, however, that Carreker and the Holders shall be entitled to reimbursement from the Holders and Carreker, respectively, of any extraordinary fees and expenses of Escrow Agent paid by Carreker and the Holders, respectively, if Carreker or the Holders, respectively, prevails in such dispute.

      9. SUCCESSOR ESCROW AGENT. If Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, then Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than ten days following such notice date of when such resignation will take effect. Carreker will designate a successor Escrow Agent prior to the expiration of such ten-day period by giving written notice to Escrow Agent and the Representative. Carreker may appoint an successor Escrow Agent without the consent of the Representative so long as such successor is a bank or trust company that, together with any parent, has assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the Representative, which will not be unreasonably withheld. Escrow Agent will promptly transfer the Escrow Shares to such designated successor.

      10. LIMITATION OF RESPONSIBILITY. Escrow Agent's duties are limited to those set forth in this Agreement, and Escrow Agent, acting as such under this Agreement, is not charged with knowledge of any duties or responsibilities under any other document or agreement, including, without limitation, the Agreement. Escrow Agent shall not be responsible for the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto.

      11. AMENDMENT. This Agreement may be amended by the written agreement of Carreker, Escrow Agent and the Representative, provided that, if Escrow Agent does not agree to an amendment agreed upon by Carreker and the Representative, then Escrow Agent will resign and Carreker will appoint a successor Escrow Agent in accordance with Section 9. No amendment of the Agreement shall increase Escrow Agent's responsibilities or liability hereunder without Escrow Agent's written agreement.

      12. HOLDER'S REPRESENTATIVE. For purposes of this Agreement, the Holders hereby consent to the appointment of the Representative, as representative of the Holders, and as the attorney-in-fact for and on behalf of each Holder, and, subject to the express limitation set forth below, the taking by the

Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including, without limitation, the exercise of the power to (i) authorize delivery to Carreker of the Escrow Shares, or any portion thereof, in satisfaction of any Claims, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Claims, (iii) resolve any Claims, and (iv) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Representative will have unlimited authority and power to act on behalf of each Holder with respect to this Agreement and the disposition, settlement or other handling of all Claims, rights or obligations arising under this Agreement so long as all Holders are treated in the same manner. The Holders will be bound by all actions taken by the Representative in connection with this Agreement, and Carreker will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to the Holders in the absence of gross negligence or willful misconduct. The Representative may resign from such position, effective upon a new representative being appointed in writing by Holders who beneficially own a majority of the Escrow Shares. The Representative will not be entitled to receive any compensation from Carreker or the Holders in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement will be paid by the Holders to the Representative in proportion to their percentage interests in the Escrow Shares as set forth on ATTACHMENT A.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE CARREKER GROUP, INC.                REPRESENTATIVE:



By:  /s/ J. D. Carreker                 /s/ Ronald R. Antinori
    ---------------------------------   -------------------------------------
     J. D. Carreker, Chief Executive    RONALD R. ANTINORI
       Officer

ESCROW AGENT:                           HOLDERS:


U.S. TRUST COMPANY OF TEXAS, N.A.       /s/ RONALD R. ANTINORI
                                        -------------------------------------
                                            RONALD R. ANTINORI
By:
    ---------------------------------
      Authorized Signatory

                                        /s/ SUSAN ANTINORI
                                        -------------------------------------
                                            SUSAN ANTINORI

                                        /s/ MICHAEL ISRAEL
                                        -------------------------------------
                                            MICHAEL ISRAEL

                                  ATTACHMENT A

                                                               Total
                        Antinori            Carreker           Escrow
Holder                   Shares              Shares            Shares
------                  --------            --------           ------
Ronald R. Antinori       898,990             458,007           22,873

Susan Antinori           101,010              51,461            2,570

Michael Israel            10,101               5,146              257

                       1,010,101             514,614           25,700
                       ---------             -------           ------
                       ---------             -------           ------

                                  ATTACHMENT B

                           STOCK POWER AND ASSIGNMENT
                            SEPARATE FROM CERTIFICATE


     In connection with the merger of Antinori Software, Inc. ("ANTINORI") with a wholly-owned subsidiary of The Carreker Group, Inc. ("CARREKER"), the undersigned is receiving shares of Carreker Class A Voting Common Stock, no par value, in respect of the shares of Antinori Common Stock held by the undersigned prior to such merger.

     FOR VALUE RECEIVED, and pursuant to certain Agreement and Plan of Merger dated as of January 29, 1997 among Antinori, such subsidiary and Carreker (the "AGREEMENT") and that certain Escrow Agreement dated as of January 31, 1997 executed in connection therewith (the "ESCROW AGREEMENT"), the undersigned hereby assigns and transfer unto U.S. Trust Company of Texas, N.A., as Escrow Agent ("ESCROW AGENT") pursuant to the Escrow Agreement and
the Agreement           shares (the "SHARES") of the Class A Voting Common
Stock of Carreker.

     The undersigned does hereby irrevocably constitute Escrow Agent, as attorney-in-fact, with full power of substitution and re-substitution, to hold such Shares in escrow and to transfer such shares on the books of Carreker if all or a portion of the Shares are retained by Carreker in accordance with the Escrow Agreement in satisfaction of the undersigned's indemnification obligations under the Agreement. The undersigned hereby acknowledges that the Shares will be held in escrow until required to be released pursuant to the Escrow Agreement and that the number of Shares released from escrow will be equal to the number of Shares listed above less any amount retained in satisfaction of Claims as set forth in the Agreement.

     Dated: January 31, 1997.


                                   ------------------------------------------
                                   Name:
                                        -------------------------------------

Escrow Agreement - Page 1

                                                                    EXHIBIT D-2

                                ESCROW AGREEMENT

     This Escrow Agreement (this "AGREEMENT") is entered into as of January 31, 1997, among The Carreker Group, Inc., a Texas corporation (the "COMPANY"), J.D. Carreker ("HOLDER"), the principal shareholder of the Company, and U.S. Trust Company of Texas, N.A. ("ESCROW AGENT").

                                    RECITALS

     A. Antinori Software, Inc., a Georgia corporation ("ANTINORI"), the Company and a wholly-owned subsidiary of the Company have entered into an Agreement and Plan of Merger dated as of January 29, 1997 (the "AGREEMENT"), pursuant to which Antinori will merge with and into such wholly-owned subsidiary, with Antinori surviving the merger, such that Antinori will become a wholly-owned subsidiary of the Company. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given them in the Agreement. A copy of the Agreement has been delivered to Escrow Agent.

     B. Pursuant to the Agreement, an aggregate of 514,614 shares of the Company's Class A Voting Common Stock, no par value ("THE COMPANY COMMON STOCK"), are to be issued in the Merger to the shareholders of Antinori.

     C. The Agreement provides for Holder to place 25,700 shares of Company Common Stock, being a number of shares equaling approximately (and less than) 5% of the shares of the Company Common Stock that are issued in the Merger (the "ESCROW SHARES"), in an escrow account (the "ESCROW ACCOUNT") to secure certain indemnification obligations of Holder to the Company and the other Indemnified Persons (as defined in Section 10.3 of the Agreement) under the Agreement on the terms and conditions set forth herein.

     D. The parties desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Account.

     NOW, THEREFORE, the parties agree as follows:

     1.    ESCROW AND INDEMNIFICATION.

           (a) ESCROW OF SHARES. Promptly after the Effective Time of the Merger, Holder will deposit the Escrow Shares with Escrow Agent, who will hold them in escrow as collateral for the indemnification obligations of Holder under Section 10.3 of the Agreement until such time as such Escrow Shares are released

ESCROW AGREEMENT - Page 1
pursuant to this Agreement. The Escrow Shares include any "ADDITIONAL ESCROW SHARES" as that term is defined in Section 2(b) of this Agreement. Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in escrow subject to the terms and conditions of this Agreement.

           (b) INDEMNIFICATION. The Company and the other Indemnified Persons are indemnified pursuant to the terms of Section 10.3 of the Agreement (which terms are incorporated herein by reference) from and against any Antinori Damages, subject to the limitations set forth in Section 10.3 of the Agreement and in this Agreement. (For purposes of this Agreement, references to the Company will include all other Indemnified Persons, as applicable.) 25,700 shares of the Company Common Stock held by Holder (the "ESCROW SHARES") will be security for this indemnity obligation, subject to the limitations, and in the manner provided, in Sections 10.3 of the Agreement and this Agreement. Promptly after the receipt by the Company of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under Section 10.3 of the Agreement, the Company will give Holder and Escrow Agent written notice of such claim, damage, legal action or proceeding (a "CLAIM") in accordance with Section 3 of this Agreement. Within seven days of delivery of such written notice, Holder may, with the Company's written consent, which shall not be unreasonably withheld, at the expense of Holder, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement. If Holder makes the foregoing election, then the Holder will take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and will notify the Company of the progress of any such Claim, will permit the Company, at its expense, to participate in such prosecution or defense (PROVIDED, HOWEVER, that if a conflict of interest exists which would make it inappropriate, in the reasonable opinion of the Company, for the same counsel to represent both the Company and Holder in the resolution of such Claim, then the Company may retain separate counsel, the fees and expenses of which shall not be borne by the Company but shall instead be borne by Holder) and will provide the Company with reasonable access to all relevant information and documents relating to the Claim and Holder's prosecution or defense thereof. If Holder does not make such election, then the Company shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest any such Claim involving third parties or to prosecute or defend such Claim to conclusion or settlement, will notify Holder of the progress of any such Claim, and will permit Holder, at his expense, to participate in such prosecution or defense and will provide Holder with reasonable access to all relevant information and documents relating to the Claim and the Company's prosecution or defense thereof. In either case, the party not in control of a Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either the Company (if Holder defends the Claim) or Holder (if the Company defends

ESCROW AGREEMENT - Page 2
the Claim), such consent not to be unreasonably withheld.

           (c) LIMITATION ON LIABILITY. The maximum liability of a Holder under Section 10.3 of the Agreement and under this Agreement, and the Company's sole and exclusive remedy under Section 10.3 of the Agreement and under this Agreement, will be the 25,700 Escrow Shares; provided, however, that the foregoing limitation on liability shall not apply in respect of Holder's indemnity obligations resulting from fraud or intentional and willful misrepresentation or intentional and willful concealment.

     2.    DEPOSIT OF ESCROW SHARES; RELEASE FROM ESCROW.

           (a) DELIVERY OF ESCROW SHARES. On the Closing Date, the Escrow Shares (the "INITIAL ESCROW SHARES") will be delivered by the Company to Escrow Agent in the form of duly authorized stock certificate(s) issued in the respective names of Holder together with endorsed stock power(s). On the Closing Date, Holder will deliver to the Company a duly endorsed stock power in the form of ATTACHMENT A. If the Company issues any Additional Escrow Shares (as defined below), then such shares will be issued and delivered to Escrow Agent in the same manner as the Escrow Shares delivered on the Closing Date.

           (b) DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Code ("ADDITIONAL ESCROW SHARES") and returns of capital, any cash dividends, dividends payable in securities or other distributions made in respect of the Escrow Shares will be distributed by the Company to Holder. Holder will have the right to vote the Escrow Shares deposited in the Escrow Account for the account of Holder so long as such Escrow Shares are held in escrow, and the Company will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in Escrow Agent's possession pursuant to this Agreement, Holder will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions of this Agreement.

           (c) DISTRIBUTIONS TO HOLDER. On or before January 31, 1998 (the "FINAL RELEASE DATE"), Escrow Agent will release from escrow to Holder the Escrow Shares, plus that portion of all Additional Escrow Shares related to the Escrow Shares, less (A) any Escrow Shares delivered to the Company in accordance with Section 4 in satisfaction of Claims by the Company pursuant to Section 1(b) and (B) any Escrow Shares subject to delivery to the Company in accordance with Section 4 with respect to any then pending but unresolved Claims of the Company pursuant to Section 1(b). Any Escrow Shares held as a result of clause (B) will be released to Holder or released to the Company for cancellation (as appropriate) promptly upon resolution of each specific Claim involved.

           (d)   RELEASE OF SHARES.  The Escrow Shares will be held

ESCROW AGREEMENT - Page 3
by Escrow Agent until required to be released pursuant to Section 2(c) above. Within five business days after the applicable release condition is met, Escrow Agent will deliver to Holder the requisite number of Escrow Shares to be released on such date as identified by the Company and Holder to Escrow Agent in writing. Such delivery will be in the form of stock certificate(s) issued in the names of Holder. The Company and Holder undertake to deliver a timely notice to Escrow Agent identifying the number of Escrow Shares to be released within such five-day period. The Company will take such action as may be necessary to cause stock certificates to be issued in the names of Holder. Escrow Agent will have such stock certificates in its possession no later than three business days prior to the day on which Escrow Agent is to deliver such certificates to Holder. Certificates representing Escrow Shares will bear a legend indicating that they are subject to resale restrictions. Cash will be paid in lieu of fractions of Escrow Shares in an amount equal to the product determined by multiplying such fraction by the per share value of the Company Common Stock as stated in Section 1.2 of the Agreement. Within five business days after written request from Holder, the Company will submit a certified schedule of the cash amounts payable for fractional shares and will deposit with Escrow Agent sufficient funds to pay such cash amounts for fractional shares.

           (e) NO ENCUMBRANCE. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Holder (other than Holder's obligations under Section 10.3 of the Agreement), prior to the delivery to Holder of the Escrow Shares by Escrow Agent.

           (f) POWER TO TRANSFER ESCROW SHARES. Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. The Company will cooperate with Escrow Agent in promptly issuing stock certificates to effect such transfers.

     3.    NOTICE OF CLAIM.

           (a) Each notice of a Claim by the Company pursuant to Section 1(b) (the "NOTICE OF CLAIM") will be in writing and will contain the following information to the extent reasonably available to the Company:

                 (i) The Company's good faith estimate of the reasonably foreseeable maximum amount of the alleged Antinori Damages (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against the Company based on alleged facts, which if true, would constitute a breach of the Company's representations and warranties); and

                 (ii) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Antinori Damages based on the Company's good faith belief thereof,

ESCROW AGREEMENT - Page 4
including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to the Company) and copies of any formal demand or complaint.

           (b) Escrow Agent will not transfer any of the Escrow Shares held in the Escrow Account to the Company pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4.

     4. RESOLUTION OF NOTICE OF CLAIM AND TRANSFER OF ESCROW SHARES. Any Notice of Claim received by Holder and Escrow Agent pursuant to Section 3, or any notice of a claim received by Holder and Escrow Agent pursuant to Section 1(c) (a "LIQUIDATED DAMAGES CLAIM"), will be resolved as follows:

           (a) UNCONTESTED CLAIMS. If Holder does not contest a Notice of Claim or a Liquidated Damages Claim in writing to Escrow Agent and the Company and Holder does not pay the amount demanded within 15 calendar days after the Notice of Claim or the Liquidated Damages Claim is delivered pursuant to Section 4(b) below, then Escrow Agent will immediately transfer to the Company for cancellation that number of the Escrow Shares having a value (determined pursuant to Section 4(c)) equal to the amount of the Company Damages specified in the Notice of Claim, or the amount of the Liquidated Damages (in the case of a Liquidated Damages Claim), and will notify Holder of such transfer.

           (b) CONTESTED CLAIMS. To recover Claims under this Escrow it will not be necessary to institute an arbitration proceeding pursuant to
Section 11.1 of the Agreement; the arbitrator hereunder being authorized to determine the existence of Claims, as well as the amount of the Company Damages (in the case of a Claim under Section 1(b) above) associated therewith. If Holder gives written notice contesting all, or a portion of, a Notice of Claim or Liquidated Damages Claim to the Company and Escrow Agent (a "CONTESTED CLAIM") within the 15-day period provided above, then matters that are subject to a third party claim brought against the Company in litigation or an arbitration proceeding will await the final decision, award or settlement of such litigation or arbitration proceeding, while matters that arise between the Company on the one hand and Antinori on the other hand ("ARBITRABLE CLAIMS"), will be settled by binding arbitration. Any portion of the Notice of Claim that is not contested will be resolved as set forth above in Section 4(a). The final decision of the arbitrator will be furnished to Escrow Agent, Holder and the Company in writing and will constitute a conclusive determination of the issue in question, binding upon Holder and the Company. After notice that the Notice of Claim is contested by Holder, Escrow Agent will continue to hold in the Escrow Account Escrow Shares having a value (determined pursuant to Section 4(c)) sufficient to cover such Claim (notwithstanding the expiration of the Final Release Date) until (i) execution of a settlement agreement by the Company and Holder setting forth a resolution of the Notice of Claim, or (ii) receipt of a copy of the final award of the arbitrator.

ESCROW AGREEMENT - Page 5

                 (i) ARBITRATION. Any contested Claim shall be settled by arbitration in Dallas, Texas, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

                 (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

                 (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of lawyers who are familiar with Texas contract law and experienced in mergers and acquisitions; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                 (iv) PAYMENT OF COSTS. The Company and Holder will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations. At the Company's option, Holder's liability for such fees and costs and costs of arbitration may be paid by the Company and recovered by the Company as a Claim hereunder out of the Escrow Shares.

                 (v) BURDEN OF PROOF. For any Arbitrable Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

                 (vi)    AWARD.  Upon the conclusion of any

ESCROW AGREEMENT - Page 6
arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. In the case of an award pursuant to a Liquidated Damages Claim, the amount of the award will be equal to the Liquidated Damages plus costs of arbitration as provided above.

                 (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or the Agreement.

                 (viii) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement or the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Agreement.

           (c) DETERMINATION OF AMOUNT OF CLAIMS. Any amount owed to the Company hereunder, determined pursuant to Section 4(a) or (b) above, will be immediately payable to the Company out of the Escrow Shares then held by Escrow Agent at a per share value for all Escrow Shares equal to $23.83.

           (d) NO EXHAUSTION OF REMEDIES. The Company need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement. The Company may institute Claims against the Escrow Shares and in satisfaction thereof may recover Escrow Shares, in accordance with the terms of this Agreement, without making any other Claims directly against Holder and without rescinding or attempting to rescind the transactions consummated pursuant to the Agreement. The assertion of any single Claim for indemnification hereunder will not bar the Company from asserting other Claims hereunder.









ESCROW AGREEMENT - Page 7

     5.    LIMITATION OF ESCROW AGENT'S LIABILITY.

           (a) Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content or any document delivered to it. Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by Escrow Agent based on such advice, Escrow Agent will not be liable to anyone. Escrow Agent will not be required to take any action hereunder involving its expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

           (b) If conflicting demands are made or conflicting notices are served upon Escrow Agent with respect to the Escrow Account, then Escrow Agent will have the absolute right, at Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 9 or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. If such interpleader suit is brought, then Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and the Company and Holder will each pay Escrow Agent 50% percent of all costs, expenses and reasonable attorney's fees expended or incurred by Escrow Agent pursuant to the exercise of Escrow Agent's rights under this Section 5 (such costs, fees and expenses being treated as extraordinary fees and expenses for the purposes of Section 8); provided, however, that the Company and Holder shall be entitled to reimbursement from Holder and the Company, respectively, of any extraordinary fees and expenses of Escrow Agent paid by the Company and Holder, respectively, if the Company or Holder, respectively, prevails in the resolution of such claims and rights, in accordance with Section 8.

           (c) Each party hereto other than Escrow Agent, jointly and severally (each an "INDEMNIFYING PARTY" and together the "INDEMNIFYING PARTIES"), hereby covenants and agrees to reimburse, indemnify and hold harmless Escrow Agent, Escrow Agent's officers, directors, employees, counsel and agents (severally and collectively, "ESCROW AGENT"), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by Escrow Agent (and/or any of its officers, directors, employees, counsel or agents) relating in any way to this Agreement or Escrow Agent's

ESCROW AGREEMENT - Page 8
services hereunder. This indemnity shall exclude gross negligence and willful misconduct on Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, Escrow Agent shall not be liable for special, indirect or consequential loss or damage of any kind (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

           (d) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; PROVIDED, HOWEVER, that if a conflict of interest exists that would make it inappropriate, in the sole discretion of Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, then Escrow Agent's retention of separate counsel shall be reimbursable as herein above provided. Escrow Agent's right to indemnification hereunder shall survive Escrow Agent's resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

           (e) Escrow Agent hereby warrants that Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against Escrow Agent, or any action commenced against Escrow Agent, within three business days after Escrow Agent's receipt of written notice of such claim. However, Escrow Agent's failure to notify each Indemnifying Party shall not operate to relieve an Indemnifying Party from any liability that it may have on account of this Section 5 unless such failure prejudices such Indemnifying Party's rights.

           (f) Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of Texas.

     6. NOTICES. All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith shall be in writing and will be deemed delivered (i) when personally served or when delivered by facsimile (to the facsimile number of the person to whom notice is given), (ii) the first business day following the date of deposit with an overnight courier service or (iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States Mail, first class certified, postage prepaid, addressed as follows:

ESCROW AGREEMENT - Page 9

                 (a)     If to Escrow Agent:

                         U.S. Trust Company of Texas, N.A.
                         2001 Ross Avenue
                         Dallas, Texas 75201
                         Phone: 214-754-1200
                         Fax: 214-754-1303

                 (b)     If to the Company:

                         The Carreker Group, Inc.
                         14001 North Dallas Parkway, Suite 1100
                         Dallas, Texas 75240
                         Attention:  J. D. Carreker, Chief Executive Officer
                         Phone: (972) 458-1981
                         Fax: (972) 458-2567

                         with a copy to:

                         Locke Purnell Rain Harrell
                         (A Professional Corporation)
                         2200 Ross Avenue, Suite 2200
                         Dallas, Texas 75201
                         Attention:  Russell F. Coleman
                         Phone:  (214) 740-8686
                         Fax:  (214) 740-8800






ESCROW AGREEMENT - Page 10

                 (c)     If to Holder:

                         J.D. Carreker
                         4321 Overhill
                         Dallas, Texas 75205
                         Phone: (214) 528-8303

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 6.

     7.    GENERAL.

           (a) GOVERNING LAW, ASSIGNS. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

           (b) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

           (c) ENTIRE AGREEMENT. Except as otherwise set forth in the Agreement, this Agreement constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

           (d) WAIVERS. No waiver by any party of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

           (e) TAX IDENTIFICATION NUMBERS. Each party, other than Escrow Agent, shall provide Escrow Agent with its Tax Identification Number (TIN) as assigned by the Internal Revenue Service.

ESCROW AGREEMENT - Page 11

     8. EXPENSES OF ESCROW AGENT. All fees and expenses of Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid 50% by the Company and 50% by Holder, upon receipt of a written invoice from Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses (including the fees or expenses of counsel to Escrow Agent) incurred by Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a Notice of Claim, will be paid 50% by the Company and 50% by Holder upon receipt of a written invoice by Escrow Agent; provided, however, that the Company and Holder shall be entitled to reimbursement from Holder and the Company, respectively, of any extraordinary fees and expenses of Escrow Agent paid by the Company and Holder, respectively, if the Company or Holder, respectively, prevails in such dispute.

     9. SUCCESSOR ESCROW AGENT. If Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, then Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than ten days following such notice date of when such resignation will take effect. The Company will designate a successor Escrow Agent prior to the expiration of such ten-day period by giving written notice to Escrow Agent and Holder. The Company may appoint an successor Escrow Agent without the consent of Holder so long as such successor is a bank or trust company that, together with any parent, has assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of Holder, which will not be unreasonably withheld. Escrow Agent will promptly transfer the Escrow Shares to such designated successor.

     10. LIMITATION OF RESPONSIBILITY. Escrow Agent's duties are limited to those set forth in this Agreement, and Escrow Agent, acting as such under this Agreement, is not charged with knowledge of any duties or responsibilities under any other document or agreement, including, without limitation, the Agreement. Escrow Agent shall not be responsible for the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto.

     11. AMENDMENT. This Agreement may be amended by the written agreement of the Company, Escrow Agent and Holder, provided that, if Escrow Agent does not agree to an amendment agreed upon by the Company and Holder, then Escrow Agent will resign and the Company will appoint a successor Escrow Agent in accordance with Section 9. No amendment of the Agreement shall increase Escrow Agent's responsibilities or liability hereunder without Escrow Agent's written agreement.

ESCROW AGREEMENT - Page 12

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE COMPANY:                                HOLDER

THE CARREKER GROUP, INC.

By: /s/ Terry Gage                          /s/ J.D. Carreker
    ----------------------------------      ----------------------------------
    Terry Gage, Senior Vice President       J.D. CARREKER



ESCROW AGENT:

U.S. TRUST COMPANY OF TEXAS, N.A.

By:
    ---------------------------------
    Authorized Signatory






ESCROW AGREEMENT - Page 13

                                  ATTACHMENT A

                           STOCK POWER AND ASSIGNMENT
                           SEPARATE FROM CERTIFICATE


     In connection with the merger of Antinori Software, Inc. ("ANTINORI") with a wholly-owned subsidiary of The Carreker Group, Inc. ("THE COMPANY"), the undersigned is receiving shares of the Company Class A Voting Common Stock, no par value, in respect of the shares of Antinori Common Stock held by the undersigned prior to such merger.

     FOR VALUE RECEIVED, and pursuant to certain Agreement and Plan of Merger dated as of January 22, 1997 among Antinori, such subsidiary and the Company (the "AGREEMENT") and that certain Escrow Agreement dated as of January 31, 1997 executed in connection therewith (the "ESCROW AGREEMENT"), the undersigned hereby assigns and transfer unto U.S. Trust Company of Texas, N.A., as Escrow Agent ("ESCROW AGENT") pursuant to the Escrow Agreement and
the Agreement           shares (the "SHARES") of the Class A Voting Common
Stock of the Company.

     The undersigned does hereby irrevocably constitute Escrow Agent, as attorney-in-fact, with full power of substitution and re-substitution, to hold such Shares in escrow and to transfer such shares on the books of the Company if all or a portion of the Shares are retained by the Company in accordance with the Escrow Agreement in satisfaction of the undersigned's indemnification obligations under the Agreement. The undersigned hereby acknowledges that the Shares will be held in escrow until required to be released pursuant to the Escrow Agreement and that the number of Shares released from escrow will be equal to the number of Shares listed above less any amount retained in satisfaction of Claims as set forth in the Agreement.

     Dated: January 31, 1997.


                                   -----------------------------------------
                                   Name:
                                        ------------------------------------




ESCROW AGREEMENT - Page 14

                             EXHIBITS E-1 AND E-2

                    CERTIFICATE OF ANTINORI SOFTWARE, INC.
                        (RE TAX-FREE REORGANIZATION)

     Antinori Software, Inc., a Georgia corporation ("ANTINORI"), hereby represents, in connection with the proposed merger (the "MERGER") of CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of The Carreker Group, Inc., also a Texas corporation ("CARREKER"), into Antinori and related transactions set forth under that certain Agreement and Plan of Merger dated January 29, 1997 among Carreker, Antinori and CAG Newco, Inc. (the "AGREEMENT"), with Antinori surviving the Merger and becoming a wholly-owned subsidiary of Carreker, that the following statements are true as of the date of this certificate is executed and that the statements will be true as of the effective date of the Merger unless the undersigned provides a written statement to the contrary prior to the effective date of the Merger:

     A. Antinori's principal reasons for participating in the Merger are bona fide business reasons.

     B. The total fair market value of all consideration other than Carreker Class A Voting Common Stock, no par value (the "CARREKER COMMON STOCK"), received by Antinori's shareholders in exchange for their Antinori Common Stock in the Merger (including, without limitation, cash paid in lieu of a fractional shares) will be less than ten percent (10%) of the aggregate fair market value of Antinori Common Stock outstanding immediately prior to the Merger.

     C. The payment of cash by Carreker in lieu of issuing fractional shares of Carreker Common Stock does not represent separately bargained for consideration.

     D. Except with respect to payments of cash in lieu of fractional shares of Carreker Common Stock, one hundred percent (100%) of the Antinori Common Stock outstanding immediately prior to the Merger will be exchanged solely for Carreker Common Stock. Thus, except as set forth in the preceding sentence, Antinori intends that no consideration be paid or received (directly or indirectly, actually or constructively) for Antinori Common Stock other than Carreker Common Stock.

     E. To the best knowledge of Antinori there is no plan or intention on the part of the Antinori shareholders (a "PLAN") to sell, exchange, transfer, distribute, pledge, or otherwise dispose of (a "SALE") (a) shares of the Carreker Common Stock to be issued to Antinori shareholders in the Merger, which shares would have an aggregate fair market value, as of the Effective Time (as defined in the Agreement) of the Merger, in excess of fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Antinori Common Stock, or (b) more than fifty percent (50%) of the shares of Carreker Common Stock to be received in exchange for Antinori Common Stock in the Merger. For purposes of this representation, shares of Antinori Common Stock (or the portion thereof) (i) with respect to which Antinori shareholders received consideration in the Merger other than Carreker Common Stock (including, without limitation, cash received in lieu of fractional shares of Carreker Common Stock) and/or (ii) with respect to which a Sale occurs during the period ending at the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) between Antinori and Carreker regarding the Merger (the "Pre-Merger Period"), shall be considered shares of outstanding Antinori Common Stock exchanged for Carreker Common Stock in the Merger and then disposed of pursuant to a Plan.

     F. Antinori has not disposed of any assets (other than in the ordinary course of business) or, except for a dividend consistent with past practice, all or a portion of the proceeds of which will be used to discharge tax liabilities resulting from share ownership, declared a dividend as part of or in contemplation of the Merger except in accordance with and as required by Antinori's Article of Incorporation.

     G. The liabilities, if any, of Antinori assumed by operation of law by CAG Newco,

Inc., and the liabilities, if any, to which the transferred assets of Antinori are subject, were incurred by Antinori in the ordinary course of business or to provide working capital.

     H. No intercorporate indebtedness exists between Carreker and Antinori that was issued or acquired at a discount or which will be settled at a discount.

     I. During the Pre-Merger Period, no indebtedness or other obligation of Antinori has been or will be guaranteed by any shareholder of Antinori (or any person or entity related to a shareholder of Antinori).

     J. Antinori will pay its own expenses, if any, incurred in connection with the Merger; provided, however that to the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, then such expenses will be within the guidelines established in Rev. Rul. 73-54. 1973-1 C.B. 187.

     K. To the best knowledge of the management of Antinori, neither Carreker nor CAG Newco, Inc. will assume any liabilities of any Antinori shareholder in connection with the Merger.

     L. Antinori is not an investment company as defined in Section 368(a)(2)(F) of the Internal Revenue Code of 1986, as amended.

     M. The fair market value of the assets of Antinori transferred to CAG Newco, Inc. will equal or exceed the sum of the liabilities assumed by CAG Newco, Inc., plus the amount of liability, if any, to which the transferred assets are subject.

     N. The terms of the Agreement and all other agreements entered into pursuant thereto are the product of arm's-length negotiations.

     O. None of the compensation payments received by any shareholder of Antinori will be separate consideration for, or allocable to, any of their shares of Antinori Common Stock. None of the shares of Carreker Common Stock received by any shareholder of Antinori will be separate consideration for, or allocable to, any employment agreement, consulting agreement, any covenants not to compete or otherwise for the performance of services; and the compensation paid to any shareholder of Antinori will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

Dated: January 31, 1997            ANTINORI SOFTWARE, INC.



                                   By:  /S/ RONALD R. ANTINORI
                                        -------------------------------------

                                        Ronald R. Antinori
                                        Chairman of the Board

                      CERTIFICATE OF THE CARREKER GROUP, INC.
                           (RE TAX-FREE REORGANIZATION)

     The Carreker Group, Inc., a Texas corporation ("CARREKER"), hereby represents, in connection with the proposed merger (the "MERGER") of CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker, into Antinori Software, Inc., a Georgia corporation ("ANTINORI"), and related transactions as set forth under that certain Agreement and Plan of Merger dated January 29, 1997 among Carreker, Antinori and CAG Newco, Inc. (the "AGREEMENT"), with Antinori surviving the Merger and becoming a wholly-owned subsidiary of Carreker, that the following statements are true as of the date of this certificate is executed and that the statements will be true as of the effective date of the Merger unless the undersigned provides a written statement to the contrary prior to the effective date of the Merger:

     A. CAG Newco, Inc. will be merged with and into Antinori in accordance with the relevant merger provisions of Georgia and Texas corporation law, and the shareholders of Antinori will receive solely Carreker Class A Voting Common Stock, no par value (the "CARREKER COMMON STOCK") (except for cash received in lieu of fractional shares), in consideration therefor.

     B. Carreker's and CAG Newco, Inc.'s principal reasons for participating in the Merger are bona fide business reasons.

     C. Carreker does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any capital stock of Antinori.

     D. Carreker has not disposed of any assets or declared a special dividend as part of the Merger.

     E. Following the Merger, Carreker will cause Antinori to continue Antinori's historic business or Carreker will use a significant portion of Antinori's business assets in a business.

     F. Carreker has no present plan or intention to sell or otherwise dispose of, or to cause Antinori to sell or otherwise dispose of, any of the assets acquired in the Merger (except for dispositions made in the ordinary course of business) or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "CODE").

     G. Except for the possible reacquisition of shares pursuant to the provisions of an escrow agreement, Carreker has no present plan or intention to redeem or otherwise reacquire any of its stock to be issued in the Merger.

     H. Carreker presently intends to continue to be a duly organized corporation, validly existing, licensed and in good standing under the laws of the State of Texas prior to and following the effective date of the Merger.

     I. Carreker will pay its own expenses, if any, incurred in connection with the Merger.

     J. Carreker is not an investment company as defined in Section 368(a)(2)(F) of the Code.

     K. No shareholder of Antinori is acting as an agent for Carreker in connection with the Merger or approval thereof.

     L. The payment of cash by Carreker in lieu of issuing fractional shares of Carreker Common Stock is solely for the purpose of avoiding the expense and inconvenience to Carreker of issuing fractional shares and does not represent separately bargained for consideration. The Carreker fractional share interests to which each Antinori shareholder may be entitled in the Merger will be aggregated so that no Antinori shareholder will receive cash in an amount which would equal or exceed, in the aggregate, the value of one whole share of Carreker Common Stock.

     M. Except with respect to payments in cash in lieu of fractional shares of Carreker voting Common Stock, one hundred percent (100%) of the Antinori Common Stock outstanding immediately prior to the Merger will be exchanged solely for Carreker Common Stock. Thus, except as set forth in the preceding sentence, Carreker intends that no consideration be paid or received (directly or indirectly, actually or constructively) for Antinori Common Stock other than Carreker Common Stock.

     N. The total fair market value of all consideration other than Carreker Common Stock received by Antinori shareholders in exchange for their Antinori Common Stock in the Merger (including, without limitation, cash paid in lieu of fractional shares) will be less than ten percent (10%) of the aggregate fair market value of Antinori Common Stock outstanding immediately prior to the Merger. In addition, the total cash consideration that will be paid in the Merger to Antinori shareholders in lieu of fractional shares of Carreker Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Antinori shareholders in exchange for their shares of Antinori Common Stock.

     O. Carreker will pay separately its own expenses in connection with the Merger as contemplated by the Agreement; provided, however, that to the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Rev. Rul. 73-54. 1973-1 C.B. 187.

     P. No intercorporate indebtedness exists between Carreker and Antinori that was issued, acquired, or will be settled at a discount, and neither Carreker nor CAG Newco, Inc. will assume any liabilities of any Antinori shareholder in connection with the Merger.

     Q. The terms of the Agreement and all other agreements entered into pursuant thereto are the product of arm's-length negotiations.

     R. None of the compensation payments that might be received by any shareholder of Antinori will be separate consideration for, or allocable to, any of their shares of Antinori Common Stock; none of the shares of Carreker Common Stock to be received by any shareholder of Antinori will be separate consideration for, or allocable to, any employment agreement, consulting agreement or any covenants not to compete; and the compensation which might be paid to any shareholder of Antinori will be for the services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

Dated: January 31, 1997            THE CARREKER GROUP, INC.



                                   By:  /S/ J.D. CARREKER
                                        ----------------------------
                                        J.D. Carreker
                                        Executive Officer

                                   EXHIBIT F

                     INTELLECTUAL PROPERTY RIGHTS AGREEMENT

     This Intellectual Property Rights Agreement (this "IP AGREEMENT") is entered into and made effective as of January 31, 1997 among Antinori Software, Inc., a Georgia corporation ("ANTINORI"), The Carreker Group, Inc., a Texas corporation ("CARREKER"), and Ronald R. Antinori ("EMPLOYEE").

                                       RECITALS

     A. Carreker, Antinori and CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker, have entered into an Agreement and Plan of Merger dated January 29, 1997 (the "AGREEMENT"), pursuant to which CAG Newco, Inc. will be merged into Antinori, with Antinori surviving the merger and becoming a wholly-owned subsidiary of Carreker.

     B. Employee is a developer or co-developer of, and/or a contributor or collaborator to, the software listed on Exhibit A (the "SOFTWARE") and Employee will become an employee of Carreker upon consummation of the merger contemplated by the Agreement.

     C. The parties desire to ensure that all the intellectual property rights in and to the Software are vested in Antinori prior to the Closing (as defined in the Agreement).

     D. The parties further desire to ensure that all intellectual property rights in and to all inventions, software programs or otherwise which Employee may develop during the term of his/her employment with Carreker are vested in Carreker.

     NOW, THEREFORE, in consideration of the above premises and as an inducement to Carreker to enter into the Agreement with Antinori, the parties agree as follows:

INTELLECTUAL PROPERTY RIGHTS AGREEMENT - Page 1

     1. ASSIGNMENT. Employee hereby irrevocably assigns to Antinori all of Employee's right, title and interest in and to all Software, computer software programs and documentation that have been or are used, marketed or licensed by Antinori on or before the effective date of this IP Agreement, including but not limited to the Software listed on EXHIBIT A attached hereto, and all intellectual property rights therein, including all source code, object code, patents, patent rights, patent applications, copyrights (including moral rights), copyright registrations, trade secrets, rights of priority, technology, know-how, trademarks and service marks and all goodwill related thereto, trademark and service mark registrations, related goodwill and confidential and proprietary information related thereto (collectively, the "INTELLECTUAL PROPERTY RIGHTS"), including, but not limited to the right to secure renewals, reissuances and extensions of the foregoing.

     2. PROPERTY RIGHTS. Employee hereby agrees to promptly from time to time fully inform and disclose to Carreker all inventions, computer software programs, designs, improvements, discoveries or otherwise that Employee may develop during the term of his/her employment with Carreker which pertain or relate to the business of Carreker or Antinori, or to any experimental work carried on by Carreker or Antinori, whether conceived by Employee alone or otherwise and whether conceived during regular working hours or otherwise. Employee further acknowledges and agrees that all such inventions, computer software program, designs, improvements and discoveries and all the Intellectual Property Rights therein belong solely to and are the exclusive property of Carreker.

     3. RECORDATION OR REGISTRATION. Employee hereby agrees to assist Antinori, Carreker and any of their successor corporations, for no additional consideration, in any recordation or registration of any Intellectual Property Rights or of this IP Agreement by executing, acknowledging and delivering any documents that may be necessary to protect, preserve or perfect rights of Antinori and/or Carreker provided for herein.

     4. REPRESENTATION AND WARRANTIES. Employee represents and warrants to Carreker that (a) except for a grant of rights to Antinori, Employee has not previously granted and will not grant or attempt to grant any rights in the Intellectual Property Rights in the Software or any derivative work based on the Intellectual Property Rights in the Software to any third party; and
(b) Employee has full power to enter into this IP Agreement, to carry out Employee's obligations under this IP Agreement and to grant the rights granted to Carreker hereunder.

     5. NO MODIFICATION. This IP Agreement may not be modified except by actual written consent of the parties. This IP

INTELLECTUAL PROPERTY RIGHTS AGREEMENT - Page 2

Agreement will not be effective if the Agreement is terminated in accordance with its terms.

     6. GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this IP Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     IN WITNESS WHEREOF, the parties have executed this IP Agreement to be effective as of the date first above written.

THE CARREKER GROUP, INC.                ANTINORI SOFTWARE, INC.

By:                                     By:
    -----------------------------           --------------------------------
     J.D. Carreker                           Ronald R. Antinori
     Chief Executive Officer                      Chairman of the Board

EMPLOYEE


----------------------------
Name: Ronald R. Antinori







INTELLECTUAL PROPERTY RIGHTS AGREEMENT - Page 3

                                      EXHIBIT G

TO:  The Carreker Group, Inc.
     14001 North Dallas Parkway,
     Suite 1100
     Dallas, Texas 75240

     Antinori Software, Inc.
     400 Colony Square,
     Suite 450
     Atlanta, Georgia 30326

                             ANTINORI AFFILIATE AGREEMENT

     This Antinori Affiliate Agreement (this "AGREEMENT") is being delivered concurrently with the execution and delivery of that certain Agreement and Plan of Merger dated as of January 29, 1997 (the "MERGER AGREEMENT") among The Carreker Group, Inc., a Texas corporation ("CARREKER"), Antinori Software, Inc., a Georgia corporation ("ANTINORI"), and CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker. The Merger Agreement provides for the merger ("MERGER") of CAG Newco, Inc. with and into Antinori in a transaction in which each share of Antinori Common Stock, par value $.01 per share ("ANTINORI COMMON STOCK"), will be converted into Carreker Class A Voting Common Stock, no par value ("CARREKER COMMON STOCK"), as described in the Merger Agreement. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings given to them in the Merger Agreement.

     The undersigned understands that, because the Merger will be accounted for as a "pooling-of-interests," shares of Carreker Common Stock which the undersigned may acquire hereafter may only be disposed of in conformity with the limitations described herein.

     The undersigned has been informed that the treatment of the Merger as a pooling-of-interests for financial accounting purposes may depend upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth in this Agreement. The undersigned further understands that the representations, warranties and agreements set forth herein will be relied upon by Carreker, Carreker's shareholders, Antinori, Antinori's shareholders and Carreker's and Antinori's respective counsel and accounting firms, for accounting purposes, for federal income tax purposes, for securities law compliance purposes and for other purposes material to the Merger Agreement and the consummation of the Merger.

     G.    The undersigned represents, warrants and agrees as follows:

           1. The undersigned has full power to execute this Agreement and to make the representations, warranties and agreements herein and to perform the undersigned's obligations hereunder.

           2. The undersigned is the beneficial owner of no shares of Antinori Common Stock. Except as may be indicated on the last page of this Agreement, the undersigned does not beneficially own any shares of Antinori Common Stock, or any options, warrants or other rights to acquire shares of Antinori Common Stock or other equity securities of Antinori (the "ANTINORI SECURITIES"). At the date of this Agreement, the Antinori Securities are, and at all times until the "EXPIRATION DATE" (as defined below), the Antinori Securities will be, free and clear of any liens, claims, options, charges or other encumbrances, except for the rights and obligations created under the Escrow Agreement and except as may be indicated on the last page of this Agreement. As used herein, the term "Termination Date" means the earliest to occur of (i) the distribution to shareholders of record of Carreker of the first financial statements of Carreker that include at least 30 days combined operating results of Carreker and Antinori, or (ii) such time as the Merger Agreement may be terminated in accordance with its terms.

           3. The undersigned has no present intention or plan to sell, exchange or otherwise dispose of Carreker Common Stock to be received by the undersigned.

           4. The undersigned is an officer of Antinori and has been actively involved in the development and marketing of Antinori's products. The undersigned is a knowledgeable and sophisticated investor, capable by virtue of his educational, business and financial background to assess the risks and merits of investments in Carreker Common Stock. The undersigned has had the opportunity to ask questions of and receive full answers from Carreker as to all matters deemed pertinent by the undersigned to his decision to enter into this Agreement and to consent to the Merger and the Merger Agreement, and he has obtained all documents from Carreker that he has requested with respect to such matters. The undersigned has not obtained from Carreker or relied upon any information or documents that are inconsistent with the representations and covenants made by Carreker in the Merger Agreement. The undersigned will hold options to purchase shares of Carreker Common Stock (such options and shares being the "RESTRICTED SECURITIES") for the undersigned's own account, for investment and not with a view to resale or other disposition.

     H.    The undersigned agrees as follows:

           1. At any time prior to the Expiration Date, without the prior written consent of Carreker, the undersigned will not sell, transfer, encumber or dispose of, or offer to sell, transfer, encumber or dispose of, (i) any of the Antinori Securities or (ii) any shares of Antinori Common Stock that the undersigned purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date (the "NEW ANTINORI SECURITIES"). All New Antinori Securities will be subject to the terms of this Agreement to the same extent and in the same manner as they were Antinori Securities.

           2. Until the Expiration Date, the undersigned will vote any New Antinori Securities in any vote of the share of Antinori Common Stock, with respect to the matters referred to in (i) or (ii) immediately below and in every written consent as a Antinori shareholder solicited with respect to any of the matters referred to in (i) or (ii) immediately below, as follows: (i) in favor of approval of the Merger Agreement and the Merger and (ii) against approval of any proposal that might be in opposition to or in competition with consummation of the Merger. The undersigned will not, directly or indirectly, solicit, facilitate or encourage any offer from any person or entity concerning the possible disposition of all or any portion of Antinori's business, assets or capital stock by merger, sale or other means in contravention of the Merger Agreement.

           3. The undersigned will not, and will not permit any entity under the undersigned's control to, (i) solicit support in opposition to or in competition with the consummation of the Merger or otherwise encourage or assist any person or entity in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; or (ii) initiate a Antinori shareholder vote or action by consent of any Antinori shareholder in opposition to or in competition with the consummation of the Merger.

           4. The undersigned hereby (i) grants any consent or waivers that are reasonably required, under the terms of any agreement to which the undersigned and Antinori (or the undersigned, Antinori and another or others) are parties, for the consummation of the Merger; and (ii) subject to his Letter Agreement dated October 24, 1996 and Amendment to Letter Agreement dated
January 31, 1997, waives, effective as of the Effective Time, any liquidation, redemption, anti-dilution, registration rights, information rights, rights of first refusal, co-sale or other similar rights under terms of the Articles of Incorporation of Antinori or any agreement with Antinori or its security holders in effect immediately prior to the Effective Time with respect to the Antinori Securities.

           5. The undersigned will execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Antinori or Carreker, to carry out the intent of this Agreement.

     I. The undersigned understands that (a) in addition to the restrictions imposed under this Agreement, the Restricted Securities have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or registered or qualified under applicable state securities laws, in reliance upon the exemptions from the registration or qualification requirements of the Securities Act of 1933 and such state securities laws, and (b) as a result, the Restricted Securities may not be offered, resold or otherwise transferred without registration under the Securities Act and registration and qualification under applicable state securities laws unless the offer, resale or other transfer is exempt from the registration or qualification requirements of the Securities Act and such state securities laws. The undersigned acknowledges that, unless registered under the Securities Act, the Restricted Securities may not be publicly resold except in compliance with Rule 144 or another exemption from such registration, and that Rule 144 is not presently and for the foreseeable future will not be available to permit the Restricted Securities to be resold.

     J. The undersigned understands that there will be placed on the certificates evidencing the Restricted Securities that are shares, among other legends, legends stating in substance:

     "THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER THEREOF AND

CARREKER-ANTINORI GROUP, INC. (THE "COMPANY"). A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

     THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH (A) AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS OR (B) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS. THE COMPANY MAY REQUIRE AN OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH EXEMPTIONS ARE AVAILABLE."

     After release of the distribution described in Section 2(i), certificates evidencing the Restricted Securities that are shares delivered at or after the Effective Time may, at the undersigned's election, be surrendered for cancellation and reissuance without the first of the above legends. Carreker agrees that the second legend above will be removed promptly if the provisions of this Agreement, the Securities Act and applicable state law are otherwise complied with.

     K. The undersigned hereby agrees to, and agrees to be bound by, the indemnification obligations provided for in Section 10.2 of the Merger Agreement as if the undersigned were a party to the Merger Agreement.

     L. If any provision of this Agreement (or of the Merger Agreement or the Escrow Agreement), or the application thereof, is for any reason held to any extent to be invalid or unenforceable, then the remainder of this Agreement (or of such of the Merger Agreement or the Escrow Agreement) and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

     M. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others.

     N. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     O. The undersigned acknowledges that Carreker and Antinori will each be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Carreker and Antinori upon any such violation, Carreker and Antinori will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

     P. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     Q. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     R. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions of this Agreement on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

     S. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

                                   Number of shares of Antinori Common Stock beneficially owned by the undersigned:


                                   -----------------------------------------


Date: January ___, 1997

                                   Very truly yours,


                                   -----------------------------------------
                                   -----------------------------------------


Agreed to and accepted:

THE CARREKER GROUP, INC.


By:
   -------------------------
   J.D. Carreker,
   Chief Executive Officer


ANTINORI SOFTWARE, INC.



By:
    ------------------------
     Ron Antinori,
     Chairman of the Board

     Antinori Software, Inc.
     400 Colony Square,
     Suite 450
     Atlanta, Georgia 30326

                          ANTINORI AFFILIATE AGREEMENT

     This Antinori Affiliate Agreement (this "AGREEMENT") is being delivered concurrently with the execution and delivery of that certain Agreement and Plan of Merger dated as of January 29, 1997 (the "MERGER AGREEMENT") among The Carreker Group, Inc., a Texas corporation ("CARREKER"), Antinori Software, Inc., a Georgia corporation ("ANTINORI"), and CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker. The Merger Agreement provides for the merger ("MERGER") of CAG Newco, Inc. with and into Antinori in a transaction in which each share of Antinori Common Stock, par value $.01 per share ("ANTINORI COMMON STOCK"), will be converted into Carreker Class A Voting Common Stock, no par value ("CARREKER COMMON STOCK"), as described in the Merger Agreement. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings given to them in the Merger Agreement.

     The undersigned understands that, because the Merger will be accounted for as a "pooling-of-interests" and because the shares of Carreker Common Stock to be received by the undersigned in the Merger will not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), such shares and any shares of Carreker Common Stock which the undersigned may acquire hereafter may only be disposed of in conformity with the limitations described herein.

     The undersigned has been informed that the treatment of the Merger as a pooling-of-interests for financial accounting purposes may depend upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth in this Agreement. The undersigned further understands that the representations, warranties and agreements set forth herein will be relied upon by Carreker, Carreker's shareholders, Antinori, Antinori's shareholders and Carreker's and Antinori's respective counsel and accounting firms, for accounting purposes, for federal income tax purposes, for securities law compliance purposes and for other purposes material to the Merger Agreement

ANTINORI AFFILIATE AGREEMENT - Page 1
and the consummation of the Merger.

















ANTINORI AFFILIATE AGREEMENT - Page 2

     T.    The undersigned represents, warrants and agrees as follows:

           1. The undersigned has full power to execute this Agreement and to make the representations, warranties and agreements herein and to perform the undersigned's obligations hereunder.

           2. The undersigned is the beneficial owner of the shares of Antinori Common Stock indicated on the last page of this Agreement (the "ANTINORI SECURITIES"). Except for the Antinori Securities and except as may be indicated on the last page of this Agreement, the undersigned does not beneficially own any shares of Antinori Common Stock, or any options, warrants or other rights to acquire shares of Antinori Common Stock or other equity securities of Antinori. At the date of this Agreement, the Antinori Securities are, and at all times until the "EXPIRATION DATE" (as defined below), the Antinori Securities will be, free and clear of any liens, claims, options, charges or other encumbrances, except for the rights and obligations created under the Escrow Agreement and except as may be indicated on the last page of this Agreement. As used herein, the term "EXPIRATION DATE" means the earliest to occur of (i) the distribution to shareholders of record of Carreker of the first financial statements of Carreker that include at least 30 days combined operating results of Carreker and Antinori, or (ii) such time as the Merger Agreement may be terminated in accordance with its terms.

           3. The undersigned has no present intention or plan to sell, exchange or otherwise dispose of Carreker Common Stock to be received by the undersigned in the Merger such that the undersigned would retain a continuing interest through stock ownership in Carreker that is equal in value, as of the Effective Time, to less than fifty percent (50%) of the value of all formerly outstanding stock of Antinori that was held by the undersigned. For purposes of this representation, shares of Antinori Common Stock (or the portion thereof) (i) with respect to which a Antinori shareholder received consideration in the Merger other than Carreker Common Stock (including, without limitation, cash received pursuant to any exercise of dissenters' rights) and/or (ii) with respect to which a sale occurs during the pre-Merger period shall be considered shares of outstanding Antinori Common Stock exchanged for Carreker Common Stock in the Merger and

ANTINORI AFFILIATE AGREEMENT - Page 3
then disposed of pursuant to a plan.

           4. Pursuant to the Merger, the undersigned will receive no consideration, directly or indirectly, actually or constructively, for the undersigned's shares of Antinori Common Stock other than shares of Carreker Common Stock and cash for any fractional shares.










ANTINORI AFFILIATE AGREEMENT - Page 4

           5. The undersigned is a shareholder and officer of Antinori and has been actively involved in the development and marketing of Antinori's products. The undersigned is a knowledgeable and sophisticated investor, capable by virtue of his educational, business and financial background to assess the risks and merits of investments in Carreker Common Stock. The undersigned has had the opportunity to ask questions of and receive full answers from Carreker as to all matters deemed pertinent by the undersigned to his decision to enter into this Agreement and to consent to the Merger and the Merger Agreement, and he has obtained all documents from Carreker that he has requested with respect to such matters. The undersigned has not obtained from Carreker or relied upon any information or documents that are inconsistent with the representations and covenants made by Carreker in the Merger Agreement. The undersigned will acquire the shares of Carreker Common Stock to be issued to the undersigned in the Merger (the "RESTRICTED SECURITIES") for the undersigned's own account, for investment and not with a view to resale or other disposition.

     U.    The undersigned agrees as follows:

           1. At any time prior to the Expiration Date, without the prior written consent of Carreker, the undersigned will not sell, transfer, encumber or dispose of, or offer to sell, transfer, encumber or dispose of,
(i) any of the Antinori Securities or (ii) any shares of Antinori Common Stock that the undersigned purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date (the "NEW ANTINORI SECURITIES"). All New Antinori Securities will be subject to the terms of this Agreement to the same extent and in the same manner as they were Antinori Securities.

           2. Until the Expiration Date, the undersigned will vote the Antinori Securities and any New Antinori Securities in any vote of the share of Antinori Common Stock, with respect to the matters referred to in (i) or
(ii) immediately below and in every written consent as a Antinori shareholder solicited with respect to any of the matters referred to in (i) or (ii) immediately below, as follows: (i) in favor of approval of the Merger Agreement and the Merger and (ii) against approval of any proposal that might be in opposition to or in competition with consummation of the Merger. The undersigned will not, directly or

ANTINORI AFFILIATE AGREEMENT - Page 5
indirectly, solicit, facilitate or encourage any offer from any person or entity concerning the possible disposition of all or any portion of Antinori's business, assets or capital stock by merger, sale or other means in contravention of the Merger Agreement.

           3. The undersigned will not, and will not permit any entity under the undersigned's control to, (i) solicit support in opposition to or in competition with the consummation of the Merger or otherwise encourage or assist any person or entity in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; or (ii) initiate a Antinori shareholder vote or action by consent of any Antinori shareholder in opposition to or in competition with the consummation of the Merger.

           4. The undersigned hereby (i) grants any consent or waivers that are reasonably required, under the terms of any agreement to which the undersigned and Antinori (or the undersigned, Antinori and another or others) are parties, for the consummation of the Merger; and (ii) waives, effective as of the Effective Time, any liquidation, redemption, anti-dilution, registration rights, information rights, rights of first refusal, co-sale or other similar rights under terms of the Articles of Incorporation of Antinori or any agreement with Antinori or its security holders in effect immediately prior to the Effective Time with respect to the Antinori Securities.

           5. The undersigned will execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Antinori or Carreker, to carry out the intent of this Agreement.

     V. The undersigned understands that (a) in addition to the restrictions imposed under this Agreement, the Restricted Securities have not been registered under the Securities Act or registered or qualified under applicable state securities laws, in reliance upon the exemptions from the registration or qualification requirements of the Securities Act of 1933 and such state securities laws, and (b) as a result, the Restricted Securities may not be offered, resold or otherwise transferred without registration under the Securities Act and registration and qualification under applicable state securities laws unless the offer, resale or other transfer is exempt from the registration or

ANTINORI AFFILIATE AGREEMENT - Page 6
qualification requirements of the Securities Act and such state securities laws. The undersigned acknowledges that, unless registered under the Securities Act, the Restricted Securities may not be publicly resold except in compliance with Rule 144 or another exemption from such registration, and that Rule 144 is not presently and for the foreseeable future will not be available to permit the Restricted Securities to be resold.

     W. The undersigned understands that there will be placed on the certificates evidencing the Restricted Securities, among other legends, legends stating in substance:

     "THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER THEREOF AND CARREKER-ANTINORI GROUP, INC. (THE "COMPANY"). A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

     THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH (A) AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS OR (B) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS. THE COMPANY MAY REQUIRE AN OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH EXEMPTIONS ARE AVAILABLE."

     After release of the distribution described in Section 2(i), certificates evidencing the Restricted Securities delivered at or after the Effective Time may, at the undersigned's election, be surrendered for cancellation and reissuance without the first of the above legends. Carreker agrees that the second legend above will be removed promptly if the provisions of this Agreement, the Securities Act and applicable state law are otherwise complied with.

     X. The undersigned hereby agrees to, and agrees to be bound by, the indemnification obligations provided for in Section 10.2 of the Merger Agreement as if the undersigned were a party to the Merger Agreement.

     Y. If any provision of this Agreement (or of the Merger Agreement or the Escrow Agreement), or the application thereof, is for any reason held to any extent to be invalid or unenforceable,

ANTINORI AFFILIATE AGREEMENT - Page 7
then the remainder of this Agreement (or of such of the Merger Agreement or the Escrow Agreement) and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

     Z. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others.

     AA.   This Agreement may not be modified, amended, altered or
supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.











ANTINORI AFFILIATE AGREEMENT - Page 8

     BB.   The undersigned acknowledges that Carreker and Antinori will each be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Carreker and Antinori upon any such violation, Carreker and Antinori will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

     CC.   The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     DD.   This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     L. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions of this Agreement on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.



            [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]





ANTINORI AFFILIATE AGREEMENT - Page 9

     M. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

                              Number of shares of Antinori Common Stock beneficially owned by the undersigned (1):

                              ------------------------------------------

Date: January 31, 1997

                              Very truly yours,



                              ------------------------------------------
                              Ronald R. Antinori

Agreed to and accepted:

THE CARREKER GROUP, INC.


By:
    ----------------------------
     J.D. Carreker, Chief
     Executive Officer


ANTINORI SOFTWARE, INC.


By:
    ----------------------------
     Ron Antinori, Chairman
     of the Board

-----------
(1) 51,462 shares of Carreker are subject to a purchase option in favor of Lawrence Duckworth.



ANTINORI AFFILIATE AGREEMENT - Page 10

                                   EXHIBIT H

                                                                      EXHIBIT H


TO:       The Carreker Group, Inc.
          14001 North Dallas Parkway,
          Suite 1100
          Dallas, Texas 75240


                          CARREKER AFFILIATE AGREEMENT

     This Carreker Affiliate Agreement (this "AGREEMENT") is being delivered in connection with the execution and delivery of that certain Agreement and Plan of Merger dated as of January 29, 1997 (the "MERGER AGREEMENT"), among The Carreker Group, Inc., a Texas corporation ("CARREKER"), Antinori Software, Inc., a Georgia corporation ("ANTINORI"), and CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of Carreker. The Merger Agreement provides for the merger (the "MERGER") of CAG Newco, Inc. with and into Antinori in a transaction in which each share of Antinori Common Stock, par value $.01 per share, will be converted into shares of Carreker Class A Voting Common Stock, no par value ("CARREKER CLASS A STOCK").

     The undersigned understands that, since the Merger will be accounted for as a "pooling-of-interests," the shares of Carreker Class A Stock which the undersigned holds or may hereafter acquire may be disposed of only in conformity with the limitations described herein. The undersigned has been informed that the treatment of the Merger as a pooling-of-interests for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. The undersigned further understands that the representations, warranties and agreements set forth herein will be relied upon by Carreker and its counsel and accounting firm.

     1.    The undersigned represents, warrants and agrees as follows:

           (a) The undersigned has full power to execute this Agreement and to make the representations, warranties and agreements herein and to perform the undersigned's obligations hereunder.

           (b) The undersigned is the beneficial owner of (and has sole or shared voting or investment power with respect to) all the shares of Carreker Class A Stock and options to purchase shares of Carreker Class B Non-Voting Common Stock as indicated on the last page hereof (collectively, and together with any such shares acquired after the date hereof, the "CARREKER SECURITIES"). Except for the Carreker Securities, the undersigned does not beneficially own any shares of Carreker Class A Stock or any other equity securities of Carreker or any options, warrants or other rights to acquire shares of Carreker Class A Stock or other equity securities of Carreker.

           (c) The undersigned will not sell, transfer, encumber, or otherwise dispose of any of the Carreker Securities or offer or agree to sell, transfer, encumber, or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investments in, any of such Carreker Securities from and after the date hereof until Carreker shall have distributed to its shareholders of record its first financial statements that include at least 30 days of combined operating results of Carreker and Antinori; provided, however, that nothing in this paragraph will be deemed to prohibit charitable contributions of such securities without consideration to transferees who agree to all of the restrictions in this Agreement and provided further that, if the Merger Agreement should be terminated in accordance with its terms prior to the effectiveness of the Merger, the undersigned will have no obligations under this Agreement from and after the date of such termination.

     2. This Agreement will be binding upon and enforceable against administrators, executors, representatives, heirs, legatees and devisees of the undersigned and any pledgee holding Carreker Securities as collateral. If the Merger Agreement is terminated in accordance with its terms prior to the effectiveness of the Merger, then this Agreement will automatically terminate.

                                   Number of shares of Carreker Class A Stock
                                   (and options to purchase shares of Carreker
                                   Class B Non-Voting Common Stock) beneficially owned by the undersigned:

                                   --------------------------------------------

Date: January ____, 1997           Very truly yours,

                                   --------------------------------------------

                                   Name:
                                        ---------------------------------------
                                   Title (if applicable):
                                                         ----------------------




Agreed to and accepted:

THE CARREKER GROUP, INC.


By:
    ------------------------------------------
     J.D. Carreker, Chief Executive Officer

                                   EXHIBIT I

                                January 31, 1997


Antinori Software, Inc.
400 Colony Square, Suite 450
Peachtree Street NE
Atlanta, Georgia 30326
Attention:  Ronald R. Antinori, Chairman of the Board

     Re: Agreement and Plan of Merger dated as of January 29, 1997 among The Carreker Group, Inc., CAG Newco, Inc. and Antinori Software, Inc.

Ladies and Gentlemen:

     We have acted as counsel to The Carreker Group, Inc., a Texas corporation (the "Company"), and J.D. Carreker ("Carreker") in connection with the preparation of that certain Agreement and Plan of Merger (the "Agreement") between the Company, CAG Newco, Inc., a Texas corporation ("Newco"), and Antinori Software, Inc. ("ASI"). As such, we have participated in the closing of the merger of Newco with and into the Company and the receipt of shares of the Company by the shareholders of ASI (the "Transaction"). This opinion is rendered pursuant to Section 7.4 of the Agreement.

     The various documents and agreements executed and delivered pursuant to the Agreement and in connection with the consummation of the Transaction are sometimes referred to herein as the Transaction Documents. To the extent not otherwise defined herein, defined terms have the meaning ascribed to them in the Agreement.

     This opinion is governed by, and is to be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to the assumptions, qualifications (including the General Qualifications), exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord. This opinion should be read in conjunction therewith.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

     The opinions set forth herein are limited to the laws of The State of Texas and applicable federal laws as applied therein.

     Based upon the foregoing, it is our opinion that:

     (1) The Company was duly organized as a corporation, and is existing and in good standing under the laws of the State of Texas.

     (2) The Company has the corporate power to execute and deliver the Agreement and the other Transaction Documents, to perform its obligations thereunder, to own and use its assets and to conduct its business.

     (3) The Company has duly authorized the execution and delivery of the Agreement and all performance by the Company thereunder. The Company and Carreker have duly executed and delivered the Agreement and the other Transaction Documents to which each is a party.

     (4) The execution and delivery by the Company and Carreker of the Transaction Documents to which each is a party do not, and performance by the Company and Carreker of their respective obligations under the Agreement and the other Transaction Documents will not, result in any:

     (i)   violation of the Company's articles of incorporation or bylaws;

     (ii) violation of any existing federal or state constitution, law, statute, regulation or rule to which the Company or its assets or Carreker is subject;

     (iii) breach of or default under any material written agreements;

     (iv) creation or imposition of a contractual lien or security interest in, on or against the assets of the Company under any material written agreements; or

     (v) violation of any judicial or administrative decree, writ, judgment or order to which, to our knowledge, the Company or its assets or Carreker is subject.

With your permission we have assumed that the term "material written agreements" used in clauses (iii) and (iv) above includes only those agreements identified in ATTACHMENT 1 to this letter.

     (5) Other than the filing of the Articles of Merger with the Secretary of State of The

State of Texas, no consent, approval, authorization or other action by, or filing with, any governmental authority of the United States of America or The State of Texas is required for the Company's execution and delivery of the Agreement and consummation of the Transaction.

     (6) The Transaction Documents are enforceable against the Company and Carreker, respectively, as applicable.

     (7) The Company's authorized shares consist of 12,000,000 shares of Class A Voting Common Stock, 500,000 shares of Class B Non-Voting Common Stock, and 5,000,000 shares of Preferred Stock, each no par value, of which 961,071 shares of Class A Voting Common Stock and 3,167 shares of Class B Non-Voting Common Stock are issued and outstanding as of the Closing Date and are held of record as set forth in SCHEDULE 3.3 to the Agreement. Except as disclosed on the Schedules to the Agreement, as of the Closing Date, to our knowledge there are no other options, warrants, or other agreements pursuant to which any other person could acquire shares or other any interest in the shares of the Company.

     (8) The shares of Class A Voting Common Stock of the Company to be issued in the Merger have been duly authorized and upon their issuance will be validly issued, fully paid and nonassessable.

     Based upon the limitations and qualifications set forth above, we also confirm to you that:

     (1) To our knowledge, no litigation or other proceeding against the Company or any of its property is pending or overtly threatened by a written communication to the Company.

     (2) The Company is incorporated under the laws of The State of Texas, but is not qualified to conduct business in any state other than The State of Texas.

     In addition to other limitations noted in the Accord, the enforceability of the Transaction Documents may be limited by:

     (i) the possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitation, marshalling of assets or similar requirements, or, as to the jurisdiction of courts, the venue of actions, the right to jury trial, or in certain cases, notices;

     (ii) the possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not, under certain circumstances, constitute a waiver of other matters of the same kind;

     (iii) the effect of course of dealing, course of performance, or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement;

     (iv) the possible unenforceability of provisions that enumerated remedies are non-exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative;

     (v) the possible unenforceability of provisions that determination by a party or a party's designee are conclusive;

     (vi) the possible unenforceability of provisions that the provisions of an agreement are severable in all circumstances;

     (vii)  the effect of laws requiring mitigation of damages;

     (viii) the possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform;

     (ix) the effect of agreements as to rights of setoff otherwise than in accordance with applicable law; and

     (x) the possible unenforceability of any covenant not to compete set forth in the Transaction Documents if its limitations as to time, geographical area and scope of activity to be restrained are not reasonable or impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

     This opinion is provided to you for your exclusive use solely in connection with the Transaction, and may not be relied upon by any other person or for any other purpose without our prior written consent.


                                   Very truly yours,

                                   LOCKE PURNELL RAIN HARRELL
                                   (A Professional Corporation)

                                   By:
                                        --------------------------------
                                        Russell F. Coleman

                                   EXHIBIT J

                                January 31, 1997


The Carreker Group, Inc.
Attn: J. D. Carreker, Chief Executive Officer
Suite 1100
14001 North Dallas Parkway
Dallas, Texas 75240


Locke Purnell Rain Harrell
(A Professional Corporation)
Attn: Russell F. Coleman
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776

     Re: Agreement and Plan of Merger between The Carreker Group, Inc., CAG Newco, Inc. and Antinori Software, Inc. dated as of January 30, 1997

Ladies and Gentlemen:

     We have acted as counsel to Antinori Software, Inc., a Georgia corporation, and Ronald R. Antinori, its controlling shareholder, in connection with the preparation of the Agreement and Plan of Merger (the "Agreement") between The Carreker Group, Inc. ("Carreker"), CAG Newco, Inc. ("Newco") and Antinori Software, Inc. ("ASI") and have participated in the closing of the merger of Newco with and into ASI and the receipt of shares of Carreker by the existing shareholders (the "Shareholders") of ASI ("the Transaction"). This opinion letter is rendered pursuant to Section 8.4 of the Agreement.

     The various documents and agreements executed and delivered pursuant to the Agreement and in connection with the consummation of the Transaction are sometimes referred to herein as the Transaction Documents. To the extent not otherwise defined herein, defined terms have the meaning ascribed to them in the Agreement.

     This Opinion Letter is governed by, and is to be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to the assumptions, qualifications (including the General Qualifications), exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord. This Opinion Letter should be read in conjunction therewith.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of ASI, certificates of officers and representatives of ASI, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

     The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws as applied therein. To the extent that any document or agreement is governed by the laws of the State of Texas, we have assumed at your request and with your permission, that the laws of the State of Georgia are identical to, the laws of the State of Texas.

     Based upon the foregoing, it is our opinion that:

     (1) ASI was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

     (2) ASI has the corporate power to execute and deliver the Agreement and other Transaction Documents, to perform its obligations thereunder, to own and use its assets and to conduct its business.

     (3) ASI has duly authorized the execution and delivery of the Agreement and all performance by ASI thereunder and ASI and the Shareholders have duly executed and delivered the Agreement and the other Transaction Documents to which each is a party.

     (4) The execution and delivery by ASI and the Shareholders of the Transaction Documents do not, and performance by ASI and the Shareholders of their respective obligations under the Agreement and the Transaction Documents will not result in any:

           (i)   violation of ASI's articles of incorporation or bylaws;

           (ii) violation of any existing federal or state constitution, statute, regulation, rule, order, or law to which ASI or its assets or the Shareholders are subject;

           (iii) breach of or default under any material written agreements;

           (iv) creation or imposition of a contractual lien or security interest in, on or against the assets of ASI under any material written agreement; or

           (v) violation of any judicial or administrative decree, writ judgment or order to which, to our knowledge, ASI or its assets or the Shareholders are subject.

With your permission we have assumed that the term "material written agreements" used in clauses (iii) and (iv) above includes only those agreements identified in the Schedules delivered pursuant to the Agreement.

     (5) Other than the filing of the Certificate of Merger with the Secretary of State of Georgia, no consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or the State of Georgia is required for ASI's execution and delivery of the Agreement and consummation of the Transaction.

     (6) The Transaction Documents are enforceable against ASI and the Shareholders respectively as applicable.

     (7) ASI's authorized shares consist of 10,000,000 shares of Common Stock one cent ($.01) par value per share of which 1,010,101 shares were issued and outstanding and are owned of record by the persons identified in
Schedule 2.3 to the Agreement. The outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for a certain agreement between Lawrence D. Duckworth and Ronald R. Antinori dated October 24, 1995 with respect to options on certain shares of ASI held by Ronald R. Antinori, as amended to apply to certain of the shares of Carreker issued to Ronald R. Antinori in the merger, as of the closing, to our knowledge there are no other options, warrants, or other agreements pursuant to which any other person could acquire shares or other any interest in the shares of ASI.

     (8) Immediately prior to the consummation of the Transaction, the Shareholders were the sole registered owners of the shares of ASI. Following the consummation of the Transaction, Carreker is the sole registered owner of all shares of ASI.

     Based upon the limitations and qualifications set forth above, we also confirm to you that:

     (1) To our knowledge, no litigation or other proceeding against ASI or any of its property is pending or overtly threatened by a written communication to ASI.

     (2) ASI is incorporated under the laws of the State of Georgia, but is not qualified to conduct business in any state other than the State of Georgia.

     In addition to other limitations noted in the Accord, the enforceability of the Transaction Documents may be limited by:

     (i) the possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitation, marshalling of assets or similar requirements, or, as to the jurisdiction of courts, the venue of actions, the right to jury trial, or in certain cases, notices;

     (ii) the possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not, under certain circumstances, constitute a waiver of other matters of the same kind;

     (iii) the effect of course of dealing, course of performance, or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement;

     (iv) the possible unenforceability of provisions that enumerated remedies are non-exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative;

     (v) the effect of O.C.G.A. Section 13-1-11 on provisions relating to attorneys' fees;

     (vi) the possible unenforceability of provisions that determination by a party or a party's designee are conclusive;

     (vii) the possible unenforceability of provisions permitting modifications of an agreement only in writing;

     (viii) the possible unenforceability of provisions that the provisions of an agreement are severable in all circumstances;

     (ix)   the effect of laws requiring mitigation of damages;

     (x) the possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform;

     (xi) the effect of agreements as to rights of setoff otherwise than in accordance with applicable law; and

     (xii) the possible unenforceability of any covenant not to compete set forth in the Transaction Documents if its limitations as to time, geographical area and scope of activity to be restrained are not reasonable or impose a greater restraint than is necessary to protect the goodwill or other business interest of Carreker.

     This opinion letter is provided to you for your exclusive use solely in connection with the Transaction, and may not be relied upon by any other person or for any other purpose without our prior written consent.

                                           Very truly yours,

                                           MORRIS, MANNING & MARTIN
                                           a Limited Liability Partnership



                                           By:
                                               ---------------------------------
                                               Charles R. Beaudrot, Jr., Partner

                                      EXHIBIT K

                                SHAREHOLDERS AGREEMENT

     THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made as of January 31, 1997, among The Carreker Group, Inc., a Texas corporation (the "Company"),
J.D. Carreker ("Carreker") and Ronald R. Antinori ("Antinori"), Susan Antinori, Lawrence D. Duckworth and Michael Israel (together with Antinori, the "Antinori Shareholders" and, together with Carreker, the "Shareholders").

                                       RECITALS

     A. This Agreement is entered into in connection with and is ancillary to an Agreement and Plan of Merger (the "Merger Agreement") dated as of January 29, 1997, among the Company, CAG Newco, Inc., a Texas corporation and a wholly-owned subsidiary of the Company, and Antinori Software, Inc., a Georgia corporation, pursuant to which such subsidiary is to merge with and into Antinori Software, Inc., such that Antinori Software, Inc. will become a wholly-owned subsidiary of the Company (the "Merger").

     B. In the Merger all of the ASI Shareholders, other than Lawrence D. Duckworth, will receives shares of Class A Voting Common Stock of the Company. In connection with the Merger, Lawrence D. Duckworth will receive options to purchase shares of Class B Non-Voting Common Stock of the Company.

     C. The parties deem it in their best interests and in the best interest of the Company to restrict the sale, assignment, transfer, encumbrance, or other transfer of shares of capital stock of the Company owned by the Shareholders, and to provide for certain rights and obligations in respect thereto as hereinafter provided.

     NOW, THEREFORE, in consideration of the above premises and of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:

                                   I.  DEFINITIONS

     1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Affiliate" means, when used with respect to a specified Person, any Person that (a) directly or indirectly controls, is controlled by or is under common control with such specified Person, (b) owns or controls 10% or more of the outstanding voting equity interests of such Person, (c) is an officer, director, trustee, manager, administrator, representative or agent of, or owns or controls 10% or more of the outstanding voting equity interests of, a Person described in clause (a) or (b) of this sentence. As used in this definition, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person through an ownership of equity interests, contract, voting trust or otherwise.

     "Commission" means the United States Securities and Exchange Commission, or a successor commission or agency.

     "Person" means an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, corporation, association, enterprise, custodian, trustee, executor, administrator, nominee, entity in a representative capacity or other enterprise.

     "Qualified Public Offering" means a registered public offering under the Securities Act of capital stock of the Company, which public offering is made pursuant to a Registration Statement on Form S-1 (or Form SB-1) or a successor form and which yields gross proceeds of at least $15 million and results in at least beneficial 250 holders of capital stock of the Company.

     "Registration Statement" means any registration statement of the Company under the Securities Act that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed incorporated by reference in such registration statement.

     "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means shares of the Class A Voting Common Stock and the Class B Non-Voting Common Stock of the Company, or any shares received in exchange therefor in connection with a recapitalization of the Company.

     "Transfer" means any sale, assignment, hypothecation, gift, inter vivos transfer, pledge, mortgage, or other encumbrance, or any other transfer, whether voluntary or involuntary. Notwithstanding the foregoing, any transfer that might otherwise be deemed to result from the merger or consolidation of the Company with or into another entity or any recapitalization of the Shares shall not be deemed to constitute a "Transfer" for purposes of this Agreement.

     "Underwritten offering" means a registration in which securities of the Company are sold to an underwriter for reoffering to the public.

     1.2 SHARES SUBJECT TO AGREEMENT. This Agreement shall apply to all Shares now owned by each of the Shareholders and to all Shares that may hereafter be acquired by any of the Shareholders (including, without limitation, pursuant to the exercise of a stock option or options), whether such Shares constitute separate property or community property of any of the individual Shareholders, and regardless of the capacity in which title to such Shares is held or taken. Without limiting the foregoing, this Agreement shall apply to all Shares held in either of the two escrows established pursuant to the Merger Agreement. This Agreement shall also apply to all Shares to which the spouse of any Shareholder is entitled by virtue of any community property or any other law.

                       II.  RESTRICTIONS ON TRANSFER OF SHARES

     II.1.  RESTRICTIONS ON TRANSFER.

            (a) The Shareholders shall not make any Transfer of any Shares, or any right or interest therein, except as provided in this Article II.

            (b) Anything in this Agreement to the contrary notwithstanding, no Transfer of any Shares otherwise permitted or required by this Agreement shall be made unless such Transfer is in compliance with federal and state securities laws, including, without limitation, the Securities Act. In connection with any Transfer or proposed Transfer of Shares, if requested by the Company before such Transfer, the Shareholder proposing to effect such Transfer shall provide to the Company either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company, to the effect that the proposed Transfer of the Shares may be effected without registration under the Securities Act and applicable state securities laws, or (ii) a "no-action" letter from the staff of the Commission to the effect that the proposed Transfer of such Shares without registration under the Securities Act would not result in a recommendation by the staff that action be taken in respect thereof.

            (c) Anything in this Agreement to the contrary notwithstanding, unless otherwise agreed to in writing by the Company and the Shareholders, no Transfer of Shares otherwise permitted or required by this Agreement shall be effective unless and until the transferee shall execute and deliver to the Company an agreement in a form satisfactory to the Company in which such transferee agrees in writing to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on the Shareholders hereby.

Each person to whom a Transfer of Shares is permitted by this Agreement who receives a Transfer of Shares during the period when this Agreement is in effect, and who so agrees in writing to be bound by the provisions hereof, shall thereafter become a "Shareholder" for all purposes of this Agreement.

            (d) Transfers of the Shares may only be made in strict compliance with all applicable terms of this Agreement. Any purported Transfer of the Shares that does not comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize nor will be bound by any such purported Transfer and shall not effect any such purported Transfer on its stock transfer books.

            (e) Any offer to Transfer Shares by a Shareholder shall be deemed to include an offer to sell all Shares or interest therein (including community property interest) owned by or for the benefit of the spouse of the Shareholder, whether or not stated in the offer. By executing this Agreement, a Shareholder's spouse hereby agrees to be bound by all terms and provisions of this Agreement.

            (f) Any Transfer of Shares by a Shareholder to his or her immediate family (i.e., the spouse, children, parents or siblings of the Shareholder), or to a trust for the benefit of the Shareholder or his or her immediate family, shall not be prohibited under this Agreement, provided each such transferee receives the Shares subject to the terms and provisions of this Agreement as a Shareholder as provided in Section 2.1(c) above.

     2.2    RIGHT OF FIRST REFUSAL.

            (a) If any Shareholder proposes to Transfer any Shares owned by him to a third party (a "Proposed Transfer"), then such Shareholder (the "Offering Shareholder") shall first offer such Shares to the Company by sending a written offer (the "Offer") to the Company, and by sending a copy of the Offer to each other Shareholder, in each case as provided in Section 6.1. The Offer shall set forth (i) the number of Shares subject to the Proposed Transfer (the "Offered Shares"), (ii) a description of the Proposed Transfer, (iii) the identity of each prospective purchaser (the "Transferee"), and (iv) any and all other material terms (the "Terms") of the Proposed Transfer, including without limitation, the purchase price per Offered Share offered by the Transferee, the manner in which such purchase price shall be paid and the description of any non-cash consideration.

            (b) Within fifteen (15) business days after receipt of the Offer (the "Offer Date") the Company may elect to purchase all, but not less than all, of the Offered Shares. The Company shall exercise its election to purchase the Offered Shares by giving written notice to the Offering Shareholder specifying a date for the closing of the purchase, which date shall not be more than forty
(40) days after the Offer Date.

            (c) The Company, if it elects to accept the Offer, shall purchase the Offered Shares at the price and upon the Terms set forth in the Offer. At the closing of such purchase, the Company shall deliver the consideration for the Offered Shares and the Offering Shareholder shall deliver to the Company stock certificates representing the Offered Shares duly endorsed in blank or accompanied by appropriate stock powers duly executed in blank.

            (d) If the Offered Shares are not purchased by the Company pursuant to this Section 2.2, then the Offering Shareholder shall comply with the provisions of Section 2.3. If the Offering Shareholder does not consummate the sale of the Offered Shares to the Transferee within ninety (90) days after the Offer Date, then the Offered Shares shall again become subject to all of the restrictions of this Agreement.

            (e)   The right of first refusal established pursuant to this
Section 2.2 shall not apply to a Transfer of Shares by Antinori to Lawrence D. Duckworth pursuant to Section 2 of that Amendment to Letter Agreement dated as of even date herewith between them.

     2.3    RIGHT OF PARTICIPATION IN SALES.

            (a) If the Offered Shares are not purchased by the Company pursuant to Section 2.2 above, then all Shareholders other than the Offering Shareholder (each, a "Non-offering Shareholder," and together, the "Non-offering Shareholders") shall be entitled to participate in the Proposed Transfer in the manner and to the extent set forth in this Section 2.3. Each Non-offering Shareholder who desires to participate in the Proposed Transfer shall give written notice of such desire to the Offering Shareholder within twenty (20) business days following the Offer Date. Each Non-offering Shareholder who gives such notice shall be entitled to sell in the Proposed Transfer, in accordance with the Terms, a portion of the Shares then held by the Non-offering Shareholder as described in subsection (b) below. The Offering Shareholder shall assign so much of his or her interest in any instrument or agreement governing the Proposed Transfer as each electing Non-offering Shareholder shall be entitled to and shall request hereunder, and each Non-offering Shareholder shall assume such part of the obligations of the Offering Shareholder under such instrument or agreement as it shall relate to the sale of securities by the Offering Shareholder.

            (b) Each Non-offering Shareholder may sell up to a Pro Rata portion of the Offered Shares in the Proposed Transfer if the same are not sold pursuant to Section 2.2. As to a Non-offering Shareholder, "Pro Rata" means in the proportion of the number of Shares owned by such Non-offering Shareholder bears to the aggregate number of Shares owned by all Shareholders as of the Offer Date; provided, however, that if Carreker is the Offering Shareholder, then as to a Non-offering Shareholder "Pro Rata" means in the proportion of the number of Shares owned by such Non-offering Shareholder bears to the aggregate number of Shares owned as of the Offer Date by all Shareholders and David Sias (if David Sias elects to exercise his right to sell Shares in the Proposed Transfer pursuant to the provisions of that certain Stock Purchase Agreement dated as of November 5, 1993 among the Company, David Sias and Carreker).

            (c) To the extent that a Non-offering Shareholder who is otherwise entitled to does not elect to sell all of his or her Pro Rata portion of the Offered Shares in the Proposed Transfer pursuant to this Section 2.3, then the Offering Shareholder may sell the Offered Shares (less that number of Shares sold in the Proposed Transfer by Non-offering Shareholders, if any) to the Transferee in accordance with the Terms for a period of ninety (90) days following the Offer Date. If the Offering Shareholder fails to make any such sale within ninety (90) days after the Offer Date, then such Offered Shares shall again become subject to all of the restrictions of this Agreement.

            (d) The right of participation established by this Section 2.3 shall not apply in respect of the redemption by the Company of Shares held by a Shareholder out of either of the two escrows established pursuant to the Merger Agreement.

                              III.  REGISTRATION RIGHTS

     III.1.  DEMAND REGISTRATION.

             (a) At any time from and after one year after the closing of a Qualified Public Offering, Shareholders holding not less than fifty percent (50%), on a fully-diluted basis, of the capital stock of the Company entitled to vote in the election of directors (the "Selling Shareholders") may by written notice (a "Demand Notice") to the Company require the registration under the Securities Act of all or part of the Shares held by the Selling Shareholders (a "Demand Registration"); provided, however, that the amount of Shares to be offered for sale under a Demand Registration (the "Registrable Shares") shall have either a fair market value of $10 million or more. The Company shall not be obligated to effect more than two (2) Demand Registrations under this Section 3.1, plus two (2) Demand Registrations as to which the Demand Notice is given by Selling Shareholders that include Antinori (on behalf of the ASI Shareholders, as provided in Section 3.1(h)). No Demand Notice may be given prior to six months after the effective date of the immediately preceding Demand Registration.

             (b) Demand Registrations shall be on such appropriate registration form of the Commission (i) as shall be selected by the Company and as shall be reasonably acceptable to the Selling Shareholders and (ii) as shall permit the Transfer of the Registrable Shares in accordance with the intended method of Transfer specified by the Selling Shareholders in their Demand Notice.

             (c) The Company will file a Registration Statement relating to any Demand

Registration within sixty (60) days of the date of the applicable Demand Notice and will use all reasonable efforts to cause the same to be declared effective by the Commission within one hundred twenty (120) days of the date of such Demand Notice. If any Demand Registration is requested to be effected as a "shelf" registration, then the Company will keep the Registration Statement filed in respect thereof effective for a period of up to four (4) months from the date on which the Commission declares such Registration Statement effective, or such shorter period that will terminate when all Registrable Shares covered by such Registration Statement have been sold pursuant to such Registration Statement.

             (d) A registration requested pursuant to this Section 3.1 will not count as a Demand Registration (i) unless a Registration Statement with respect thereto has become effective, (ii) if after such Registration Statement has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court not due to any fault of the Selling Shareholders, (iii) if, solely due to the fault of the Company, the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, or (iv) if the Registration Statement is withdrawn because the Selling Shareholders determine, with the Company's prior written consent, that the price to be received in connection with the offering of the Registrable Shares is inadequate. Subject to the provision relating to the payment of costs and expenses set forth in Section 3.5, the Company agrees to withdraw any Registration Statement filed pursuant to this Section 3.1 upon the request of the Selling Shareholders who gave a Demand Notice in respect of same.

             (e) If the offering of Registrable Shares pursuant to a Demand Registration is to be an underwritten offering, then the Selling Shareholders shall select the managing underwriters in connection with such offering and any additional investment bankers to be used in connection with the offering, subject to the approval of the Company, which shall not be unreasonably withheld.

             (f) If the managing underwriter or underwriters of an underwritten offering to which such Demand Registration relates advises the Selling Shareholders that the total amount of Registrable Shares intended to be included in such Demand Registration is in the aggregate such as to materially and adversely affect the success of such offering, then the number of Registrable Shares to be included in such Demand Registration will, if necessary, be reduced and there will be included in such underwritten offering the number of Registrable Shares that, in the opinion of such managing underwriter or underwriters, can be sold without materially and adversely affecting the success of such offering, allocated PRO RATA among the Selling Shareholders on the basis of the amount of Registrable Shares requested to be included therein by each such Selling Shareholder.

             (g) The Company will be entitled to postpone the filing of any Demand Registration for a reasonable period of time not in excess of 120 calendar days, if the Company determines, in the good faith exercise of the business judgment of its board of directors, that such registration and offering could materially interfere with BONA FIDE financing plans of the Company or would require disclosure of information the premature disclosure of which could adversely affect the Company. If the Company postpones the filing of a Registration Statement, then it will promptly notify the Selling Shareholders in writing when the events or circumstances permitting such postponement have ended.

             (h) For purposes of this Section 3.1, the ASI Shareholders hereby irrevocably consent to the appointment of Antinori, as representative of the ASI Shareholders, and as attorney-in-fact for and on behalf of each ASI Shareholder, for purposes of giving a Demand Notice.

     III.2.  INCIDENTAL REGISTRATION.

             (a) If the Company proposes to file a Registration Statement under the Securities Act on Form S-1, S-2 or S-3 (or any successor form) relating to any offering of Shares to be offered for its own account for cash (other than a Demand Registration or a Registration Statement filed in connection with an exchange offer or offering of securities solely to the Company's existing shareholders), then the Company shall (i) provide prompt written notice of the proposed offering to the Shareholders, include in such written notice a description of the intended method of distribution, and
(ii) use all reasonable efforts to register pursuant to such Registration Statement (an "Incidental Registration") such number of Shares ("Registrable Shares") as shall be specified in a written request by a Shareholder (each, a "Selling Shareholder") made within ten (10) days after such written notice from the Company, subject to subsection (b) below.

             (b) Notwithstanding any other provision of this Section 4.2, if a registration pursuant to this Section 4.2 involves a firm commitment, underwritten offering of the securities so being registered, and if the managing underwriter of such offering informs the Company and the Selling Shareholders by letter of its belief that marketing factors require a limitation of the number of shares to be underwritten, then the Company may limit the number of Registrable Shares to be included in the registration and underwriting, with first priority being given to Shares proposed to be issued by the Company, and second priority being given to Shares proposed to be sold by a Selling Shareholder, and, if more than one Selling Shareholder exists, then by the Selling Shareholders on a pro rata basis (determined by the inclusion of any Shares held by David Sias, in the manner provided in Section 2.3(b), if J.D. Carreker is a Selling Shareholder and if David Sias elects to exercise his right to sell Shares in the Proposed Transfer pursuant to the provisions of that certain Stock Purchase Agreement dated as of November 5, 1993 among the Company, David Sias and Carreker).

             (c) Notwithstanding the foregoing, if, at any time after giving written notice to the Selling Shareholders of its proposal to file a Registration Statement pursuant to subsection (a) above and prior to the effective date of such Registration Statement, the Company shall determine for any reason not to register the Shares proposed to be covered thereby, then the Company may, at its election, give written notice of such determination to the Selling Shareholders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay certain expenses in connection therewith as provided in Section 3.5), without prejudice, however, to the rights the Shareholders otherwise may have to request that such registration be effected under Section 3.1. No registration effected under this Section shall relieve the Company of its obligation to effect any Demand Registration under Section 3.1

     III.3. COOPERATION. Each Selling Shareholder hereby agrees to cooperate and provide all information necessary to assure that any Registration Statement required hereunder shall be filed promptly and be declared effective by the Commission as soon as reasonably practicable after the filing thereof.

     III.4. RESTRICTIONS ON PUBLIC SALE BY SHAREHOLDERS. Each Shareholder agrees not to effect any public sale or distribution of the Registrable Shares, including a sale pursuant to Rule 144 under the Securities Act, during the twenty (20) days prior to, and during the one hundred eighty (180) day period beginning on, the effective date of a Registration Statement (except as part of such registration) if and to the extent requested by the Company in the case of a non-underwritten offering or if and to the extent requested by the managing underwriter in the case of an underwritten offering.

     III.5.  REGISTRATION EXPENSES.  In connection with each Demand
Registration and each Incidental Registration, the Company shall, except as otherwise specifically provided, pay all expenses incurred in connection with such registration, including without limitation (a) filing fees with the Commission; (b) fees and expenses of compliance with the securities or "blue sky" laws in connection with "blue sky" registrations or qualifications of the Registrable Shares, (c) preparation and printing expenses, (d) fees and expenses of counsel and independent certified public accountants for the Company;
(e) fees and expenses of one counsel for the Selling Shareholders, which counsel shall be designated by the Selling Shareholders in the written notice sent to the Company requesting the Demand Registration or Incidental Registration and shall be subject to the approval by the Company, and (g) fees and expenses of any additional experts retained by the Company in connection with such registration. The Selling Shareholders shall pay any underwriting discounts or commissions or brokers' fees or commissions attributable to the sale of the Registrable Shares. Notwithstanding the foregoing, if the Selling Shareholders request the Company to withdraw a Registration Statement for a Demand Registration that has become effective, then the Selling Shareholders agree to reimburse the Company an amount equal to fifty percent (50%) of the total fees and expenses incurred by the Company up to the time of the withdrawal.

     III.6. INDEMNIFICATION BY THE COMPANY. The Company agrees to, and hereby does, indemnify and hold harmless each Selling Shareholder from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Shares or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or when necessary to make the statements therein not misleading, and will reimburse each Selling Shareholder for any legal or other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such losses, claims, damages or liabilities (or any proceeding in respect thereof), except insofar as such losses, claims, damages or liabilities are caused by such untrue statement or omission or alleged untrue statement or omission based upon and in conformity with information furnished to the Company by or on behalf of the Selling Shareholder expressly for use therein.

     III.7. INDEMNIFICATION BY THE SELLING SHAREHOLDERS. Each Selling Shareholder severally, but not jointly, agrees to and hereby does, indemnify and hold harmless the Company, its officers and directors, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, to the same extent as the foregoing indemnity from the Company to the Selling Shareholders, but only with reference to information furnished by or on behalf of such Selling Shareholders, expressly for use in any Registration Statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto.

     III.8. ASSIGNMENT. Subject to the provisions of this Agreement, the right to cause the Company to register Registrable Shares under this Article may be assigned to any assignee of Registrable Shares or transferred to any successor of the Shareholders.

     III.9. CROW FAMILY HOLDINGS, L.P. Notwithstanding anything herein to the contrary, Article III of this Agreement shall be subject to and construed so as to give effect to and not create any conflict with, Section 9 (captioned "Right of Inclusion") of that certain Stock Purchase Agreement dated as of January 10, 1997 by and between Crow Family Partnership, L.P. and The Carreker Group, Inc.

     III.10. CESSATION OF STATUS AS REGISTRABLE SHARES. Notwithstanding any provision herein to the contrary, Shares shall cease to be Registrable Shares
(a) if they are effectively registered under the Securities Act and disposed of in accordance with the Registration Statement wherein they are registered,
(b) if they are saleable by the Shareholder thereof pursuant to Rule 144(k), or (c) they are distributed to the public by the Shareholder thereof pursuant to Rule 144.

                                    IV. GOVERNANCE

     IV.1. BOARD REPRESENTATION. The board of directors of the Company will be comprised of such number of directors as is determined by the board of directors or otherwise as provided in the constituent documents of the Company. At each annual shareholders meeting of the Company, and at each special shareholders meeting of the Company called for the purpose of electing directors of the Company, and at any time at which shareholders of the Company shall have the right to, or shall, vote for directors of the Company, then, and in each event, the Shareholders hereby agree to vote all Shares owned by them for the nomination and election of a board of directors that will include the following:

     (i)     Antinori and one other individual designated by him;

     (ii)    Carreker and three other individuals designated by him; and

     (iii) one individual designated by Science Applications International Corporation ("SAIC") (or such greater number of individuals as SAIC shall be entitled to designate pursuant to that certain Shareholders Agreement dated as of October 10, 1996 among the Company, Carreker and SAIC).

Notwithstanding any other provision of this Agreement, however, no Shareholder will be required to cause the election of any designee, or to support the continued service of any director, if the board of directors of the Company determines in good faith, based as to legal matters on the advice of counsel, that the election or continued service of such designee would be inconsistent with the fiduciary duty owed by the board of directors of the Company to the shareholders of the Company, provided, however, that the foregoing shall not detract from the right of an individual who designated such designee to nominate another designee for such position.

     In addition, if a person entitled to designate another person for election as a director of the Company desires to cause his designee to be removed from the board of directors of the Company, then the Shareholders hereby agree to, if necessary, but subject to all applicable requirements of law, use their best efforts to take or cause to be taken all such action as may be required to remove such designee from the board of directors of the Company.

     IV.2. CASH SALES OF STOCK TO AFFILIATES. The Shareholders hereby agree to use their best efforts to cause the Company to amend its Bylaws to require an affirmative vote of at least the Requisite Number of directors to approve an issuance for cash of new shares of capital stock of the Company to an Affiliate; provided, however, that such amendment shall not require such affirmative vote to approve the issuance of capital stock upon the exercise of a stock option or options or to approve the grant of a stock option or options. The Requisite Number as used herein shall mean the total number of directors of the Company then constituting its board of directors, less two. This Section 4.2 shall not apply in respect of sale of capital stock to Science Applications International Corporation resulting from its exercise of its contractual preemptive right as set forth in Section 2.1 (captioned "SAIC Right of First Refusal on Future Securities") of that certain Shareholder Agreement among the Company, Carreker and Science Applications International Corporation, as the same may be amended from time to time.

                            V.  TERMINATION OF PROVISIONS

     V.1. TERMINATION. Except for the provisions of Article II and Article IV, which shall terminate immediately prior to the first consummation of a Qualified Public Offering (and to which Article II shall not apply in respect of a Qualified Public Offering), this Agreement shall remain in effect until terminated by the agreement of the Company, Antinori (acting as representative and attorney-in-fact for the ASI Shareholders) and Carreker. This Agreement shall also terminate upon the closing of the sale of all or substantially all of the assets of the Company, the consolidation or merger of the Company in which the Company is not the surviving corporation or the liquidation of the Company in accordance with the Texas Business Corporation Act.

                                  VI.  MISCELLANEOUS

     VI.1. NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or
(iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 6.1:

(i)   If to the Company:      The Carreker Group, Inc.
                              14001 North Dallas Parkway, Suite 1100
                              Dallas, Texas 75240
                              Attention: J.D. Carreker, Chief Executive Officer
                              Phone: (972) 458-1981
                              Fax: (972) 458-2567

                              with a copy to:

                              Locke Purnell Rain Harrell
                              (A Professional Corporation)
                              2200 Ross Avenue, Suite 2200

                                   Dallas, Texas 75201
                                   Attention: Russell F. Coleman
                                   Phone: (214) 740-8686
                                   Fax: (214) 740-8800

(ii) If to an ASI Shareholder:     c/o Ronald R. Antinori
                                   238 15th Street, #12
                                   Atlanta, Georgia  30309
                                   Phone:  (404) 876-2762

                                   with a copy to:

                                   Morris, Manning & Martin
                                   A Limited Liability Partnership
                                   3343 Peachtree Road, N.E., Suite 1600
                                   Atlanta, Georgia 30326
                                   Attention: Charles R. Beaudrot, Jr.
                                   Phone: (404) 233-7000
                                   Fax: (404) 365-9532

(iii) If to Carreker:              J.D. Carreker
                                   4321 Overhill
                                   Dallas, Texas 75205
                                   Phone:  (214) 528-8303

                                   with a copy to:

                                   Locke Purnell Rain Harrell
                                   (A Professional Corporation)
                                   2200 Ross Avenue, Suite 2200
                                   Dallas, Texas  75201
                                   Attention: Russell F. Coleman
                                   Phone: (214) 740-8686
                                   Fax: (214) 740-8800

      VI.2. AMENDMENTS. This Agreement, including any attachments, contains the entire agreement and supersedes and replaces all prior agreement by and among the Company and the Shareholders regarding its subject matter. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modification is sought. Notwithstanding the prior sentence, Sections 3.1 and Section 4.1 may be amended by Antinori and Carreker only, without the consent or agreement of any other Shareholder.

      VI.3. SUCCESSORS AND ASSIGNS. Except as provided in Section 3.8, this Agreement will not be assignable by any party without the prior written consent of all other parties.

      VI.4. GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

      VI.5. NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

      VI.6. SEVERABILITY. The parties hereto recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of their interests. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

      VI.7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

      VI.8.  DISPUTE RESOLUTION.

             (a) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

             (b) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

             (c) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas corporation law and Texas contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

             (d) PAYMENT OF COSTS. The parties to the arbitration will each pay an equal share of the initial compensation to be paid to the arbitrator in any such arbitration and of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party or parties, and the arbitrator will be authorized to make such determinations.

             (e) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

             (f) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

             (g) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

             (h) NATURE OF REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

             (i)    EQUITABLE REMEDY.  Notwithstanding the provisions of this
Section 6.8 and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief may not be subject to arbitration and may be brought by the parties in any court that has jurisdiction, and should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.

      VI.9. LEGEND. A legend referring to the restrictions imposed by this Agreement and otherwise complying with Article 2.30 of the Texas Business Corporation Act may be placed upon any certificate issued to evidence Shares.

               [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.


THE CARREKER GROUP, INC.                   SHAREHOLDERS


By:
   ---------------------------             -----------------------------------
   J.D. Carreker                           J.D. Carreker
   Chairman and Chief Executive Officer


                                           -----------------------------------
                                           Name:  Connie Carreker
                                           Spouse of J.D. Carreker


                                           -----------------------------------
                                           Ronald R. Antinori


                                           -----------------------------------
                                           Name: Susan Antinori
                                           Spouse of Ronald R. Antinori

                                           -----------------------------------
                                           Susan Antinori


                                           -----------------------------------
                                           Name: Ronald R. Antinori
                                           Spouse of Susan Antinori


                                           -----------------------------------
                                           Lawrence D. Duckworth


                                           -----------------------------------
                                           Name: Sharon Duckworth
                                           Spouse of Lawrence D. Duckworth


                                           -----------------------------------
                                           Michael Israel

                       EXHIBITS L-1, L-2, L-3, L-4, L-5 AND L-6

                                                                    EXHIBIT L-1

                               THE CARREKER GROUP, INC.
                            1994 LONG TERM INCENTIVE PLAN

                           INCENTIVE STOCK OPTION AGREEMENT
                          (CLASS B NON-VOTING COMMON STOCK)

      This Agreement ("Agreement") is dated this ________ day of January, 1997 by and among The Carreker Group, Inc., a Texas corporation (the "Company") and Lawrence D. Duckworth ("Employee").

      WHEREAS, the Board of Directors of the Company (the "Board") has adopted, and the shareholders of the Company have approved, The Carreker Group, Inc. Amended and Restated 1994 Long Term Incentive Plan (the "Plan");

      WHEREAS, the Plan provides for the granting of incentive stock options by the Compensation Committee of the Board or any successor committee thereto (the "Committee") to officers and key employees of the Company or any subsidiary of the Company and its subsidiaries to purchase shares of the Company's Class B Non-Voting Common Stock, no par value (the "Stock"), in accordance with the terms and provisions thereof; and

      WHEREAS, the Committee considers Employee to be a person who is eligible for a grant of incentive stock options under the Plan, and has determined that it would be in the best interest of the Company to grant the incentive stock option described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Employee, as of the date hereof, an option (the "Option") to purchase 15,720 shares of Stock (the "Option Shares") at a price of $19.07 per share (the "Exercise Price"), representing the Fair Market Value per Share (or, if Employee is the owner of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or its parent or subsidiary corporation, if any, 110% of the Fair Market Value per

Share) as of the Date of Grant as determined by the Committee in accordance with the Plan. The Option is intended by the parties hereto to be, and shall be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

      2. VESTING. The Option shall vest and become exercisable during the two-year period following the date hereof (herein the "Vesting Period") as follows:

           (a) The Option shall be immediately vested and exercisable with respect to one-third (1/3) of the Option Shares on the date hereof;

           (b) The Option shall vest and shall be exercisable with respect to an additional one-third (1/3) of the Option Shares on the first anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof; and

           (c) The Option shall vest and shall be exercisable with respect to the remaining one-third (1/3) of the Option Shares on the second anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed by the Company or one of its subsidiaries during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof.

      3. EXERCISE OF OPTION. The Option, to the extent vested, may be exercised as follows:

           (a) The Employee may exercise the Option with respect to all or any part of the Option Shares then vested by giving the Secretary of the Company written notice (the "Notice") of intent to exercise. The Notice shall specify the number of Option Shares to be exercised (which shall be an amount no less than 50 shares or the number of shares as to which the Option is then exercisable, if less than 50) and the date of the proposed exercise thereof (the "Exercise Date"), which date shall be at least ten (10) but no more than thirty
(30) calendar days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

           (b) Full payment (in U.S. dollars) by the Employee of the Exercise Price shall be made on or before the Exercise Date in cash or certified check.

           (c) On or before the Exercise Date, Employee and his spouse, if any, shall execute and deliver to the Company an agreement restricting the transferability of the Option Shares substantially in the form of Exhibit A attached hereto (the "Right of First Refusal Agreement");

           (d) On the Exercise Date or as soon thereafter as practicable thereafter, the Company shall cause to be delivered to the Employee a certificate or certificates for the Option Shares then being purchased upon full payment for such Option Shares. Such certificate or certificates shall bear a restrictive legend in the form set forth in the Transfer Restriction Agreement. The obligation of the Company to deliver the Option Shares shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

           (e) If Employee fails to pay the Exercise Price by the Exercise Date for any of the Option Shares specified in the Notice or fails to deliver the Transfer Restriction Agreement, the Employee's right to purchase such Option Shares may be terminated by the Company upon written notice to Employee.

      4. TERMINATION OF OPTION. The Option, and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the earliest to occur of the following dates as follows:

           (a) the tenth (10th) anniversary date of the date hereof, or, if Employee is the owner of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or its parent or subsidiary corporation, if any, the fifth (5th) anniversary date of the date hereof (the "Expiration Date");

           (b) in the event Employee's employment with the Company or any subsidiary is terminated, other than by reason of death or Disability (as defined below) or termination for Cause (as defined below), then (i) this Option shall continue to vest and shall be exercisable as though Employee's employment with the Company continued for a period of two (2) years following the date of termination of employment, and (ii) this Option shall terminate and shall no longer be exercisable after the passage of two (2) years from the date of termination of employment, but in no event later than the Expiration Date (and further provided that in the event this Option is exercised following the expiration of three (3) months from the date of termination of employment, the portion of this Option so exercised will be treated as a non-qualified option as required by the Code). In such a case, the Employee's only rights hereunder shall be those which have been properly exercised prior to the termination or earlier expiration of this Option;

           (c) in the event Employee's employment with the Company or any subsidiary is terminated for Cause (as defined below), then no further installments of this Option shall vest or otherwise become exercisable, if such termination occurs during the Vesting Period, and this Option shall terminate and shall no longer be exercisable effective on the date of such termination. For purposes hereof, the term "Cause" shall mean conduct involving one or more of the following as determined by the Committee in its reasonable discretion:
(i) the substantial and continuing failure of the Employee, after notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of the Employee's employment with the Company or any subsidiary; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company or any subsidiary; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any subsidiary; or
(vi) the commission of an act which constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to break a contract with the Company or any subsidiary;

           (d) in the event Employee dies while employed with the Company or any subsidiary, this Option may be exercised, to the extent vested on the date of his death, by the Employee's executor, estate, personal representative or beneficiary, as the case may be, and to whom this Option is transferred by operation of law, at any time within one (1) year after the date of death, but not later than the Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (e) in the event Employee's employment with the Company or any subsidiary is terminated by reason of his Disability (which shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code, or any successor statute), this Option may be exercised, to the extent vested on the date of such Disability, at any time within one (1) year after the date of such Disability, but not later than Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (f) the closing date of any Capital Transaction (as defined in Section 6 hereof); or

           (g) the date the Company gives written notice to Employee of Employee's failure to pay the Exercise Price as provided in Section 3(e) hereof.

      5.   ADJUSTMENT OF AND CHANGES IN STOCK OF THE COMPANY.    In the event of
a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the Exercise Price; PROVIDED HOWEVER, that no such adjustment shall give the Employee any additional benefits under the Option.

      6. CAPITAL TRANSACTIONS. In the event that following the date of this Agreement during the term hereof and prior to the termination of the Option in accordance with Section 4 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section 6, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities, or (d) a distribution of the Company's equity securities to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any successor statute (any such transaction being referred to herein as a "Capital Transaction"), then the Company shall provide Employee with thirty
(30) days advance written notice of such transaction and Employee, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of such Capital Transaction and in addition to the number of Option Shares which Employee shall be entitled to purchase as determined under Section 2 hereof, the number of remaining Option Shares which have not then become vested. The unexercised portion of the Option shall be deemed cancelled and terminated as of the effective date of such transaction.

      7. RIGHTS OF SHAREHOLDER. Neither the Employee nor any heir, personal representative or other person shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

      8. TRANSFERABILITY OF OPTION. During Employee's lifetime, the Option hereunder shall be exercisable only by the Employee or any guardian or legal representative of the Employee, and the Option shall not be transferable except, in case of the death of the Employee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Employee and it shall thereupon become null and void.

      9. EMPLOYMENT NOT AFFECTED. Neither the granting of the Option nor its exercise shall be construed as granting to the Employee any right with respect to continuance of employment. Except as may otherwise be limited by a written agreement between the Company or one of its subsidiaries, as the case may be, and the Employee, the right of the Company (or one of its subsidiaries) to terminate the Employee's employment at any time is specifically reserved.

      10. AMENDMENT OF OPTION. The Option and this Agreement may be amended by the Board or the Committee at any time without the consent of Employee (i) if the Board or the Committee determines, in its sole discretion, that the amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date hereof and by its terms applies to the Option; or (ii) in order to make the adjustments set forth in Section 5 hereof. Other than the matters set forth in the preceding sentence, the consent of Employee shall be required in order to amend any other provision of this Agreement. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the exercisability of the Option at any time.

      11. NOTICES. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at the Company's executive offices. Any notice to the Employee shall be addressed to Employee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

      12. INCORPORATION OF PLAN BY REFERENCE. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

      13. GOVERNING LAW. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas.

      14. CAPITALIZED TERMS. Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

      15. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

      16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof (including but not limited to that certain agreement dated October 24, 1995 between Antinori Software, Inc. and Employee, which is hereby terminated effective as of the date hereof).

      17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      18. GEORGIA SECURITIES ACT. THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT. Employee acknowledges that the foregoing does not preclude the Company from relying on other applicable exemptions from registration under the Georgia Securities Act.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                       THE CARREKER GROUP, INC.


                                       By:
------------------------------             ----------------------------------

                                          Its:
                                              -------------------------------

                                       EMPLOYEE


------------------------------         --------------------------------------
                                       Lawrence D. Duckworth

                                                                   EXHIBIT L-2

                               THE CARREKER GROUP, INC.
                            1994 LONG TERM INCENTIVE PLAN

                           INCENTIVE STOCK OPTION AGREEMENT
                          (CLASS B NON-VOTING COMMON STOCK)

      This Agreement ("Agreement") is dated this ________ day of January, 1997 by and among The Carreker Group, Inc., a Texas corporation (the "Company") and Michael Israel ("Employee").

      WHEREAS, the Board of Directors of the Company (the "Board") has adopted, and the shareholders of the Company have approved, The Carreker Group, Inc. Amended and Restated 1994 Long Term Incentive Plan (the "Plan");

      WHEREAS, the Plan provides for the granting of incentive stock options by the Compensation Committee of the Board or any successor committee thereto (the "Committee") to officers and key employees of the Company or any subsidiary of the Company and its subsidiaries to purchase shares of the Company's Class B Non-Voting Common Stock, no par value (the "Stock"), in accordance with the terms and provisions thereof; and

      WHEREAS, the Committee considers Employee to be a person who is eligible for a grant of incentive stock options under the Plan, and has determined that it would be in the best interest of the Company to grant the incentive stock option described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Employee, as of the date hereof, an option (the "Option") to purchase 15,720 shares of Stock (the "Option Shares") at a price of $19.07 per share (the "Exercise Price"), representing the Fair Market Value per Share (or, if Employee is the owner of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or its parent or subsidiary corporation, if any, 110% of the Fair Market Value per Share) as of the Date of Grant as determined by the Committee in accordance with the Plan. The Option is intended by the parties hereto to be, and shall be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

      2. VESTING. The Option shall vest and become exercisable during the two-year period following the date hereof (herein the "Vesting Period") as follows:

           (a) The Option shall be immediately vested and exercisable with respect to one-third (1/3) of the Option Shares on the date hereof;

           (b) The Option shall vest and shall be exercisable with respect to an additional one-third (1/3) of the Option Shares on the first anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof; and

           (c) The Option shall vest and shall be exercisable with respect to the remaining one-third (1/3) of the Option Shares on the second anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed by the Company or one of its subsidiaries during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof.

      3. EXERCISE OF OPTION. The Option, to the extent vested, may be exercised as follows:

           (a) The Employee may exercise the Option with respect to all or any part of the Option Shares then vested by giving the Secretary of the Company written notice (the "Notice") of intent to exercise. The Notice shall specify the number of Option Shares to be exercised (which shall be an amount no less than 50 shares or the number of shares as to which the Option is then exercisable, if less than 50) and the date of the proposed exercise thereof (the "Exercise Date"), which date shall be at least ten (10) but no more than thirty
(30) calendar days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

           (b) Full payment (in U.S. dollars) by the Employee of the Exercise Price shall be made on or before the Exercise Date in cash or certified check.

           (c) On or before the Exercise Date, Employee and his spouse, if any, shall execute and deliver to the Company an agreement restricting the transferability of the Option Shares substantially in the form of Exhibit A attached hereto (the "Right of First Refusal Agreement");

           (d) On the Exercise Date or as soon thereafter as practicable thereafter, the Company shall cause to be delivered to the Employee a certificate or certificates for the Option Shares then being purchased upon full payment for such Option Shares. Such certificate or certificates shall bear a restrictive legend in the form set forth in the Right of First Refusal Agreement. The obligation of the Company to deliver the Option Shares shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

           (e) If Employee fails to pay the Exercise Price by the Exercise Date for any of the Option Shares specified in the Notice or fails to deliver the Right of First Refusal Agreement, the Employee's right to purchase such Option Shares may be terminated by the Company upon written notice to Employee.

      4. TERMINATION OF OPTION. The Option, and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the earliest to occur of the following dates as follows:

           (a) the tenth (10th) anniversary date of the date hereof, or, if Employee is the owner of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or its parent or subsidiary corporation, if any, the fifth (5th) anniversary date of the date hereof (the "Expiration Date");

           (b) in the event Employee's employment with the Company or any subsidiary is terminated, other than by reason of death or Disability (as defined below) or termination for Cause (as defined below), then (i) this Option shall continue to vest and shall be exercisable as though Employee's employment with the Company continued for a period of two (2) years following the date of termination of employment, and (ii) this Option shall terminate and shall no longer be exercisable after the passage of two (2) years from the date of termination of employment, but in no event later than the Expiration Date
(and further provided that in the event this Option is exercised following the expiration of three (3) months from the date of termination of employment, the portion of this Option so exercised will be treated as a non-qualified option as required by the Code). In such a case, the Employee's only rights hereunder shall be those which have been properly exercised prior to the termination or earlier expiration of this Option;

           (c) in the event Employee's employment with the Company or any subsidiary is terminated for Cause (as defined below), then no further installments of this Option shall vest or otherwise become exercisable, if such termination occurs during the Vesting Period, and this Option shall terminate and shall no longer be exercisable effective on the date of such termination. For purposes hereof, the term "Cause" shall mean conduct involving one or more of the following as determined by the Committee in its reasonable discretion:
(i) the substantial and continuing failure of the Employee, after notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of the Employee's employment with the Company or any subsidiary; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company or any subsidiary; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any subsidiary; or
(vi) the commission of an act which constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to break a contract with the Company or any subsidiary;

           (d) in the event Employee dies while employed with the Company or any subsidiary, this Option may be exercised, to the extent vested on the date of his death, by the Employee's executor, estate, personal representative or beneficiary, as the case may be, and to whom this Option is transferred by operation of law, at any time within one (1) year after the date of death, but not later than the Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (e) in the event Employee's employment with the Company or any subsidiary is terminated by reason of his

Disability (which shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code, or any successor statute), this Option may be exercised, to the extent vested on the date of such Disability, at any time within one (1) year after the date of such Disability, but not later than Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (f) the closing date of any Capital Transaction (as defined in Section 6 hereof); or

           (g) the date the Company gives written notice to Employee of Employee's failure to pay the Exercise Price as provided in Section 3(e) hereof.

      5. ADJUSTMENT OF AND CHANGES IN STOCK OF THE COMPANY. In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the Exercise Price; PROVIDED HOWEVER, that no such adjustment shall give the Employee any additional benefits under the Option.

      6. CAPITAL TRANSACTIONS. In the event that following the date of this Agreement during the term hereof and prior to the termination of the Option in accordance with Section 4 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section 6, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities, or (d) a distribution of the Company's equity securities to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any successor statute (any such transaction being referred to herein as a "Capital Transaction"), then the Company shall provide Employee with thirty
(30) days advance written notice of such transaction and Employee, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of such Capital Transaction and in addition to the number of Option Shares which Employee shall be entitled to purchase as determined under Section 2 hereof, the number of remaining Option Shares which have not then become vested. The unexercised portion of the Option shall be deemed cancelled and terminated as of the effective date of such transaction.

      7. RIGHTS OF SHAREHOLDER. Neither the Employee nor any heir, personal representative or other person shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

      8. TRANSFERABILITY OF OPTION. During Employee's lifetime, the Option hereunder shall be exercisable only by the Employee or any guardian or legal representative of the Employee, and the Option shall not be transferable except, in case of the death of the Employee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Employee and it shall thereupon become null and void.

      9. EMPLOYMENT NOT AFFECTED. Neither the granting of the Option nor its exercise shall be construed as granting to the Employee any right with respect to continuance of employment. Except as may otherwise be limited by a written agreement between the Company or one of its subsidiaries, as the case may be, and the Employee, the right of the Company (or one of its subsidiaries) to terminate the Employee's employment at any time is specifically reserved.

      10. AMENDMENT OF OPTION. The Option and this Agreement may be amended by the Board or the Committee at any time without the consent of Employee (i) if the Board or the Committee determines, in its sole discretion, that the amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date hereof and by its terms applies to the Option; or (ii) in order to make the adjustments set forth in Section 5 hereof. Other than the matters set forth in the preceding sentence, the consent of Employee shall be required in order to amend any other provision of this Agreement. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the exercisability of the Option at any time.

      11. NOTICES. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at the Company's executive offices. Any notice to the Employee shall be addressed to Employee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

      12. INCORPORATION OF PLAN BY REFERENCE. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

      13. GOVERNING LAW. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas.

      14. CAPITALIZED TERMS. Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

      15. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

      16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof (including but not limited to those certain letter agreements dated December 20, 1994 and September 13, 1996 between Antinori Software, Inc. and Employee, which are hereby terminated effective as of the date hereof).

      17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      18. GEORGIA SECURITIES ACT. THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT. Employee acknowledges that the foregoing does not preclude the Company from relying on other applicable exemptions from registration under the Georgia Securities Act.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       THE CARREKER GROUP, INC.


                                       By:
                                           --------------------------------

                                          Its:
                                              -----------------------------

                                       EMPLOYEE


                                       ------------------------------------
                                       Michael Israel

                                                                    Exhibit L-3

                           THE CARREKER GROUP, INC.
                         1994 LONG TERM INCENTIVE PLAN

                        INCENTIVE STOCK OPTION AGREEMENT
                       (CLASS B NON-VOTING COMMON STOCK)

      This Agreement ("Agreement") is dated this __________ day of January, 1997 by and among The Carreker Group, Inc., a Texas corporation (the "Company") and Ruth McCullough ("Employee").

      WHEREAS, the Board of Directors of the Company (the "Board") has adopted, and the shareholders of the Company have approved, The Carreker Group, Inc. Amended and Restated 1994 Long Term Incentive Plan (the "Plan");

      WHEREAS, the Plan provides for the granting of incentive stock options by the Compensation Committee of the Board or any successor committee thereto (the "Committee") to officers and key employees of the Company or any subsidiary of the Company and its subsidiaries to purchase shares of the Company's Class B Non-Voting Common Stock, no par value (the "Stock"), in accordance with the terms and provisions thereof; and

      WHEREAS, the Committee considers Employee to be a person who is eligible for a grant of incentive stock options under the Plan, and has determined that it would be in the best interest of the Company to grant the incentive stock option described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Employee, as of the date hereof, an option (the "Option") to purchase 1,300 shares of Stock (the "Option Shares") at a price of $19.07 per share (the "Exercise Price"), representing the Fair Market Value per Share (or, if Employee is the owner of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or its parent or subsidiary corporation, if any, 110% of the Fair Market Value per Share) as of the Date of Grant as determined by the Committee in accordance with the Plan. The Option is intended by the parties hereto to be, and shall be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

      2. VESTING. The Option shall be immediately vested and exercisable with respect to all of the Option Shares on the date hereof.

      3. EXERCISE OF OPTION. The Option, to the extent vested, may be exercised as follows:

           (a) The Employee may exercise the Option with respect to all or any part of the Option Shares then vested by giving the Secretary of the Company written notice (the "Notice") of intent to exercise. The Notice shall specify the number of Option Shares to be exercised (which shall be an amount no less than 50 shares or the number of shares as to which the Option is then exercisable, if less than 50) and the date of the proposed exercise thereof (the "Exercise Date"), which date shall be at least ten (10) but no more than thirty (30) calendar days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

           (b) Full payment (in U.S. dollars) by the Employee of the Exercise Price shall be made on or before the Exercise Date in cash or certified check.

           (c) On or before the Exercise Date, Employee and his spouse, if any, shall execute and deliver to the Company an agreement restricting the transferability of the Option Shares substantially in the form of Exhibit A attached hereto (the "Right of First Refusal Agreement");

           (d) On the Exercise Date or as soon thereafter as practicable thereafter, the Company shall cause to be delivered to the Employee a certificate or certificates for the Option Shares then being purchased upon full payment for such Option Shares. Such certificate or certificates shall bear a restrictive legend in the form set forth in the Right of First Refusal Agreement. The obligation of the Company to deliver the Option Shares shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

           (e) If Employee fails to pay the Exercise Price by the Exercise Date for any of the Option Shares specified in the Notice or fails to deliver the Right of First Refusal Agreement, the Employee's right to purchase such Option Shares may be terminated by the Company upon written notice to Employee.

      4. TERMINATION OF OPTION. The Option, and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the earliest to occur of the following dates as follows:

           (a) the tenth (10th) anniversary date of the date hereof, or, if Employee is the owner of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or its parent or subsidiary corporation, if any, the fifth (5th) anniversary date of the date hereof (the "Expiration Date");

           (b) in the event Employee's employment with the Company or any subsidiary is terminated, other than by reason of death or Disability (as defined below) or termination for Cause (as defined below), then (i) this Option shall continue to vest and shall be exercisable as though Employee's employment with the Company continued for a period of two (2) years following the date of termination of employment, and (ii) this Option shall terminate and shall no longer be exercisable after the passage of two (2) years from the date of termination of employment, but in no event later than the Expiration Date (and further provided that in the event this Option is exercised following the expiration of three (3) months from the date of termination of employment, the portion of this Option so exercised will be treated as a non-qualified option as required by the Code). In such a case, the Employee's only rights hereunder shall be those which have been properly exercised prior to the termination or earlier expiration of this Option;

           (c) in the event Employee's employment with the Company or any subsidiary is terminated for Cause (as defined below), then no further installments of this Option shall vest or otherwise become exercisable, if such termination occurs during the Vesting Period, and this Option shall terminate and shall no longer be exercisable effective on the date of such termination. For purposes hereof, the term "Cause" shall mean conduct involving one or more of the following as determined by the Committee in its reasonable discretion: (i) the substantial and continuing failure of the Employee, after notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of the Employee's employment with the Company or any subsidiary; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company or any subsidiary; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any subsidiary; or (vi) the commission of an act which constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to break a contract with the Company or any subsidiary;

           (d) in the event Employee dies while employed with the Company or any subsidiary, this Option may be exercised, to the extent vested on the date of his death, by the Employee's executor, estate, personal representative or beneficiary, as the case may be, and to whom this Option is transferred by operation of law, at any time within one (1) year after the date of death, but not later than the Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (e) in the event Employee's employment with the Company or any subsidiary is terminated by reason of his Disability (which shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code, or any successor statute), this Option may be exercised, to the extent vested on the date of such Disability, at any time within one (1) year after the date of such Disability, but not later than Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (f) the closing date of any Capital Transaction (as defined in Section 6 hereof); or

           (g) the date the Company gives written notice to Employee of Employee's failure to pay the Exercise Price as provided in Section 3(e) hereof.

      5.   ADJUSTMENT OF AND CHANGES IN STOCK OF THE COMPANY.    In the event
of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the Exercise Price; PROVIDED HOWEVER, that no such adjustment shall give the Employee any additional benefits under the Option.

      6. CAPITAL TRANSACTIONS. In the event that following the date of this Agreement during the term hereof and prior to the termination of the Option in accordance with Section 4 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section 6, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities, or (d) a distribution of the Company's equity securities to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any successor statute (any such transaction being referred to herein as a "Capital Transaction"), then the Company shall provide Employee with thirty (30) days advance written notice of such transaction and Employee, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of such Capital Transaction and in addition to the number of Option Shares which Employee shall be entitled to purchase as determined under Section 2 hereof, the number of remaining Option Shares which have not then become vested. The unexercised portion of the Option shall be deemed cancelled and terminated as of the effective date of such transaction.

      7. RIGHTS OF SHAREHOLDER. Neither the Employee nor any heir, personal representative or other person shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

      8. TRANSFERABILITY OF OPTION. During Employee's lifetime, the Option hereunder shall be exercisable only by the Employee or any guardian or legal representative of the Employee, and the Option shall not be transferable except, in case of the death of the Employee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the

Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Employee and it shall thereupon become null and void.

      9. EMPLOYMENT NOT AFFECTED. Neither the granting of the Option nor its exercise shall be construed as granting to the Employee any right with respect to continuance of employment. Except as may otherwise be limited by a written agreement between the Company or one of its subsidiaries, as the case may be, and the Employee, the right of the Company (or one of its subsidiaries) to terminate the Employee's employment at any time is specifically reserved.

      10. AMENDMENT OF OPTION. The Option and this Agreement may be amended by the Board or the Committee at any time without the consent of Employee (i) if the Board or the Committee determines, in its sole discretion, that the amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date hereof and by its terms applies to the Option; or (ii) in order to make the adjustments set forth in Section 5 hereof. Other than the matters set forth in the preceding sentence, the consent of Employee shall be required in order to amend any other provision of this Agreement. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the exercisability of the Option at any time.

      11. NOTICES. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at the Company's executive offices. Any notice to the Employee shall be addressed to Employee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

      12. INCORPORATION OF PLAN BY REFERENCE. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

      13. GOVERNING LAW. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas.

      14. CAPITALIZED TERMS. Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

      15. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

      16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof (including but not limited to those certain letter agreements dated December 20, 1994 and September 13, 1996 between Antinori Software, Inc. and Employee, which are hereby terminated effective as of the date hereof).

      17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        THE CARREKER GROUP, INC.


                                        By:
                                           --------------------------------
                                          Its:
                                              -----------------------------


                                        EMPLOYEE


                                        -----------------------------------

                                        Ruth McCullough

                                                                    EXHIBIT L-4

                            THE CARREKER GROUP, INC.
                         1994 LONG TERM INCENTIVE PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                         (CLASS A VOTING COMMON STOCK)

      This Agreement ("Agreement") is dated this _____________ day of January, 1997 by and among The Carreker Group, Inc., a Texas corporation (the "Company") and Frank Basset ("Employee").

      WHEREAS, the Board of Directors of the Company (the "Board") has adopted, and the shareholders of the Company have approved, The Carreker Group, Inc. Amended and Restated 1994 Long Term Incentive Plan (the "Plan");

      WHEREAS, the Plan provides for the granting of non-qualified stock options by the Compensation Committee of the Board or any successor committee thereto (the "Committee") to officers and key employees of the Company or any subsidiary of the Company and its subsidiaries to purchase shares of the Company's Class A Voting Common Stock, no par value (the "Stock"), in accordance with the terms and provisions thereof; and

      WHEREAS, the Committee considers Employee to be a person who is eligible for a grant of non-qualified stock options under the Plan, and has determined that it would be in the best interest of the Company to grant the non-qualified stock option described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Employee, as of the date hereof, an option (the "Option") to purchase 5,146 shares of Stock (the "Option Shares") at a price of $17.53 per share (the "Exercise Price"). The Option is not intended by the parties hereto to be, and shall not be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

      2. VESTING. The Option shall vest and become exercisable during the period commencing on the date hereof and ending on April 1, 1999 (herein the "Vesting Period") as follows:

           (a) The Option shall vest and shall become exercisable with respect to one-third (1/3) of the Option Shares on April 1, 1997, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof;

           (b) The Option shall vest and shall be exercisable with respect to an additional one-third (1/3) of the Option Shares on April 1, 1998, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof; and

           (c) The Option shall vest and shall be exercisable with respect to the remaining one-third (1/3) of the Option Shares on April 1, 1999, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed by the Company or one of its subsidiaries during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof.

      3. EXERCISE OF OPTION. The Option, to the extent vested, may be exercised as follows:

           (a) The Employee may exercise the Option with respect to all or any part of the Option Shares then vested by giving the Secretary of the Company written notice (the "Notice") of intent to exercise. The Notice shall specify the number of Option Shares to be exercised (which shall be an amount no less than 50 shares or the number of shares as to which the Option is then exercisable, if less than 50) and the date of the proposed exercise thereof (the "Exercise Date"), which date shall be at least ten (10) but no more than thirty (30) calendar days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

           (b) Full payment (in U.S. dollars) by the Employee of the Exercise Price shall be made on or before the Exercise Date in cash or certified check.

           (c) On or before the Exercise Date, Employee and his spouse, if any, shall execute and deliver to the Company an agreement restricting the transferability of the Option Shares substantially in the form of Exhibit A attached hereto (the "Right of First Refusal Agreement");

           (d) On the Exercise Date or as soon thereafter as practicable thereafter, the Company shall cause to be delivered to the Employee a certificate or certificates for the Option Shares then being purchased upon full payment for such Option Shares.

Such certificate or certificates shall bear a restrictive legend in the form set forth in the Right of First Refusal Agreement. The obligation of the Company to deliver the Option Shares shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

           (e) If Employee fails to pay the Exercise Price by the Exercise Date for any of the Option Shares specified in the Notice or fails to deliver the Right of First Refusal Agreement, the Employee's right to purchase such Option Shares may be terminated by the Company upon written notice to Employee.

      4. TERMINATION OF OPTION. The Option, and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the earliest to occur of the following dates as follows:

           (a) the tenth (10th) anniversary date of the date hereof (the "Expiration Date");

           (b) the date Employee ceases for any reason to be employed by the Company or one of its subsidiaries, other than by reason of death or Disability (as defined below). For purposes hereof, a transfer of Employee's employment between the Company and any subsidiary of the Company, or between any subsidiaries of the Company, shall not be deemed to be a termination of the Employee's employment.

           (c) in the event Employee dies while employed with the Company or any subsidiary, this Option may be exercised, to the extent vested on the date of his death, by the Employee's executor, estate, personal representative or beneficiary, as the case may be, and to whom this Option is transferred by operation of law, at any time within one (1) year after the date of death, but not later than the Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (d)   in the event Employee's employment with the

Company or any subsidiary is terminated by reason of his Disability (which shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code, or any successor statute), this Option may be exercised, to the extent vested on the date of such Disability, at any time within one (1) year after the date of such Disability, but not later than Expiration Date. Following the expiration of such one-year period, this Option shall terminate;

           (e) the closing date of any Capital Transaction (as defined in Section 6 hereof); or

           (f) the date the Company gives written notice to Employee of Employee's failure to pay the Exercise Price as provided in Section 3(e) hereof.

      5. ADJUSTMENT OF AND CHANGES IN STOCK OF THE COMPANY. In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the Exercise Price; PROVIDED HOWEVER, that no such adjustment shall give the Employee any additional benefits under the Option.

      6. CAPITAL TRANSACTIONS. In the event that following the date of this Agreement during the term hereof and prior to the termination of the Option in accordance with Section 4 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section 6, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities, or (d) a distribution of the Company's equity securities to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any successor statute (any such transaction being referred to herein as a "Capital Transaction"), then the Company shall provide Employee with thirty (30) days advance written notice of such transaction and Employee, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of such

Capital Transaction and in addition to the number of Option Shares which Employee shall be entitled to purchase as determined under Section 2 hereof, the number of remaining Option Shares which have not then become vested. The unexercised portion of the Option shall be deemed cancelled and terminated as of the effective date of such transaction.

      7. RIGHTS OF SHAREHOLDER. Neither the Employee nor any heir, personal representative or other person shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

      8. TRANSFERABILITY OF OPTION. During Employee's lifetime, the Option hereunder shall be exercisable only by the Employee or any guardian or legal representative of the Employee, and the Option shall not be transferable except, in case of the death of the Employee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Employee and it shall thereupon become null and void.

      9. EMPLOYMENT NOT AFFECTED. Neither the granting of the Option nor its exercise shall be construed as granting to the Employee any right with respect to continuance of employment. Except as may otherwise be limited by a written agreement between the Company or one of its subsidiaries, as the case may be, and the Employee, the right of the Company (or one of its subsidiaries) to terminate the Employee's employment at any time is specifically reserved.

      10. AMENDMENT OF OPTION. The Option and this Agreement may be amended by the Board or the Committee at any time without the consent of Employee (i) if the Board or the Committee determines, in its sole discretion, that the amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date hereof and by its terms applies to the Option; or (ii) in order to make the adjustments set forth in Section 5 hereof. Other than the matters set forth in the preceding sentence, the consent of Employee shall be required in order to amend any other provision of this Agreement. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the exercisability of the Option at any time.

      11. NOTICES. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at the Company's executive offices. Any notice to the Employee shall be addressed to Employee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

      12. INCORPORATION OF PLAN BY REFERENCE. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

      13. GOVERNING LAW. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas.

      14. CAPITALIZED TERMS. Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

      15. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

      16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof (including but not limited to that certain agreement dated March 8, 1996 between Antinori Software, Inc. and Employee, which is hereby terminated effective as of the date hereof).

      17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                        THE CARREKER GROUP, INC.


                                        By:
                                           ----------------------------------
                                          Its:
                                              -------------------------------


                                        EMPLOYEE


                                        -------------------------------------
                                        Frank Basset

                                                                    EXHIBIT L-5

                            THE CARREKER GROUP, INC.
                         1994 LONG TERM INCENTIVE PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                       (CLASS B NON-VOTING COMMON STOCK)

      This Agreement ("Agreement") is dated this __________ day of January, 1997 by and among The Carreker Group, Inc., a Texas corporation (the "Company") and Lawrence D. Duckworth ("Employee").

      WHEREAS, the Board of Directors of the Company (the "Board") has adopted, and the shareholders of the Company have approved, The Carreker Group, Inc. Amended and Restated 1994 Long Term Incentive Plan (the "Plan");

      WHEREAS, the Plan provides for the granting of non-qualified stock options by the Compensation Committee of the Board or any successor committee thereto (the "Committee") to officers and key employees of the Company or any subsidiary of the Company and its subsidiaries to purchase shares of the Company's Class B Non-Voting Common Stock, no par value (the "Stock"), in accordance with the terms and provisions thereof; and

      WHEREAS, the Committee considers Employee to be a person who is eligible for a grant of non-qualified stock options under the Plan, and has determined that it would be in the best interest of the Company to grant the non-qualified stock option described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Employee, as of the date hereof, an option (the "Option") to purchase 17,580 shares of Stock (the "Option Shares") at a price of $19.07 per share (the "Exercise Price"). The Option is not intended by the parties hereto to be, and shall not be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

      2. VESTING. The Option shall vest and become exercisable during the two-year period following the date hereof (herein the "Vesting Period") as follows:

           (a) The Option shall be immediately vested and exercisable with respect to one-third (1/3) of the Option Shares on the date hereof;

           (b) The Option shall vest and shall be exercisable with respect to an additional one-third (1/3) of the Option Shares on the first anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof; and

           (c) The Option shall vest and shall be exercisable with respect to the remaining one-third (1/3) of the Option Shares on the second anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed by the Company or one of its subsidiaries during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof.

      3. EXERCISE OF OPTION. The Option, to the extent vested, may be exercised as follows:

           (a) The Employee may exercise the Option with respect to all or any part of the Option Shares then vested by giving the Secretary of the Company written notice (the "Notice") of intent to exercise. The Notice shall specify the number of Option Shares to be exercised (which shall be an amount no less than 50 shares or the number of shares as to which the Option is then exercisable, if less than 50) and the date of the proposed exercise thereof (the "Exercise Date"), which date shall be at least ten (10) but no more than thirty (30) calendar days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

           (b) Full payment (in U.S. dollars) by the Employee of the Exercise Price shall be made on or before the Exercise Date in cash or certified check.

           (c) On or before the Exercise Date, Employee and his spouse, if any, shall execute and deliver to the Company an agreement restricting the transferability of the Option Shares substantially in the form of Exhibit A attached hereto (the "Right of First Refusal Agreement");

           (d) On the Exercise Date or as soon thereafter as practicable thereafter, the Company shall cause to be delivered to the Employee a certificate or certificates for the Option Shares then being purchased upon full payment for such Option Shares. Such certificate or certificates shall bear a restrictive legend in the form set forth in the Right of First Refusal Agreement. The obligation of the Company to deliver the Option Shares shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

           (e) If Employee fails to pay the Exercise Price by the Exercise Date for any of the Option Shares specified in the Notice or fails to deliver the Right of First Refusal Agreement, the Employee's right to purchase such Option Shares may be terminated by the Company upon written notice to Employee.

      4. TERMINATION OF OPTION. The Option, and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the earliest to occur of the following dates as follows:

           (a) the tenth (10th) anniversary date of the date hereof (the "Expiration Date");

           (b) in the event Employee's employment with the Company or any subsidiary is terminated, other than by reason of death or Disability (as defined below) or termination for Cause (as defined below), then (i) this Option shall continue to vest and shall be exercisable as though Employee's employment with the Company continued for a period of two (2) years following the date of termination of employment, and (ii) this Option shall terminate and shall no longer be exercisable after the passage of two (2) years from the date of termination of employment, but in no event later than the Expiration Date. In such a case, the Employee's only rights hereunder shall be those which have been properly exercised prior to the termination or earlier expiration of this Option;

           (c) in the event Employee's employment with the Company or any subsidiary is terminated for Cause (as defined below), then no further installments of this Option shall vest or otherwise become exercisable, if such termination occurs during the Vesting Period, and this Option shall terminate and shall no longer be exercisable effective on the date of such termination. For purposes hereof, the term "Cause" shall mean conduct involving one or more of the following as determined by the Committee in its reasonable discretion: (i) the substantial and continuing failure of the Employee, after notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of the Employee's employment with the Company or any subsidiary; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company or any subsidiary; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any subsidiary; or (vi) the commission of an act which constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to break a contract with the Company or any subsidiary;

           (d) in the event Employee dies while employed with the Company or any subsidiary, this Option may be exercised by the Employee's executor, estate, personal representative or beneficiary, as the case may be, and to whom this Option is transferred by operation of law, at any time within two
(2) years after the date of death, but not later than the Expiration Date. This Option shall continue to vest following the date of death of Employee as though Employee were employed by the Company for a period of two (2) years following the date of death. Following the expiration of such two-year period, this Option shall terminate;

           (e) in the event Employee's employment with the Company or any subsidiary is terminated by reason of his Disability (which shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code, or any successor statute), this Option may be exercised at any time within two (2) years after the date of such Disability, but not later than Expiration Date. This Option shall continue to vest following the date of Disability of Employee as though Employee were employed by the Company for a period of two (2) years following the date of Disability. Following the expiration of such two-year period, this Option shall terminate;

           (f) the closing date of any Capital Transaction (as defined in Section 6 hereof); or

           (g)   the date the Company gives written notice to

Employee of Employee's failure to pay the Exercise Price as provided in
Section 3(e) hereof.

      5. ADJUSTMENT OF AND CHANGES IN STOCK OF THE COMPANY. In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the Exercise Price; PROVIDED HOWEVER, that no such adjustment shall give the Employee any additional benefits under the Option.

      6. CAPITAL TRANSACTIONS. In the event that following the date of this Agreement during the term hereof and prior to the termination of the Option in accordance with Section 4 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section 6, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities, or (d) a distribution of the Company's equity securities to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any successor statute (any such transaction being referred to herein as a "Capital Transaction"), then the Company shall provide Employee with thirty (30) days advance written notice of such transaction and Employee, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of such Capital Transaction and in addition to the number of Option Shares which Employee shall be entitled to purchase as determined under Section 2 hereof, the number of remaining Option Shares which have not then become vested. The unexercised portion of the Option shall be deemed cancelled and terminated as of the effective date of such transaction.

      7. RIGHTS OF SHAREHOLDER. Neither the Employee nor any heir, personal representative or other person shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

      8. TRANSFERABILITY OF OPTION. During Employee's lifetime, the Option hereunder shall be exercisable only by the Employee or any guardian or legal representative of the Employee, and the Option shall not be transferable except, in case of the death of the Employee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Employee and it shall thereupon become null and void.

      9. EMPLOYMENT NOT AFFECTED. Neither the granting of the Option nor its exercise shall be construed as granting to the Employee any right with respect to continuance of employment. Except as may otherwise be limited by a written agreement between the Company or one of its subsidiaries, as the case may be, and the Employee, the right of the Company (or one of its subsidiaries) to terminate the Employee's employment at any time is specifically reserved.

      10. AMENDMENT OF OPTION. The Option and this Agreement may be amended by the Board or the Committee at any time without the consent of Employee (i) if the Board or the Committee determines, in its sole discretion, that the amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date hereof and by its terms applies to the Option; or (ii) in order to make the adjustments set forth in Section 5 hereof. Other than the matters set forth in the preceding sentence, the consent of Employee shall be required in order to amend any other provision of this Agreement. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the exercisability of the Option at any time.

      11. NOTICES. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at the Company's executive offices. Any notice to the Employee shall be addressed to Employee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

      12. INCORPORATION OF PLAN BY REFERENCE. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

      13. GOVERNING LAW. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas.

      14. CAPITALIZED TERMS. Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

      15. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

      16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof (including but not limited to that certain agreement dated October 24, 1995 between Antinori Software, Inc. and Employee, which is hereby terminated effective as of the date hereof).

      17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      18. GEORGIA SECURITIES ACT. THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT. Employee acknowledges that the foregoing does not preclude the Company from relying on other applicable exemptions from registration under the Georgia Securities Act.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        THE CARREKER GROUP, INC.


                                        By:
                                           ---------------------------------
                                          Its:
                                              ------------------------------


                                        EMPLOYEE


                                        ------------------------------------
                                        Lawrence D. Duckworth

                                                                    EXHIBIT L-6

                            THE CARREKER GROUP, INC.
                         1994 LONG TERM INCENTIVE PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                       (CLASS B NON-VOTING COMMON STOCK)

      This Agreement ("Agreement") is dated this ___________ day of January, 1997 by and among The Carreker Group, Inc., a Texas corporation (the "Company") and Michael Israel ("Employee").

      WHEREAS, the Board of Directors of the Company (the "Board") has adopted, and the shareholders of the Company have approved, The Carreker Group, Inc. Amended and Restated 1994 Long Term Incentive Plan (the "Plan");

      WHEREAS, the Plan provides for the granting of non-qualified stock options by the Compensation Committee of the Board or any successor committee thereto (the "Committee") to officers and key employees of the Company or any subsidiary of the Company and its subsidiaries to purchase shares of the Company's Class B Non-Voting Common Stock, no par value (the "Stock"), in accordance with the terms and provisions thereof; and

      WHEREAS, the Committee considers Employee to be a person who is eligible for a grant of non-qualified stock options under the Plan, and has determined that it would be in the best interest of the Company to grant the non-qualified stock option described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Employee, as of the date hereof, an option (the "Option") to purchase 7,380 shares of Stock (the "Option Shares") at a price of $19.07 per share (the "Exercise Price"). The Option is not intended by the parties hereto to be, and shall not be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

      2. VESTING. The Option shall vest and become exercisable during the two-year period following the date hereof (herein the "Vesting Period") as follows:

           (a) The Option shall be immediately vested and exercisable with respect to one-third (1/3) of the Option Shares on the date hereof;

           (b) The Option shall vest and shall be exercisable with respect to an additional one-third (1/3) of the Option Shares on the first anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof; and

           (c) The Option shall vest and shall be exercisable with respect to the remaining one-third (1/3) of the Option Shares on the second anniversary date of this Agreement, provided Employee is employed by the Company or one of its subsidiaries as of such date and has been continuously employed by the Company or one of its subsidiaries during the term of this Agreement, and further provided that the Option has not otherwise terminated in accordance with the terms of Section 4 hereof.

      3. EXERCISE OF OPTION. The Option, to the extent vested, may be exercised as follows:

           (a) The Employee may exercise the Option with respect to all or any part of the Option Shares then vested by giving the Secretary of the Company written notice (the "Notice") of intent to exercise. The Notice shall specify the number of Option Shares to be exercised (which shall be an amount no less than 50 shares or the number of shares as to which the Option is then exercisable, if less than 50) and the date of the proposed exercise thereof (the "Exercise Date"), which date shall be at least ten (10) but no more than thirty (30) calendar days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

           (b) Full payment (in U.S. dollars) by the Employee of the Exercise Price shall be made on or before the Exercise Date in cash or certified check.

           (c) On or before the Exercise Date, Employee and his spouse, if any, shall execute and deliver to the Company an agreement restricting the transferability of the Option Shares substantially in the form of Exhibit A attached hereto (the "Right of First Refusal Agreement");

           (d) On the Exercise Date or as soon thereafter as practicable thereafter, the Company shall cause to be delivered to the Employee a certificate or certificates for the Option Shares then being purchased upon full payment for such Option Shares. Such certificate or certificates shall bear a restrictive legend in the form set forth in the Right of First Refusal Agreement.

The obligation of the Company to deliver the Option Shares shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

           (e) If Employee fails to pay the Exercise Price by the Exercise Date for any of the Option Shares specified in the Notice or fails to deliver the Right of First Refusal Agreement, the Employee's right to purchase such Option Shares may be terminated by the Company upon written notice to Employee.

      4. TERMINATION OF OPTION. The Option, and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on the earliest to occur of the following dates as follows:

           (a) the tenth (10th) anniversary date of the date hereof (the "Expiration Date");

           (b) in the event Employee's employment with the Company or any subsidiary is terminated, other than by reason of death or Disability (as defined below) or termination for Cause (as defined below), then (i) this Option shall continue to vest and shall be exercisable as though Employee's employment with the Company continued for a period of two (2) years following the date of termination of employment, and (ii) this Option shall terminate and shall no longer be exercisable after the passage of two (2) years from the date of termination of employment, but in no event later than the Expiration Date. In such a case, the Employee's only rights hereunder shall be those which have been properly exercised prior to the termination or earlier expiration of this Option;

           (c) in the event Employee's employment with the Company or any subsidiary is terminated for Cause (as defined below), then no further installments of this Option shall vest or otherwise become exercisable, if such termination occurs during the Vesting Period, and this Option shall terminate and shall no longer be exercisable effective on the date of such termination. For purposes hereof, the term "Cause" shall mean conduct involving one or more of the following as determined by the Committee in its reasonable discretion: (i) the substantial and continuing failure of the Employee, after notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of the Employee's employment with the Company or any subsidiary; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company or any subsidiary;
(v) the unauthorized disclosure of any trade secret or confidential information of the Company or any subsidiary; or (vi) the commission of an act which constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to break a contract with the Company or any subsidiary;

           (d) in the event Employee dies while employed with the Company or any subsidiary, this Option may be exercised, by the Employee's executor, estate, personal representative or beneficiary, as the case may be, and to whom this Option is transferred by operation of law, at any time within two
(2) years after the date of death, but not later than the Expiration Date. This Option shall continue to vest following the date of death of Employee as though Employee were employed by the Company for a period of two (2) years following the date of death. Following the expiration of such two-year period, this Option shall terminate;

           (e) in the event Employee's employment with the Company or any subsidiary is terminated by reason of his Disability (which shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code, or any successor statute), this Option may be exercised at any time within two (2) years after the date of such Disability, but not later than Expiration Date. This Option shall continue to vest following the date of Disability of Employee as though Employee were employed by the Company for a period of two (2) years following the date of Disability. Following the expiration of such two-year period, this Option shall terminate;

           (f) the closing date of any Capital Transaction (as defined in Section 6 hereof); or

           (g) the date the Company gives written notice to Employee of Employee's failure to pay the Exercise Price as provided in Section 3(e) hereof.

      5.   ADJUSTMENT OF AND CHANGES IN STOCK OF THE COMPANY.    In the event
of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the Exercise Price; PROVIDED HOWEVER, that no such adjustment shall give the Employee any additional benefits under the Option.

      6. CAPITAL TRANSACTIONS. In the event that following the date of this Agreement during the term hereof and prior to the termination of the Option in accordance with Section 4 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section 6, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other persons or entities, or (d) a distribution of the Company's equity securities to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended, or any successor statute (any such transaction being referred to herein as a "Capital Transaction"), then the Company shall provide Employee with thirty (30) days advance written notice of such transaction and Employee, without the necessity of any further action by the Committee, shall be entitled to purchase, prior to the effective date of such Capital Transaction and in addition to the number of Option Shares which Employee shall be entitled to purchase as determined under Section 2 hereof, the number of remaining Option Shares which have not then become vested. The unexercised portion of the Option shall be deemed cancelled and terminated as of the effective date of such transaction.

      7. RIGHTS OF SHAREHOLDER. Neither the Employee nor any heir, personal representative or other person shall be, or shall have any of the rights and privileges of, a shareholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

      8. TRANSFERABILITY OF OPTION. During Employee's lifetime, the Option hereunder shall be exercisable only by the Employee or any guardian or legal representative of the Employee, and the

Option shall not be transferable except, in case of the death of the Employee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Employee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Employee and it shall thereupon become null and void.

      9. EMPLOYMENT NOT AFFECTED. Neither the granting of the Option nor its exercise shall be construed as granting to the Employee any right with respect to continuance of employment. Except as may otherwise be limited by a written agreement between the Company or one of its subsidiaries, as the case may be, and the Employee, the right of the Company (or one of its subsidiaries) to terminate the Employee's employment at any time is specifically reserved.

      10. AMENDMENT OF OPTION. The Option and this Agreement may be amended by the Board or the Committee at any time without the consent of Employee (i) if the Board or the Committee determines, in its sole discretion, that the amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date hereof and by its terms applies to the Option; or (ii) in order to make the adjustments set forth in Section 5 hereof. Other than the matters set forth in the preceding sentence, the consent of Employee shall be required in order to amend any other provision of this Agreement. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the exercisability of the Option at any time.

      11. NOTICES. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at the Company's executive offices. Any notice to the Employee shall be addressed to Employee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

      12. INCORPORATION OF PLAN BY REFERENCE. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this

Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

      13. GOVERNING LAW. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Texas.

      14. CAPITALIZED TERMS. Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

      15. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

      16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof (including but not limited to those certain letter agreements dated December 20, 1994 and September 13, 1996 between Antinori Software, Inc. and Employee, which are hereby terminated effective as of the date hereof).

      17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      18. GEORGIA SECURITIES ACT. THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT. Employee acknowledges that the foregoing does not preclude the Company from relying on other applicable exemptions from registration under the Georgia Securities Act.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        THE CARREKER GROUP, INC.


                                        By:
                                           ---------------------------------
                                          Its:
                                              ------------------------------


                                        EMPLOYEE


                                        ------------------------------------
                                        Michael Israel

                                      EXHIBIT M

J.D. CARREKER                                EMPLOYEE CONFIDENTIALITY AGREEMENT

The undersigned employee (the "Employee") of J. D. Carreker and Associates, Inc. (the "Company") as a condition of employment or continued employment, enters into this Agreement with the Company for the acknowledged purpose of protecting the Company against acts by the undersigned or others that would adversely affect the best interests of the Company or its customers or the ability of the Employee to carry on a satisfying professional relationship with J. D. Carreker and Associates, Inc. To that end, this Agreement identifies basic obligations which are binding during the Employee's term of employment with the Company and, where applicable, beyond the termination of such employment.

BASIC OBLIGATION

The Employee accepts the following obligations:

a. Employee will perform assigned duties and abide by the published and unpublished policies of the Company.
b. Employee understands and acknowledges that J. D. Carreker and Associates, Inc., in its business activities, has developed and uses commercially valuable technical and nontechnical information, and to guard the legitimate interest of the company, it is necessary for the Company to protect certain of the information as confidential.
c. In consideration of employment or continued employment by Company and as a material inducement to the Company to pay Employee compensation for services, Employee agrees that confidential information of a special and unique nature and value relating to such matters as J. D. Carreker and Associates, Inc.'s trade secrets, computer programs, system documentation manuals, confidential reports and other proprietary materials is regarded by the Company as exceptionally valuable and that its use and disclosure must be carefully and continuously controlled. The Employee agrees to deliver all such items in Employee's possession to the Company at any time during employment and will do so upon termination of employment.
d. Employee will never, without Company's prior written consent, disclose to or use for the benefit of any person, corporation or other entity, any files, trade secrets or other confidential information concerning the business, clients, methods, operations, financing, services or any trade secret or confidential information of J. D. Carreker and Associates, Inc.

CONFIDENTIAL INFORMATION

Trade secrets and confidential information shall mean all information pertaining to the prior, current, or contracted business of the Company or any other information not known to the general public.

Without limitation, Employee agrees that the following constitutes trade secret and proprietary information:

a. All information pertaining to any customer of the Company, concerning prior, current or future research or development activities.
b. All information which the Employee has reasonable basis to know was accepted by the Company from any third party under any obligation of confidentiality.
c. All computer programs, system documentation, manuals and other materials or technical know-how developed, owned or used by the Company.

INVENTIONS - COPYRIGHTS

Employee assigned to Company, Employee's entire right, title and interest in any and all inventions, improvements, discoveries, processes, programs, systems, writings or ideas, whether or not subject to copyright, patent or trademark protections which was (or, in the future, may be) conceived, developed, discovered or made while in the employ of Company (whether or not during regular hours of work or on the Company's promises), which relates in any manner or is capable of being used in the existing or contemplated business of the Company. Employee shall fully disclose same to the President of the Company, instruments which Company shall deem necessary to apply for or obtain ownership rights or protection for Company's interest therein.

POTENTIAL CONFLICTS OF INTEREST

a. Hold an interest in (as owner, stockholder, partner, lender, or other investor, director, officer, contractor or consultant) any business activity that is competitive with the existing or contemplated business of the Company or which will interfere with the Employee's ability to perform assigned duties for the Company.
b. Solicit for Employee's own benefit or organization, other than on behalf of the Company, the employment or services of any Company employee.
c. Solicit for Employee's own benefit or organization, any employee of a customer of J. D. Carreker and Associates, Inc.
d. Solicit for Employee's own benefit or organization, any business or customer of Company or any contemplated business or potential customer of the Company.

Additionally, Employee agrees to inform Company of any interest of Employee (as owner, stockholder, partner, investor, officer, director or otherwise) in any business from which the Company buys or obtains services or products or sells services or provides products. This Agreement shall not apply to the ownership of an Employee of less than one percent (1%) of the outstanding securities of any class of corporations that are listed on a National Securities Exchange or traded over-the-counter.

GENERAL

The Employee recognizes that the Company would be irreparably damaged by violation of the Agreement, and this Agreement shall be governed and construed by the laws of the State of Texas and shall be binding on Employee. It is agreed that this Agreement may be modified or amended only by a written instrument executed by the Company and Employee.

The Employee understands that this Agreement shall be effective when signed by both Company and Employee.

ACCEPTED AND AGREED



/s/ J.D. Carreker                       /s/ J.D. Carreker
-------------------------------         -----------------------------------
Employee                                J. D. Carreker and Associates, Inc.

Date 1/31/97                            Date 1/31/97
     --------------------------              ------------------------------